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ALEXION PHARMACEUTICALS, INC.
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100 College Street
New Haven, Connecticut 06510
March 31, 2017
Dear Fellow Shareholder:
You are cordially invited to attend Alexion's 2017 Annual Meeting of Shareholders on Wednesday, May 10, 2017, at The Study at Yale, 1157 Chapel Street, New, Haven, CT 06511, at 5:30 p.m. local time.
We are once again using the "Notice and Access" method of providing proxy materials to you via the Internet. We are mailing to you a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials and 2016 annual report.  Notice and Access provides a convenient way for you to access Alexion's proxy materials and vote your shares on the Internet, and also allows us to reduce costs and conserve resources. The Notice includes instructions on how to access our proxy statement and our 2016 annual report and how to vote your shares. The Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2016 annual report, if you prefer.
Our proxy statement describes the business to be considered at the meeting. Whether or not you plan to be with us, your vote is extremely important. I urge you to vote your shares and be represented at the meeting. If you are viewing the proxy statement on the Internet, you may submit your proxy electronically via the Internet by following the instructions on the Notice and the instructions listed on the Internet site. If you have received a paper copy of the proxy statement and proxy card, you may submit your proxy by completing and mailing the proxy card enclosed with the proxy statement, or you may submit your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.
On behalf of Alexion, I thank you for supporting Alexion's mission of transforming patients' lives. I hope you can attend our annual meeting and look forward to seeing you there.
Very truly yours,
Ludwig N. Hantson, Ph.D.
Chief Executive Officer

100 College Street
New Haven, Connecticut 06510
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 10, 2017
Alexion's 2017 Annual Meeting of Shareholders will be held on Wednesday, May 10, 2017, at The Study at Yale, 1157 Chapel Street, New, Haven, CT 06511, at 5:30 p.m. local time. This year, we are asking shareholders:

(1)	To elect ten members of the Board of Directors named in the proxy statement, each to serve until the next Annual Meeting and until his or her successor has been duly elected and qualified.

(2)	To approve Alexion's 2017 Incentive Plan.

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as Alexion's independent registered public accounting firm.

(4)	To consider a non-binding advisory vote on 2016 compensation paid to Alexion's named executive officers.

(5)	To vote upon the frequency of the non-binding advisory vote on annual compensation paid to Alexion's named executive officers.

(6)	To vote upon a shareholder proposal, if properly presented at the 2017 Annual Meeting, requiring confidential voting on executive compensation matters.

(7)	To transact such other business as may properly come before the 2017 Annual Meeting or any adjournment thereof.
Shareholders of record at the close of business on March 14, 2017 will be entitled to notice of and to vote at the 2017 Annual Meeting or any adjournment of the meeting.
Whether or not you plan to attend the 2017 Annual Meeting, please vote by voting on the Internet, completing and returning a proxy card, or voting by phone at your earliest convenience so that your shares may be represented at the meeting. Alexion will begin mailing its Notice of Internet Availability of Proxy Materials to shareholders on March 31, 2017.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 10, 2017:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders, Proxy Statement and the 2016 Annual Report and the means to vote by Internet are available free of charge at: www.proxyvote.com.

March 31, 2017
Michael V. Greco
Senior Vice President of Law and Corporate Secretary

ALEXION PHARMACEUTICALS, INC. PROXY STATEMENT

Proxy Summary
The summary below highlights information that is described in more detail elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and we urge you to read the entire proxy statement carefully before voting.
General Information (see “General Information” on page 5 for more information)

Date:	Wednesday, May 10, 2017
Time:	5:30 p.m. local time
Place:	The Study at Yale, 1157 Chapel Street, New Haven, CT 06511
Record Date:	March 14, 2017

Voting Matters and Vote Recommendation

Voting Matter		Board Recommendation	Page Number for More Detail
Proposal 1	Election of Directors	FOR ALL Nominees	9
Proposal 2	Approval of 2017 Incentive Plan	FOR	67
Proposal 3	Ratification of PricewaterhouseCoopers as Independent Auditors	FOR	76
Proposal 4	Non-binding Advisory Vote to Approve Executive Compensation	FOR	77
Proposal 5	Non-binding Advisory Vote on the Frequency of the Vote on Executive Compensation	EVERY YEAR	78
Proposal 6	Shareholder Proposal	AGAINST	79

Corporate Governance
We strive to maintain strong corporate governance practices that protect and enhance accountability for the benefit of Alexion and all of Alexion's shareholders. We regularly review and continually refine our governance policies to align with evolving practices and issues raised by our shareholders. We believe that our corporate governance structure, with its strong emphasis on Board independence, a lead independent director and strong Board and committee involvement, provides sound and robust oversight of management. Detailed information about our corporate governance practices begins on page 19. The following chart summarizes key information regarding our corporate governance.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	1

Board and Board Committees*
Number of independent directors	9
Average age of directors	63.9
All Board Committees consist of independent directors	Yes
Risk oversight by Board and Committees	Yes
Separate Risk Committee	Yes
Separate Chairman and CEO	Yes
Lead Independent Director	Yes
Regular executive sessions of independent directors	Yes
Annual Board and Committee evaluations	Yes
Size of the Board	11
Average director tenure (in years)	7.9
Shareholder Rights, Accountability and Other Governance Practices
Annual elections for all directors	Yes
Majority voting for directors	Yes
Proxy access bylaw (3%-3 years)	Yes
Annual advisory vote on executive compensation	Yes
Stockholder Ability to call special meetings (25% threshold)	Yes
Stockholder ability to act by written consent	Yes
Stock ownership guidelines for directors and executives	Yes
Prohibition from hedging and pledging securities or otherwise engaging in derivative transactions	Yes
Absence of Rights Plan, or “Poison Pill”	Yes
Absence of supermajority voting provisions	Yes
*The information in the table above is presented for the Board of Directors as of March 31, 2017. Dr. Bell will retire from the Board at the end of his term at the 2017 Annual Meeting. If all nominees are elected to the Board: the Board will have 10 directors, 9 of whom are independent, with average tenure of 6.2 years and average age of 64.4 years. The Board expects to appoint Mr. Brennan Chairman of the Board, subject to his reelection at the 2017 Annual Meeting, and Mr. Norby will no longer serve as lead independent director.

Our Director Nominees
Proposal 1 - Election of Directors
You are being asked to vote on the election of the following ten nominees for director. All directors are elected annually by the affirmative vote of a majority of votes cast. Detailed information about each director’s background, skill sets and areas of expertise can be found beginning on page 9.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	2

Nominee, Experience	Age	Director Since	Committees						Other Public Boards
			AF	LC	NG	QC	SI	SR
Felix Baker Co-Managing Member of Baker Bros. Advisors	48	2015				X	C	X	2
David R. Brennan Former Interim Chief Executive Officer, Former Chief Executive Officer of AstraZeneca PLC	63	2014				X	X	X	2
M. Michele Burns Former Chief Executive Officer , Retirement Policy Center, Marsh & McLennan Companies Inc.	59	2014		X	X			C	4
Christopher J. Coughlin Former Executive Vice President and Chief Financial Officer, Tyco	64	2014	C, F		X	X			2
Ludwig N. Hantson Chief Executive Officer	54	2017							_
John T. Mollen Former Executive Vice President, Human Resources of EMC Corp.	66	2014	X	C	X				_
R. Douglas Norby Retired Chief Financial Officer of Tessera Technologies, Inc.	81	1999	X, F	X	X				1
Alvin S. Parven Former Vice President at Aetna Health Plans	76	1999	X	X	X				_
Andreas Rummelt Chief Executive Officer of InterPharmaLink AG and former Group Head,Quality Assurance and Technical Operations of Novartis	60	2010				C	X	X	_
Ann M. Veneman Former Executive Director of UNICEF and former Secretary of U.S. Department of Agriculture	67	2010			C	X		X	1
AF - Audit and Finance Committee; LC - Leadership and Compensation Committee; NG - Nominating and Corporate Governance Committee; QC - Quality Compliance Committee; SI - Science and Innovation Committee; SR - Strategy and Risk Committee
X - Committee Member; C - Committee Chair; F - Financial Expert

Incentive Plan
Proposal 2 - Approval of Alexion's 2017 Incentive Plan
You are being asked to vote to approve Alexion's 2017 Incentive Plan. Detailed information about this proposal can be found beginning on page 67.
Our Auditors
Proposal 3 - Ratification of PricewaterhouseCoopers as independent auditors
You are being asked to vote to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017. Below is summary information about PricewaterhouseCoopers LLP’s fees for services provided in 2016 and 2015. Detailed information about this proposal can be found beginning on page 76.

Fees	2016	2015
Audit fees	$5,433,482	$4,238,635
Audit related fees	$—	$—
Tax fees	$305,019	$346,624
All other fees	$9,000	$11,996
Total fees	$5,747,501	$4,597,255

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	3

Executive Compensation Matters
Proposal 4 - Non-Binding Advisory Vote on Executive Compensation
Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the 2016 compensation paid to Alexion’s named executive officers (NEOs) as described in this proxy statement. Detailed information about the compensation paid to our NEOs can be found beginning on page 77. Highlights of our compensation program for 2016 and our compensation best practices follow.

Pay-for-Performance
Compensation tied to the achievement of the Company’s short- and long-term financial, operational and strategic objectives
We set rigorous goals and hold our NEOs accountable for results as evidenced by our below target payout of 2016 annual cash incentive awards and forfeiture of 80% of 2016 performance stock unit (PSU) awards

Less discretion was exercised in making 2016 annual cash bonus determinations than in prior years and the maximum bonus opportunity was reduced - see page 25
In 2017, the majority of the long-term incentive mix will consist of PSUs and stock options will make up a smaller portion of the overall long-term incentive grant - see page 25
Other Compensation Best Practices
Clawback policy under which cash and equity-based incentive compensation of our CEO and his direct reports may be recovered by Alexion in the event of a financial restatement
All employees, including the NEOs, are prohibited from entering into any hedging, pledging or derivative transactions in our stock
Equity incentive plan prohibits the repricing or exchange of stock options without shareholder approval
The Leadership and Compensation Committee regularly reviews share utilization levels and Alexion's burn rate
We provide limited perquisites to executives, and these perquisites are also available to certain other employees
NEOs are expected to acquire and hold Alexion stock worth three to six times their base salary within five years of appointment
Long-term incentive awards granted in 2016 provide for accelerated vesting only if the executive's employment is terminated without cause or resigns for “good reason” in connection with or during a specified period following a change of control of the Company

No Alexion employment agreement includes a 280G tax gross-up
The Leadership and Compensation Committee retains an independent compensation consultant

Proposal 5 - Frequency of Non-Binding Advisory Vote on Executive Compensation
Our Board of Directors recommends that shareholders vote in favor of holding future shareholder advisory votes on executive compensation every year, on an advisory basis. Detailed information about the proposal and the Board's recommendation can be found beginning on page 78.
Shareholder Proposal
Proposal 6 - Shareholder Proposal
Our Board of Directors recommends that shareholders vote against the shareholder proposal. Detailed information about the proposal and the Board’s recommendation can be found beginning on page 79.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	4

General Information Regarding the Meeting
The Board of Directors of Alexion Pharmaceuticals, Inc. is soliciting your proxy to vote at our 2017 Annual Meeting of Shareholders (Annual Meeting) to be held at 5:30 p.m. local time, on Wednesday, May 10, 2017 for the purposes summarized in the accompanying Notice of 2017 Annual Meeting of Shareholders. Our 2016 Annual Report is also available with this proxy statement.
References in this proxy statement to “Alexion” or the “Company,” “we,” “us,” and “our” refer to Alexion Pharmaceuticals, Inc.
The mailing address of our principal executive offices is Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, CT 06510. We will begin mailing the Notice of Internet Availability of Proxy Materials to shareholders on March 31, 2017. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of shares and will reimburse them for their expenses in so doing.
Why are we soliciting proxies?
We are furnishing this proxy statement and form of proxy to the holders of Alexion's common stock, par value $0.0001 per share, in connection with the solicitation by our Board of Directors of proxies for use at our 2017 Annual Meeting.
When and where is the 2017 Annual Meeting?
The 2017 Annual Meeting will be held on Wednesday, May 10, 2017, at The Study at Yale, 1157 Chapel Street, New Haven, CT 06511, at 5:30 p.m. local time, or at any future date and time following an adjournment or postponement of the meeting.
What business will be conducted at the 2017 Annual Meeting?
The business to be considered at the 2017 Annual Meeting is described in the accompanying Notice of Annual Meeting of Shareholders. Alexion's Board of Directors is not currently aware of any other business that will come before the meeting.
Who can vote?
The record date for voting is March 14, 2017. Only shareholders of record at the close of business on March 14, 2017 are entitled to notice of and to vote at the 2017 Annual Meeting and any adjournment or postponement of the meeting. On March 14, 2017, there were 225,149,098 shares of our common stock outstanding. Each share is entitled to one vote on each of the matters to be presented at the 2017 Annual Meeting.
Who can attend the 2017 Annual Meeting?
Attendance at the 2017 Annual Meeting will be limited to record or beneficial owners of Alexion common stock as of March 14, 2017 (or their authorized representatives). When you arrive at the meeting, you must present photo identification, such as a driver's license. If your shares are held by a bank, broker or other nominee, you must also present your bank or broker statement evidencing your beneficial ownership of Alexion common stock to gain admission to the 2017 Annual Meeting. Alexion reserves the right to deny admittance to anyone who cannot show sufficient proof of share ownership as of March 14, 2017.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	5

Why did I receive a "Notice of Internet Availability of Proxy Materials" but no proxy materials?
We are distributing our proxy materials to certain shareholders via the Internet under the “Notice and Access” approach permitted by rules of the Securities and Exchange Commission, or SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On March 31, 2017, we will begin mailing a “Notice of Internet Availability of Proxy Materials” to participating shareholders, containing instructions on how to access the proxy materials on the Internet.
What does it mean if I receive more than one Notice of Annual Meeting of Shareholders?
If you receive more than one Notice of Annual Meeting of Shareholders, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice of Annual Meeting of Shareholders to ensure that all of your shares are voted.
Can I access the proxy materials on the Internet?
This Notice of Annual Meeting of Shareholders and proxy statement and our 2016 Annual Report are available at www.proxyvote.com. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an email that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.
How do I vote?
Whether or not you plan to attend the 2017 Annual Meeting, it is important that you vote.
If you own shares in your own name (a record owner), you can vote any one of four ways:

■	By Internet: Go to the Internet website – www.proxyvote.com – and follow the instructions. You must vote by 11:59 P.M. Eastern on May 9, 2017.

■
By Telephone: Call the toll-free number 800-690-6903 to vote by telephone. You must follow the instructions on your proxy card and the recorded telephone instructions. You must vote by 11:59 P.M. Eastern on May 9, 2017.

■
By Mail: Mark, sign and date the proxy card and return it promptly in the self-addressed, stamped envelope. If a proxy card is signed and returned without instructions, your shares will be voted in the manner recommended by our Board of Directors. Your proxy card must be received by May 9, 2017.

■	In Person: You can attend the 2017 Annual Meeting to vote by ballot.
If your shares are held in a brokerage account in your broker's name, you will receive voting instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Internet and telephone voting also will be offered to shareholders owning shares through most banks and brokers.
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, you should not mail a proxy card.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	6

How can I change or revoke my vote?
You may revoke the authority granted by your execution of a proxy at any time prior to the 2017 Annual Meeting by:

■	filing a timely written notice of revocation with the Corporate Secretary, Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, CT 06510;

■	mailing a duly executed proxy bearing a later date;

■	re-voting by phone or the Internet prior to the date and time described in this proxy statement; or

■	voting in person at the 2017 Annual Meeting.
Only your latest vote will be counted.
What constitutes a quorum?
The holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy to constitute a quorum at the 2017 Annual Meeting. Abstentions and "broker non-votes" will be counted for purposes of determining the presence or absence of a quorum.
What vote is required for each proposal?

		Board's Recommendation	Broker Discretionary Voting Allowed	Abstentions	Required Vote
Proposal 1	Election of Directors	FOR ALL Nominees	No	No effect	Majority of votes cast
Proposal 2	2017 Incentive Plan	FOR	No	No effect	Majority of votes cast
Proposal 3	Ratification of PricewaterhouseCoopers as independent auditors	FOR	Yes	No effect	Majority of votes cast
Proposal 4	Non-binding Advisory Vote on Executive Compensation	FOR	No	No effect	Majority of votes cast
Proposal 5	Frequency of Non-binding Advisory Vote on Executive Compensation	FOR AN ADVISORY VOTE EVERY YEAR	No	No effect	Highest number of votes
Shareholder Proposal
Proposal 6	Executive Pay Confidential Voting	AGAINST	No	No effect	Majority of votes cast

How do I make sure my vote will be counted?
If you are a record holder you must vote by telephone, by Internet, by signing, dating and returning a printed proxy card, or by attending the 2017 Annual Meeting.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	7

If you are the beneficial owner of shares held in "street name," your bank, broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If instructions are not provided, the broker's ability to vote the shares depends on the proposal. Your bank, broker or other nominee has discretionary authority to vote your shares on "routine" matters, even absent instructions. A broker may not, however, vote on "non-routine" matters without receiving specific voting instructions from you. Uninstructed shares whose votes cannot be counted on non-routine matters result in what are commonly referred to as "broker non-votes."
If you do not give your broker voting instructions, your broker (1) will be entitled to vote your shares on the ratification of our independent accounting firm and (2) will not be entitled to vote your shares on the election of directors, the 2017 Incentive Plan, the advisory vote on executive compensation, the advisory vote on the frequency of say-on-pay, or the shareholder proposal.
We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted on all of these important matters.
Who solicits proxies and bears the costs of solicitation?
Proxies may be solicited, without extra compensation, by officers, agents and employees of Alexion who may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be paid for by Alexion.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	8

Proposal No. 1 – Election Of Directors
Ten directors have been nominated for election at the 2017 Annual Meeting to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. In the event any of the nominees are unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board to replace the nominee. All nominees have consented to be named in the proxy statement and have indicated their intent to serve if elected. The Board has no reason to believe that any of the nominees will be unable to serve. Alexion's directors are elected by majority vote in uncontested director elections, such as this one. The voting standard for contested director elections is a plurality standard. The majority voting standard provides that a nominee for director in an uncontested election will be elected to Alexion's Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In an uncontested election, an incumbent director nominee who does not receive the required votes for re-election is required to tender his or her resignation and the Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation. Within 90 days following certification of the election results, the Board will act on the committee's recommendation and publicly disclose the Board's decision regarding the tendered resignation, including the rationale for the decision.
The number of candidates for election as directors at the 2017 Annual Meeting is the same as the number of directors to be elected at the meeting. Therefore, this is an uncontested election and directors will be elected by the affirmative vote of a majority of the votes cast by the shares present or represented and entitled to vote at the 2017 Annual Meeting, in person or by proxy.
THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 – ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF ALEXION AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	9

General Information About The Board Of Directors
Each director nominee, if elected, will serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified. Each officer of the Company serves at the discretion of the Board.
On March 27, 2017, Alexion announced the appointment of Dr. Ludwig Hantson as Chief Executive Officer and a director, effective immediately. Dr. Hantson is a director nominee for election at the Annual Meeting. In connection with Dr. Hantson’s appointment, Alexion entered into an employment agreement with Dr. Hantson.
Upon Dr. Hantson's appointment as CEO, Mr. Brennan resigned as Interim CEO and his employment agreement with the Company terminated. Mr. Brennan served as Interim CEO of the Company from December 11, 2016 through March 27, 2017. Following his resignation as Interim CEO, the Board determined that Mr. Brennan is an independent director.
The Board seeks independent directors who represent a range of viewpoints, backgrounds, skills, experience and expertise. Directors should possess the attributes necessary to be an effective member of the Board, including the following: personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Alexion and its shareholders. In evaluating candidates, the Nominating and Corporate Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Corporate Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.
The current Alexion directors represent a desirable range of viewpoints, backgrounds, skills, experience and expertise. The biography of each director nominee and a description of certain specific experiences, qualifications, attributes and skills of each director that led the Board to conclude that the individual should serve as a director are described below.
On March 2, 2017, Dr. Leonard Bell notified the Board that he would not stand for re-election and would retire from the Board at the 2017 Annual Meeting. Dr. Bell's consulting agreement with Alexion expired on March 31, 2017.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	10

Felix J. Baker, Ph.D.
Age: 48
Dr. Baker is Co-Managing Member of Baker Bros. Advisors LP, an investment advisor focused on investments in life science and biotechnology companies. Dr. Baker and his brother, Julian Baker, started their fund management careers in 1994 when they co-founded a biotechnology investing partnership with the Tisch Family. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school.

Alexion Director Since: 2015
Committee Memberships: Quality Compliance, Science and Innovation (Chair), Strategy and Risk
Other Public Company Directorships
Current: Genomic Health, Inc., Seattle Genetics, Inc.
Past 5 Years: Synageva BioPharma Corp., Ardea Bioscience, Inc.

Qualifications
■ Broad experience serving as both a director and investor of biotechnology companies providing a strategic perspective of the industry
■ Extensive experience evaluating and developing strategic business plans and transactions in the biotechnology industry

David R. Brennan
Age: 63
Mr. Brennan served as Interim Chief Executive Officer of Alexion from December 11, 2016 to March 27, 2017. From 2006 to 2012 he was Chief Executive Officer and Executive Director of AstraZeneca PLC, one of the world’s largest pharmaceutical companies. Mr. Brennan worked for AstraZeneca in increasing roles of responsibility from 1992 through 2012, including as Executive Vice President of North America from 2001 to 2006, and as Senior Vice President of Commercialization and Portfolio Management from 1999 to 2001. Prior to the merger of Astra AB and Zeneca Plc, he served as Senior Vice President of Business Planning and Development of Astra Pharmaceuticals LP, the American subsidiary of Astra AB. Mr. Brennan began his career at Merck and Co. Inc., where he rose from Sales Representative in the U.S. Division to General Manager of Chibret International, a French subsidiary of Merck. He received a BA in business administration from Gettysburg College, where he is a member of the Board of Trustees.

Alexion Director Since: 2014
Committee Memberships: Quality Compliance, Science and Innovation, Strategy and Risk
Other Public Company Directorships
Current: Innocoll Holdings plc, Insmed Incorporated
Past 5 Years: AstraZeneca plc, Reed Elsevier plc

Qualifications
■ Extensive experience as an executive leader in the pharmaceutical industry, serving as chief executive officer of one of the largest multinational pharmaceutical companies in the world
■ Significant industry and regulatory knowledge from a more than 39 year career in the pharmaceutical industry and serving as a director on multiple public company and industry trade group boards
■ Extensive experience evaluating and developing complex strategic business plans
■ Brings valued operational perspectives to the Board on matters of talent recruiting and development, executive compensation, benefits and leadership
■ Extensive global and M&A experience

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	11

M. Michele Burns
Age: 59
From 2006 to 2012, Ms. Burns served as the Chairwoman and Chief Executive Officer of Mercer LLC, a subsidiary of Marsh & McLennan Companies, Inc. (MMC), a global professional services and consulting firm. She currently serves as Center Fellow and Strategic Advisor, Stanford University Center on Longevity. She served in senior executive roles with MMC, including as Chief Executive Officer, Retirement Policy Center sponsored by MMC from 2012 to 2014, Chief Executive Officer of Mercer from 2006 to 2012, and Executive Vice President and Chief Financial Officer of MMC in 2006. From 2004 to 2006, Ms. Burns served as Executive Vice President, Chief Financial and Chief Restructuring Officer for Mirant Corporation. From 1999 to 2004 she worked in increasing roles of responsibility at Delta Air Lines, serving as Executive Vice President and Chief Financial Officer of Delta from 2000 to 2004. Michele began her career with Arthur Andersen, and over an 18-year tenure rose to Senior Partner, leading Andersen's Southern Region Federal Tax Practice, heading its U.S. Healthcare Tax Practice and its Southeastern Region Financial Services Tax Practice, and serving on its Global Advisory Council. Ms. Burns also serves on the Executive Board and as Treasurer of the Elton John Aids Foundation. She received a BBA in business administration and a Master of Accountancy from the University of Georgia.

Alexion Director Since: 2014
Committee Memberships: Leadership and Compensation, Nominating and Corporate Governance, Strategy and Risk (Chair)
Other Public Company Directorships
Current: The Goldman Sachs Group, Cisco Systems, Inc., Etsy, Inc., AB InBev
Past 5 Years: Wal-Mart Stores, Inc.

Qualifications
■ Extensive experience and expertise in executive management, human resources, finance, strategy and operations of global organizations
■ Broad experience serving on public company and non-profit boards provides valued perspective on corporate governance, executive compensation and strategic matters
■ Extensive experience in financial accounting and reporting

Christopher J. Coughlin
Age: 64
Mr. Coughlin served as Advisor to the Chairman and CEO of Tyco International Ltd., a global provider of diversified products, services and industries, from 2010 to 2012, and as Executive Vice President and Chief Financial Officer of Tyco from 2005 to 2010, during a period of significant international growth and restructuring. Mr. Coughlin previously served at the Interpublic Group of Companies, Inc. as Executive Vice President, Chief Operating Officer from 2003 to 2004. From 1998 to 2003, he served as Executive Vice President and Chief Financial Officer of Pharmacia Corporation. From 1997 to1998 he was President, International at Nabisco Group Holdings and from 1996 to 1997 was Executive Vice President and Chief Financial Officer of Nabisco. From 1981 to 1996, Mr. Coughlin held various positions with Sterling Winthrop Incorporated, including Chief Financial Officer. Mr. Coughlin received a BS in accounting from Boston College.

Alexion Director Since: 2014
Committee Memberships: Audit and Finance (Chair), Nominating and Corporate Governance, Quality Compliance
Other Public Company Directorships
Current: Allergan plc, Dun & Bradstreet Corp.
Past 5 Years: Covidien Ltd., Dipexium Pharmaceuticals, Forest Laboratories, Hologic Inc.

Qualifications
■ Extensive experience in complex financial and accounting matters, including public accounting and reporting
■ Extensive experience evaluating and developing strategic goals for global organizations
■ Broad experience serving on public international and domestic company boards provides valued perspective on corporate governance and financial matters

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	12

Ludwig N. Hantson
Age: 54
Dr. Hantson became Chief Executive Officer of Alexion on March 27, 2017. Prior to joining Alexion, Dr. Hantson was President and Chief Executive Officer of Baxalta Incorporated. He led Baxalta’s successful spin-off as a public company from Baxter International Inc. in July 2015 where he was President of Baxter BioScience. He joined Baxter in May 2010 and established the BioScience division as an innovative specialty and rare disease company with a pipeline of 25 new product candidates, and 13 products launches. Prior to Baxter, from 2001 - 2010, Dr. Hantson held several leadership roles at Novartis AG, including CEO of Pharma North America, CEO of Europe, and President of Pharma Canada. Prior to Novartis, Dr. Hantson spent 13 years with Johnson & Johnson in roles of increasing responsibility in marketing and research and development. Dr. Hantson received his Ph.D. in motor rehabilitation and physical therapy, Master’s degree in physical education, and a certification in high secondary education, all from the University of Louvain in Belgium.

Alexion Director Since: 2017
Committee Memberships: None
Other Public Company Directorships
Current: None
Past 5 Years: Baxalta Incorporated, Baxter International Inc.

Qualifications
■ More than 30 years of experience in the biopharmaceutical industry
■ Extensive experience as an executive leading global, innovative organizations

John T. Mollen
Age: 66
Mr. Mollen served as Executive Vice President, Human Resources of EMC Corporation from May 2006 until his retirement in February 2014, including two years as special advisor to the President. He joined EMC as Senior Vice President, Human Resources in September 1999. Prior to joining EMC, Mr. Mollen was Senior Vice President of Human Resources with Citigroup Inc., a financial services company, from July 1997 - September 1999. Prior to Citigroup, he held a number of positions of increasing responsibility with Harris Corp., an international communications and technology company, including Vice President of Administration. Mr. Mollen serves as a director for a number of not-for-profit and professional boards, including the New England Healthcare Institute, the HR Policy Association, and the Center on Executive Compensation, and is an advisory board member for Working Mother magazine, and he is Chairman of the Board of Trustees of Worcester Polytechnic Institute. Mr. Mollen received a B.A. in Economics from St. John Fisher College, and a Master's degree in Labor Relations from St. Francis College in Pennsylvania.

Alexion Director Since: 2014
Committee Memberships: Audit and Finance, Leadership and Compensation (Chair), Nominating and Corporate Governance
Other Public Company Directorships
Current: None
Past 5 Years: None

Qualifications
■ Significant experience in executive compensation policy and administration
■ More than 30 years as chief human resources senior executive
■ Extensive operational experience leading human resource function for large, public, complex, global organizations, including a Fortune 200 company
■ Brings valued operational perspectives to the Board on matters of talent recruiting and development, executive compensation, benefits and leadership
■ Extensive global and deep M&A experience

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	13

R. Douglas Norby
Age: 81
Mr. Norby served as Sr. Vice-President and Chief Financial Officer of Tessera Technologies, Inc., a provider of intellectual property for advanced semiconductor packaging from July 2003 until January 31, 2006. From March 2002 to February 2003, Mr. Norby served as Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company. From December 2000 to March 2002, Mr. Norby served as Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks. From 1996 until December 2000, Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company. From July 1993 until November 1996, he served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from July 1992 to September 1993, and from 1985 to 1992, he was President and Chief Operating Officer of Lucasfilm, Ltd., an entertainment company. From 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby received a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School.

Alexion Director Since: 1999, Lead Independent Director since 2014 and through the 2017 Annual Meeting
Committee Memberships: Audit and Finance, Leadership and Compensation, Nominating and Corporate Governance
Other Public Company Directorships
Current: None
Past 5 Years: Ikanos Communications, Inc., InveSense Inc., MagnaChip Semiconductor Corporation, Stats ChipPAC, Ltd,

Qualifications
■ Extensive experience in financial and accounting matters, including public accounting and reporting
■ 40 year career, served in executive management positions at several multinational organizations, including as president, chief operating officer and chief financial officer
■ Extensive experience in financial and accounting reporting processes and internal control systems
■ Experience serving on public company boards provides valued perspective on corporate governance and financial matters

Alvin S. Parven
Age: 76
 Mr. Parven has been President of ASP Associates, a management and strategic consulting firm, since 1997. From 1994 to 1997, Mr. Parven was Vice President at Aetna Business Consulting, reporting to the Office of the Chairman of Aetna. From 1987 to 1994, Mr. Parven was Vice President, Operations at Aetna Health Plans. Prior to 1987, he served in various capacities at Aetna including Vice President, Pension Services from 1983 to 1987. Mr. Parven is a trustee of the Employee Retirement Board of the Town of Palm Beach and a director of the Palm Beach Civic Association. Mr. Parven received his B.A. from Northeastern University.

Alexion Director Since: 1999
Committee Memberships: Audit and Finance, Leadership and Compensation, Nominating and Corporate Governance
Other Public Company Directorships
Current: None
Past 5 Years: None

Qualifications
■ More than 30 years in executive management positions at a multinational insurance company
■ Extensive experience in managing developed organizations that provide specialized and technical services, particularly in the areas of health insurance and benefits
■ Possesses extensive experience in provider operations, which brings an important perspective to the Board and to management on matters of reimbursement
■ Brings valued operational perspectives to the Board on matters of talent recruiting and development, executive compensation, benefits and leadership
■ Extensive global and deep M&A experience

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	14

Andreas Rummelt
Age: 60
Dr. Rummelt has served as the Chief Executive Officer of InterPharmaLink AG, a management consulting firm focused on advising companies in the healthcare industry, since July 2011. From December 2008 until January 2010, Dr. Rummelt was Group Head of Quality Assurance and Technical Operations at Novartis. He had been a member of the Executive Committee of Novartis from January 2006 until his resignation in January 2010. He joined Sandoz Pharma Ltd. in 1985 and held various positions of increasing responsibility in development. In 1994, he was appointed Head of Worldwide Technical Research and Development, a position he retained following the merger that created Novartis in 1996. From 1999 to 2004, Dr. Rummelt served as Head of Technical Operations of the Novartis Pharmaceuticals Division and from 2004 to 2008 as Head of Sandoz. Dr. Rummelt graduated with a Ph.D. in pharmaceutical sciences from the University of Erlangen-Nuernberg, Germany.

Alexion Director Since: 2010
Committee Memberships: Quality Compliance (Chair), Science and Innovation, Strategy and Risk
Other Public Company Directorships
Current: None
Past 5 Years: None

Qualifications
■ More than 25 years in the areas of pharmaceutical manufacturing, quality and technical development, providing an important perspective to the Board and to management
■ More than 20 years in executive management positions in the pharmaceutical industry, including as a chief executive officer and as a senior executive of a large, multinational pharmaceutical company
■ Possesses a broad understanding of international business operations, particularly with respect to manufacturing, quality and technical matters

Ann M. Veneman, J.D.
Age: 67
Ms. Veneman served as Executive Director of UNICEF, appointed by the United Nations Secretary General, from May 2005 until April 2010. As Executive Director, Ms. Veneman worked on behalf of the United Nations children's agency to help children around the world by advocating for and protecting their rights. Ms. Veneman was responsible for more than 11,000 UNICEF staff members in more than 150 countries. Prior to joining UNICEF, Ms. Veneman served as Secretary of the U.S. Department of Agriculture, or USDA, from January 2001 until January 2005. From 1986 until 1993, she served in various positions at the USDA, including Deputy Secretary, Deputy Undersecretary for International Affairs and Commodity Programs, and Associate Administer of the Foreign Agricultural Service. From 1995 until 1999, Ms. Veneman served as Secretary of the California Department of Food and Agriculture. Ms. Veneman has also practiced law in Washington, DC and California in both the private and public sectors. Ms. Veneman serves on the not-for-profit boards of the Global Health Innovative Technology Fund and Just Capital. Ms. Veneman received a B.A. from the University of California, Davis, a Master's degree in Public Policy from the University of California, Berkeley, and a J.D. from the University of California, Hastings College of Law.

Alexion Director Since: 2010
Committee Memberships: Nominating and Corporate Governance (Chair), Quality Compliance, Strategy and Risk
Other Public Company Directorships:
Current: Nestle SA
Past 5 Years: S&W Seed Company

Qualifications
■ An attorney who has dedicated more than 25 years to government service, including senior national and international positions
■ Led state and federal government agencies and an international organization
■ Possesses extensive experience working with government leaders and organizations
■ Worked closely with national governments throughout the world and possesses a deep understanding of international political organizations
■ Public service experience brings an important perspective to the Board and an important understanding of state and federal government and international organizations
Meetings and Committees
During the year ended December 31, 2016, the Board of Directors held 12 meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board and the committees of the Board on which he or she served. Members of the Board of Directors are expected to attend and be present at the annual shareholders meeting and all incumbent directors, except Dr. Hanston who was elected to the Board in March 2017, attended the 2016 Annual Meeting.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	15

The Board of Directors has determined that nine of the ten nominees (Dr. Baker, Mr. Brennan, Ms. Burns, Mr. Coughlin, Mr. Mollen, Mr. Norby, Mr. Parven, Dr. Rummelt and Ms. Veneman) are "independent directors" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. In 2016, the Board of Directors met in executive session where only the independent directors were present without any members of Alexion's management, including during a majority of the four regularly scheduled meetings.
Neither we nor any of our subsidiaries are party to any material proceedings to which any of our directors, officers, affiliates, 5% or more shareholders, or any of their respective associates are a party. We do not believe that any of our directors, officers, affiliates, 5% or more shareholders, or any of their respective associates are adverse to us or any of our subsidiaries or have a material interest that is adverse to us or any of our subsidiaries.
Our Board of Directors has 6 standing committees. A description of each standing committee is provided below. Each committee operates pursuant to a charter that has been approved and adopted by our Board of Directors. Each committee charter is posted on our website, www.alexion.com, under the “Corporate Governance” subsection of the “Investors” section.
All members of each standing committee are independent. Upon Mr. Brennan's appointment as Interim CEO on December 11, 2016, he no longer served on any standing committees of the Board. Mr. Brennan served as Interim CEO through March 27, 2017. Prior to and during Mr. Brennan's service as Interim CEO, all standing committees of the Board were comprised of independent directors. Upon Dr. Hantson's appointment as Chief Executive Officer on March 27, 2017, the Board determined that Mr. Brennan is independent and he was appointed to the same standing committees on which he previously served - the Quality Compliance Committee, the Science and Innovation Committee, and the Strategy and Risk Committee.

Audit and Finance
The Audit and Finance Committee reviews the internal accounting procedures of Alexion, consults with our independent registered public accounting firm and reviews the services provided by the independent registered public accounting firm. The Audit and Finance Committee oversees and assesses risks related to financial statements, accounting and financial reporting processes, internal controls, the independence and qualifications and performance of the Company’s independent registered public accounting firm, and other finance-related matters including but not limited to the Company’s tax strategy, capital structure and financing strategy and significant capital investments. The Committee oversees that management has established, documented, maintained and periodically re-evaluates its ethics and compliance program. Our Board of Directors has determined that Mr. Coughlin and Mr. Norby are each an "audit committee financial expert" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations.

Current Members (all independent):
Mr. Coughlin (Chair)
Mr. Mollen
Mr. Norby
Mr. Parven

No. of Meetings during 2016:
15

Charter:
http://www.alexion.com/documents/audit_finance_Comm_charter

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	16

Leadership and Compensation
The Leadership and Compensation Committee assists the Board in oversight and risk evaluation for executive level talent management and succession planning, determines and approves compensation of our chief executive officer and all other executive officers, and administers our equity compensation and incentive plans. For more information on the responsibilities and activities of the Leadership and Compensation Committee, including the committee's processes for determining executive compensation, see the Compensation Discussion and Analysis below in this proxy statement.

Current Members (all independent):
Mr. Mollen (Chair)
Ms. Burns
Mr. Norby
Mr. Parven

No. of Meetings during 2016:
6

Charter:
http://www.alexion.com/documents/leadership_comp_comm_charter

Quality Compliance
The Quality Compliance Committee oversees risks related to all aspects of Alexion's quality compliance and quality management systems and related regulatory matters. The Quality Compliance Committee also offers leadership and guidance with respect to managing Alexion's compliance systems for manufacturing, supply and distribution activities.

Current Members (all independent):
Dr. Rummelt (Chair)
Dr. Baker
Mr. Brennan
Mr. Coughlin
Ms. Veneman

No. of Meetings during 2016:
4

Charter:
http://www.alexion.com/documents/quality_compliance_comm_charter

Nominating and Corporate Governance
The Nominating and Corporate Governance Committee reviews and recommends new directors to the Board of Directors, establishes the necessary Board committees to provide oversight to Alexion, and makes recommendations regarding committee membership. The Committee oversees risks related to director independence, board succession and corporate governance.

Current Members (all independent):
Ms. Veneman (Chair)
Ms. Burns
Mr. Coughlin
Mr. Mollen
Mr. Norby
Mr. Parven

No. of Meetings during 2016:
4
Charter:
http://www.alexion.com/documents/nom_corp_gov_comm_charter

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	17

Science and Innovation
In July 2016, the Board of Directors established the Science and Innovation Committee to provide leadership and guidance concerning the research, development and technology aspects of Alexion's business. The Committee also advises the Board on risks related to Alexion's research and development activities, its pipeline and technology.

Current Members (all independent):
Dr. Baker (Chair)
Mr. Brennan
Dr. Rummelt

No. of Meetings during 2016:
1

Charter:
http://www.alexion.com/documents/science_innov_comm_charter

Strategy and Risk
The Strategy and Risk Committee oversees Alexion's strategic planning process and risk management processes. The Committee assesses risks related to Alexion's long-term growth, profitability, activities to enhance shareholder value and oversight and implementation of Alexion's risk management system.

Current Members (all independent):
Ms. Burns (Chair)
Dr. Baker
Mr. Brennan
Dr. Rummelt
Ms. Veneman

No. of Meetings during 2016:
4

Charter:
http://www.alexion.com/documents/strategy_risk_comm_charter

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	18

Corporate Governance
We strive to maintain strong corporate governance practices that protect and enhance accountability for the benefit of Alexion and all of Alexion's shareholders. We regularly review and continually refine our governance practices and policies to align with evolving practices and issues raised by our shareholders. We believe that our corporate governance structure, with its strong emphasis on Board independence, an active lead independent director and strong Board and committee involvement, provides sound and robust oversight of management.
Our Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to shareholders. The Board has adopted Corporate Governance Guidelines and relies on the guidelines to provide that framework. The guidelines are not absolute rules, and can be modified to reflect changes in Alexion's organization or business environment. The Board reviews the guidelines on an annual basis and if necessary, modifies the guidelines to reflect current good governance practices and policies.
Alexion's Corporate Governance Guidelines, the charters of the committees of our Board and our Code of Ethics and Business Conduct described below may be found in the Corporate Governance section of the Investors section of our website at www.alexion.com or in print upon written request to ATTN: Investor Relations, Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, CT 06510.
We believe part of effective corporate governance includes active engagement with our shareholders. We value the views of our shareholders and other stakeholders, and we communicate with them regularly and solicit input on a number of topics such as business strategy, capital allocation, corporate governance, and executive compensation.
This section describes key corporate governance facts about our Company and practices that we have adopted.
Process for Selecting Nominees and Shareholder Nominations
The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by Nominating and Corporate Governance Committee members and other Board members, management, our shareholders, third party search firms, and any other appropriate sources. If a shareholder submits a nominee, the Nominating and Corporate Governance Committee will evaluate the qualifications of such shareholder nominee using the same selection criteria the committee uses to evaluate other potential nominees.
Our Bylaws contain provisions addressing the process by which a shareholder may recommend a person for consideration as a nominee for director at an annual meeting. A shareholder must give timely notice of the nomination in proper form, including a completed and signed questionnaire, representation and agreement required by Alexion's Bylaws and timely updates and supplements relating to the nomination.
Shareholder Nominations Not for Inclusion in Alexion's Proxy Statement. To nominate a director for consideration at an annual meeting, a nominating shareholder must provide the information required by our Bylaws and give timely notice of the nomination to our Corporate Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To be timely, assuming the date of the 2018 Annual Meeting is not more than 30 days before or more than 60 days after the

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	19

anniversary of the 2017 Annual Meeting, a shareholder’s notice and recommendation must be received no earlier than the close of business on December 1, 2017, and not later than the close of business on December 31, 2017.
In addition, to be considered timely, a shareholder’s notice must further be updated and supplemented, if necessary, so that the information provided or required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement must be delivered to our Corporate Secretary at our principal executive offices not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.
Our Bylaws provide that a shareholder's advance notice of a nomination must contain the following information for each person whom the shareholder proposes to nominate for election or reelection to the Board: (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (2) a detailed description of all direct and indirect compensation and other monetary agreements, arrangements and understandings during the prior three (3) years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K, (3) a completed and signed questionnaire, provided by the Corporate Secretary upon written request, with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made, and (4) a written representation and agreement, provided by the Corporate Secretary upon written request, that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question (a Voting Commitment) that has not been disclosed to Alexion or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Alexion with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in accordance with our Bylaws, (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Alexion publicly disclosed from time to time, and (d) will abide by the requirements of the director voting provisions of our Bylaws. In addition, we may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as an independent director or that could affect a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	20

In addition, our Bylaws provide that to be in proper form, a shareholder’s notice must set forth, with respect to the shareholder, beneficial owner and their respective affiliate or associate acting in concert, giving notice of the nomination: (1) the name and address of the shareholder, as they appear on our books, or such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert, (2) (a) the class or series and number of shares of Alexion which are, directly or indirectly, owned beneficially and of record by such shareholder, beneficial owner and their respective affiliates or associates or others acting in concert, (b) any "derivative instrument" directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any class or series of shares of Alexion, (d) any "short interest" involving such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert, (e) any rights to dividends on the shares of Alexion owned beneficially by such shareholder that are separated or separable from the underlying shares of Alexion, (f) any proportionate interest in shares of Alexion or "derivative instruments" held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (g) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of Alexion's shares or "derivative instruments," (h) any significant equity interests or any "derivative instruments" or "short interests" in any principal competitor of Alexion held by such shareholder, and (i) any direct or indirect interest of such shareholder in any contract with Alexion, any affiliate of Alexion or any principal competitor of Alexion, and (3) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
You may write to our Corporate Secretary at our principal executive office - Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, Connecticut 06510, ATTN: Corporate Secretary - to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for nominating director candidates pursuant to our Bylaws.
Shareholder Nominations Under Proxy Access Bylaw. Our Bylaws provide that under certain circumstances, a shareholder, or group of up to 20 shareholders, who have maintained continuous ownership of at least three percent of our common stock for at least three years, may nominate and include a specified number of director nominees in our annual meeting proxy statement.
The number of shareholder-nominated candidates appearing in our annual meeting proxy statement cannot exceed the greater of 20% of the number of directors then serving on the Board and two directors. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. The following persons will be considered shareholder-nominated candidates and counted against the 20% maximum: (i) shareholder-nominated candidates that the Board determines to include in the Company’s proxy materials as Board-nominated candidates, (ii) any shareholder-nominated candidate that is subsequently withdrawn, and (iii) any director who had been a shareholder-nominated candidate at any of the two preceding annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board. Nominating shareholders are required to provide a list of their proposed nominees in rank order. If the number of shareholder-nominated candidates exceeds 20%, the highest ranking qualified individual from the list proposed by each nominating shareholder, beginning with the nominating shareholder with the largest qualifying

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	21

ownership and proceeding through the list of nominating shareholders in descending order of qualifying ownership, will be selected for inclusion in the Company proxy materials until the maximum number is reached. If the maximum number of shareholder-nominated candidates is not reached after the highest ranking qualified individual has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.
The nominating shareholder or group of shareholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws.
Requests to include shareholder-nominated candidates in the Company’s proxy materials must be received no earlier than 120 days and no later than 90 days before the anniversary of the date that we Company issued our proxy statement for the previous year’s annual meeting of shareholders. However, if no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders is more than 30 days before or later than the first anniversary of the previous year’s annual meeting of shareholders, we must receive the request not later than the close of business on the earlier of (i) the 60th day prior to the date we issue our proxy statement in connection with such annual meeting of shareholders or (2) the 10th day after public announcement of the date of such annual meeting of shareholders is first made. The nominating shareholder or group of shareholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws.
Nominating shareholders are permitted to include in the proxy statement a 500-word statement in support of their nominee(s). The Company may omit any information or statement that it, in good faith, believes would violate any applicable law or regulation.
Director Criteria, Qualifications and Experience; Diversity
We are committed to diversified Board membership and we seek nominees who represent a range of viewpoints, backgrounds, skills, experience and expertise, both within and outside our industry. The Nominating and Corporate Governance Committee evaluates candidates identified from a number of sources and reviews Board composition regularly. The Board expects each of our directors to have personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Alexion and its shareholders. In evaluating candidates, the Nominating and Corporate Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Corporate Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of our Board.
The Nominating and Corporate Governance Committee is responsible for advising our Board on diversity, including gender, ethnic background, country of citizenship and professional experience and it seeks to recommend diverse nominees for the Board. The committee assesses the effectiveness of its responsibilities concerning diversity at least once each year, and takes action as warranted. Our Board is diverse, and our nominees reflect a Board of diverse gender, age, skills, experiences and points of view. Our Board believes that diversity enhances the overall effectiveness of our Board by presenting different perspectives inside the boardroom and to management, and we encourage diversity within all levels of our global organization. Although the Nominating and Corporate Governance Committee does not maintain a formal diversity policy, the committee considers diversity in its determinations.

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Board Refreshment and Evaluations
We have been deliberate in our approach to succession planning and Board refreshment. We appointed four independent directors in 2014 and another independent director in 2015. Five of the Board's nine independent directors have tenure of less than three years on the Board. These recent appointments bring significant commercial, financial, risk management and operational expertise to the Board. Their global operational expertise and experience serving on the boards of other multinational organizations have been important for our growing business.
The Nominating and Corporate Governance Committee and the Board are committed to maximizing Board effectiveness, which requires periodic assessments and regular dialogue, both during and outside of meetings.
Regular evaluations are an important tool in determining continued tenure. Our Nominating and Corporate Governance Committee oversees an annual assessment of the effectiveness of each Committee and the Board. Our Board and each Committee complete written evaluations to evaluate its own performance on an annual basis. Directors discuss the results of these evaluations during Committee meetings and in executive sessions of the Board. Our directors have demonstrated their willingness to refresh the Board and to conduct open and honest evaluations of its performance.
Board Leadership Structure
We have chosen to separate the roles of Chairman of the Board and Chief Executive Officer. Our Lead Independent Director Charter provides that if the Chairman is not independent, the independent members of our Board will elect a lead independent director. As set forth in the Lead Independent Director Charter, the Lead Independent Director is selected annually by the independent directors, presides at meetings of the Board at which the Chairman is not present, including executive sessions of our independent directors, serves as a liaison and supplemental channel of communication between directors and the Chairman, serves as an independent point of contact for shareholders wishing to communicate with the Board other than through the Chairman, and has other duties described in the charter. A detailed description of the responsibilities of the Lead Independent Director is included in our Lead Independent Director Charter, which is available on our website at http://www.alexion.com/documents/lead_independent_Director_charter.
Dr. Bell has served as Chairman of the Board since October 2014. Dr. Bell is not deemed independent and Mr. Norby currently serves as Lead Independent Director. Following Dr. Bell's retirement from the Board at the end of his term, effective as of the Annual Meeting, the Board intends to appoint Mr. Brennan as the independent Chairman of the Board, subject to his re-election. At the same time, Mr. Norby will no longer serve as Lead Independent Director.
Board's Role in Risk Oversight
The Board has ultimate responsibility for overseeing Alexion's risk management processes including effective oversight of management. The Board and each committee of the Board oversees material company risks within their areas of general oversight, as described above under "General Information About the Board of Directors." The Strategy and Risk Committee evaluates management's processes for reviewing, refreshing and modifying its enterprise risk management system and processes, and reviews with management and external advisors the identification, prioritization and management of risks, the accountabilities and roles of the company functions involved with enterprise risk management, the risk portfolio and the corresponding actions implemented by management. The standing committees of the Board regularly inform the full Board of Alexion's most significant risks and how these risks are managed.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	23

The Board believes it is important to align Alexion's strategic priorities with the Company's risk management program. By designating a single Board committee - the Strategy and Risk Committee - to oversee both strategy and enterprise risk, the Board can execute its oversight and decision-making responsibilities as the Company's strategic priorities and risks evolve with the business and external conditions. Alexion is committed to fostering a company culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation.
Board's Role in Strategy
Our Board designated the Strategy and Risk Committee to oversee that management has established and periodically re-evaluates a corporate strategic plan. Our strategic planning process is dynamic and evolves throughout any given year, culminating in a review and approval of the proposed plan by the full Board at least annually. Throughout the year, the Strategy and Risk Committee reviews the planning process with management and monitors progress, advising management on a variety of matters involving both process and strategy. Following approval of the strategic plan by the Board, the Strategy and Risk Committee and sometimes the full Board regularly receive updates from management concerning implementation of the plan. The Strategy and Risk Committee evaluates our progress, and suggests modifications. The Strategy and Risk Committee also reviews on a regular basis specific proposed transactions or opportunities, and supports and advises management as it deems appropriate. Both the Board and the Strategy and Risk Committee are regularly informed of factors affecting our implementation of our strategic plan, including our performance and progress against the plan, enterprise risks, and the impact of industry and global developments.
Succession Planning
An important responsibility of the Board and the CEO is to ensure long term continuity of leadership. The Nominating and Corporate Governance Committee annually reviews and makes recommendations to the Board relating to management succession planning. In addition, our senior executives discuss future candidates for leadership positions at all levels within Alexion's global organization. On a regular basis, the Board and its committees review and discuss leadership succession plans, leader development and organizational capabilities across all functions of the Company. We consider succession planning to be an important factor in managing the long term planning and success of our business.
Code of Ethics and Business Conduct
We have adopted a code of ethics that applies to directors, officers and employees of Alexion and its subsidiaries and complies with SEC rules and regulations and the listing standards of the NASDAQ Global Select Market. The Alexion Pharmaceuticals, Inc. Code of Ethics and Business Conduct (Code) is located on our website at http://www.alexion.com/documents/alexion_Code_of_ethics. Our directors, officers and employees are required to comply with the Code. The Code is intended to focus our directors, officers and employees on individual ethical and professional accountability to ensure they follow appropriate standards and comply with legal requirements concerning Alexion's business. The Code covers areas of professional conduct relating to individual's service to Alexion, including conflicts of interest, ethical conduct, anti-bribery and anti-corruption, gifts, workplace matters, and oversight of ethics and compliance by employees of the Company. We will disclose any future amendments to the Code, or waivers from a provision of the Code to any executive officer or director, on our website as promptly as practicable, as may be required under applicable laws, rules and regulations of the SEC and NASDAQ.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	24

Executive Compensation
LETTER FROM THE LEADERSHIP AND COMPENSATION COMMITTEE CHAIR

Dear Fellow Shareholders:
As you may be aware, 2016 was a year of significant leadership change at Alexion. On December 11, 2016, the Board appointed David R. Brennan, a member of our Board and the former Chief Executive of AstraZeneca Plc, as Interim Chief Executive Officer, and David J. Anderson, as Chief Financial Officer. Mr. Brennan replaced David Hallal, the Company’s former Chief Executive Officer, and Mr. Anderson replaced Vikas Sinha, the Company’s former Chief Financial Officer, both of whom left the Company on December 11, 2016. On March 27, 2017, we announced the appointment of Ludwig Hantson as Alexion's new Chief Executive Officer.
Alexion achieved many of its operational and financial objectives in 2016 - see 2016 Business Performance below - and these achievements will have long-term benefits for Alexion, our shareholders and patients. We also experienced disappointments in 2016, including the filing delay of our third quarter Quarterly Report on Form 10-Q. For the first time since the launch of our first product, Soliris, in 2007, the Leadership and Compensation Committee (the Committee) decided to fund annual cash bonuses at less than 100%. The Committee's decision reflected a recognition of our underlying stock performance and our assessment of overall 2016 performance that despite strong operational and financial performance, certain events weighed on the Company's achievements.
The Committee is committed to a pay-for-performance philosophy that ties compensation to the achievement of the Company’s short- and long-term financial, operational and strategic objectives that ultimately drive the creation of sustainable shareholder value. Historically, our shareholders have overwhelmingly supported the Company’s annual “say-on-pay” resolution and the Committee has viewed the level of support as strong affirmation of our compensation philosophy and approach. We recognized that while our 2014 and 2015 say-on-pay support was almost 99%, our 2016 say-on-pay support was approximately 89%. We value the views of our shareholders and strive to maintain a compensation framework that is responsive to shareholder expectations.
Based on shareholder feedback and our review of our existing compensation framework and best practices, we implemented key changes in 2017 that I would like to highlight.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	25

Practice	Discussion			Committee Action
Discretionary Annual Cash Bonus
Historically, we operated the annual cash bonus program on a discretionary basis to allow the Committee to qualitatively and holistically evaluate performance achievement by the named executive officers (NEOs) based on a variety of business and individual factors
Investors indicated a preference for a more formulaic bonus structure with pre-established metrics
We also considered the maximum bonus opportunity, 300% of target, and concluded the maximum should be reduced

For the 2017 performance year, the annual cash incentive award program will be:
- Weighted 50% on pre-established financial factors

- Weighted 50% on a scorecard of strategic factors that are structured to drive performance to achieve specific milestones that are integral to Alexion's operations and require exceptional cross-functional performance and execution to achieve

- Capped at 200% of target for all participants

Furthermore, as fully described in the CD&A, the Committee also determined to proactively implement the above formulaic structure to its 2016 annual cash incentive award determination

Proportion of Performance Stock Units (PSUs) in Annual LTI Mix High PSU Upside Leverage	Our historical annual long-term incentive (LTI) award mix consisted of:
In 2017, 50% of the LTI mix will consist of PSUs and the proportion of stock options will be reduced
The 2017 LTI mix is targeted as follows:
- 20% stock options

- 30% restricted stock units (with performance thresholds)

- 50% performance stock units

- Maximum upside leverage on the operational PSUs will be capped at 250% of target

		2015	2016
	Stock Options	50%	50%
	Restricted Stock Units	38%	25%
	Performance Stock Units	12%	25%
In 2016, we (i) doubled the proportion of PSUs in the LTI mix from 2015 and (ii) reduced the maximum upside leverage to 450% of target for operational PSUs (our PSUs are eligible to be earned based on operational and TSR performance metrics)

“Single-trigger” Vesting of Equity Awards	Historically, our equity awards provided for immediate vesting if there is a change-in-control of the Company			In early 2016 we eliminated “single trigger” equity acceleration upon a change-in-control for equity awards granted in 2016 and thereafter
Section 280G Excise Tax Gross-up	Certain “grandfathered” legacy employment agreements entitled some executives to a gross-up for excise taxes incurred in connection with a change-in-control of the Company (Section 280G gross-up)			In early 2016 we eliminated legacy Section 280G gross-up entitlements in all employment agreements
Improve Tax Efficiency of Incentive Awards	Historically, we have granted annual cash incentives and certain LTI awards that were not structured to be fully deductible under IRC Section 162(m)			For 2017, it is our intent to structure annual cash incentives and a greater portion of our LTI awards in a manner intended to qualify them as performance-based compensation under IRC Section 162(m)
We invite you to read our Compensation Discussion and Analysis that follows for further information on our executive compensation philosophy and decisions. As we position Alexion for continued success as one of the world’s most innovative biopharmaceutical companies, we expect our compensation programs to support and reinforce our strategy, secure our talent, and drive shareholder value creation.
Thank you for your support and we look forward to maintaining ongoing dialogue.
Sincerely,
Jack T. Mollen
Chair
The Leadership and Compensation Committee

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	26

COMPENSATION DISCUSSION AND ANALYSIS
Who are the Named Executive Officers
This Compensation Discussion and Analysis section (CD&A) discusses the principles underlying our policies and decisions used to determine the compensation of our executive officers who are named in the “Summary Compensation Table”, referred to as our named executive officers (NEOs). For 2016, they are:

Name	Position
David R. Brennan	Interim Chief Executive Officer, effective December 11, 2016
David J. Anderson, M.B.A.	Executive Vice President and Chief Financial Officer, effective December 11, 2016
Martin Mackay, Ph.D.	Executive Vice President and Global Head of Research and Development
Julie O'Neill, M.B.A.	Executive Vice President, Global Operations
Carsten Thiel, Ph.D.	Executive Vice President and Chief Commercial Officer
David Hallal	Former Chief Executive Officer and Chief Operating Officer
Vikas Sinha, M.B.A., C.A.	Former Executive Vice President and Chief Financial Officer

CEO and CFO Transition
On December 11, 2016, the Board appointed David R. Brennan, a member of the Board, as Interim Chief Executive Officer (CEO), and David J. Anderson, as Chief Financial Officer (CFO). Mr. Brennan replaced David Hallal, our former CEO and director, who terminated employment on December 11, 2016. Mr. Anderson replaced Vikas Sinha, our former Chief Financial Officer, who also terminated employment on December 11, 2016. The compensation arrangements with each of Mr. Brennan and Mr. Anderson in respect of their appointments are described below in this CD&A. Mr. Brennan’s service as Interim Chief Executive Officer ended on March 27, 2017 upon the appointment of Dr. Hantson as CEO, and Mr. Brennan continues to serve as a member of the Board.
Executive Summary
Alexion’s executive compensation program is designed to attract, retain, incentivize and reward performance. The Leadership and Compensation Committee (for purposes of this CD&A, the "Committee") seeks to deliver competitive compensation to help us retain and motivate our key talent, and to recognize our executives for their contributions to Alexion and our patients, and for the value they create for all of our shareholders.
2016 Business Performance Highlights
We achieved many of our 2016 operational and financial goals, including the following:

•	Soliris revenue of $2.843 billion

•	Total revenue and Non-GAAP earnings-per-share - $3.084 billion and $4.62. See Appendix A attached to this proxy statement for a full reconciliation of non-GAAP results

•	Strong Strensiq performance with revenues of $210 million in first full year of launch

•	Initiated ALXN 1210 Phase 3 studies for PNH and aHUS

•	Submitted sBLA in the U.S. and Europe for Soliris for the treatment of gMG

Company challenges included missing the primary endpoint of the REGAIN study for the treatment of gMG, the delayed filing of our third quarter Quarterly Report on Form 10-Q, and slower than expected launch for Kanuma.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	27

Compensation Objectives and Key 2016 Compensation Actions
The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Committee with respect to 2016 compensation are set forth below.

Compensation Component	Link to Business and Talent Strategies	2016 Compensation Actions
Base Salary (Page 36)	- Competitive base salaries help attract and retain executive talent.	- Merit-based increases ranging from 3.5% to 6.5% were approved for 2016.
Annual Cash Incentive Compensation (Page 37)	- Focus executives on achieving annual financial and strategic results.	- Annual cash incentive awards were earned below target at an average of 92% of target primarily due to failure to achieve the revenue and adjusted EPS incentive targets.
Long-Term Equity Incentive Compensation (Page 39 )
- Annual equity-based awards consist of PSUs (25%), stock options (50%) and restricted stock units (25%)

-PSUs are earned based on achievement of operational and TSR goals that are key indicators of Company performance and creation of shareholder value.

- Stock options provide focus on stock price growth, and direct alignment with the interests of our shareholders.

- RSUs provide focus on stock price growth and serve our talent retention objectives.

- 80% of the PSUs (all of the operational PSUs) granted in February 2016 were forfeited, due to failure to achieve the Revenue and adjusted EPS goals. The remaining 20% of the PSUs granted in February 2016 will vest ate the end of a 3-year performance period subject to TSR performance measured against the Nasdaq Biotechnology Index and continued employment.

- Stock options and RSUs were granted in 2016. Stock options and RSUs vest over four years, with RSUs vesting in equal annual installments and stock options vesting 25% on the first anniversary of the grant date and 1/16th every three months thereafter, subject to continued employment.

Pay-For-Performance Summary
We believe that a significant portion of each executive's compensation should be variable and tied to the achievement of pre-established company and/or individual performance metrics, or an increase in our stock price. Accordingly, we have designed our incentive programs with the goal of ensuring that actual realized pay varies above or below targeted compensation opportunities based on achievement of challenging performance goals and demonstration of outstanding commitment and contribution to our performance. The Committee measures performance using several corporate, business and individual measures, as more fully described below. The specific metrics that we use to measure our performance in evaluating and implementing our executive compensation program were selected because we believe that they are important to Alexion’s financial and operational success over the short- or long-term, as applicable.
For illustration, the targeted total direct compensation mix we established at the beginning of 2016 for our then CEO Mr. Hallal and the other NEOs is set forth below. In general, we believe this type of mix of short- and long-term compensation components provides appropriate incentives to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive shareholder value.

CEO Targeted Pay Mix	Salary	Annual Cash Incentive	PSU	Stock Options	RSU	Total
% of Total Compensation	8%	10%	21%	41%	20%	100%
Cash vs. Equity	18%		82%			100%
Short-Term vs. Long-Term Incentives	-	11%	89%			100%
Fixed vs. Performance-Based	8%	92%				100%

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	28

Other Named Executives Targeted Pay Mix (average)	Salary	Annual Cash Incentive	PSU	Stock Options	RSU	Total
% of Total Compensation	15%	11%	17%	34%	23%	100%
Cash vs. Equity	26%		74%			100%
Short-Term vs. Long-Term Incentives	-	13%	87%			100%
Fixed vs. Performance-Based	16%	84%				100%

2016 Say-On-Pay Vote
At the 2016 Annual Meeting, approximately 89% of the votes cast on the advisory vote on executive compensation were in favor of Alexion's executive compensation disclosed in the proxy statement. While our shareholders have consistently supported our compensation decisions, the Committee continues to regularly review, assess, and when appropriate adjust Alexion's compensation programs based on feedback from our shareholders or otherwise based on best practices and trends.
Based on shareholder feedback and our review of the existing compensation framework and best practices, we implemented several key changes in 2017, which are described below.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	29

Practice	Discussion			Committee Action
Discretionary Annual Cash Bonus
Historically, we operated the annual cash bonus program on a discretionary basis to allow the Committee to qualitatively and holistically evaluate performance achievement by the named executive officers (NEOs) based on a variety of business and individual factors
Investors indicated a preference for a more formulaic bonus structure with pre-established metrics
We also considered the maximum bonus opportunity, 300% of target, and concluded the maximum should be reduced

For the 2017 performance year, the annual cash incentive award program will be:
- Weighted 50% on pre-established financial factors

- Weighted 50% on a scorecard of strategic factors that are structured to drive performance to achieve specific milestones that are integral to Alexion's operations and require exceptional cross-functional performance and execution to achieve

- Capped at 200% of target for all participants

Furthermore, as fully described in the CD&A, the Committee also determined to proactively implement the above formulaic structure to its 2016 annual cash incentive award determination

Proportion of Performance Stock Units (PSUs) in Annual LTI Mix High PSU Upside Leverage	Our historical annual long-term incentive (LTI) award mix consisted of:
In 2017, 50% of the LTI mix will consist of PSUs and the proportion of stock options will be reduced
The 2017 LTI mix is targeted as follows:
- 20% stock options

- 30% restricted stock units (with performance thresholds)

- 50% performance stock units

- Maximum upside leverage on the operational PSUs will be capped at 250% of target

		2015	2016
	Stock Options	50%	50%
	Restricted Stock Units	38%	25%
	Performance Stock Units	12%	25%
In 2016, we (i) doubled the proportion of PSUs in the LTI mix from 2015 and (ii) reduced the maximum upside leverage to 450% of target for operational PSUs (our PSUs are eligible to be earned based on operational and TSR performance metrics)

“Single-trigger” Vesting of Equity Awards	Historically, our equity awards provided for immediate vesting if there is a change-in-control of the Company			In early 2016 we eliminated “single trigger” equity acceleration upon a change-in-control for equity awards granted in 2016 and thereafter
Section 280G Excise Tax Gross-up	Certain “grandfathered” legacy employment agreements entitled some executives to a gross-up for excise taxes incurred in connection with a change-in-control of the Company (Section 280G gross-up)			In early 2016 we eliminated legacy Section 280G gross-up entitlements in all employment agreements
Improve Tax Efficiency of Incentive Awards	Historically, we have granted annual cash incentives and certain LTI awards that were not structured to be fully deductible under IRC Section 162(m)			For 2017, it is our intent to structure annual cash incentives and a greater portion of our LTI awards in a manner intended to qualify them as performance-based compensation under IRC Section 162(m)

The Committee will continue to take into account the results of the advisory vote at the 2017 Annual Meeting, as well as direct shareholder feedback, when making executive compensation decisions in the future.
Compensation Practices - What We Do And Don't Do
Below is a description of some of our other compensation practices that further highlight our commitment to compensation governance and paying for performance:
■ Clawback Policy. We have adopted a clawback policy under which cash and equity-based incentive compensation of our CEO and his direct reports may be recovered by Alexion in the event of a financial restatement - see page 44.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	30

■ No Hedging or Pledging of Stock. All employees, including the NEOs, are prohibited from entering into any hedging, pledging or derivative transactions in our stock - see page 43.
■ No Re-Pricing of Underwater Stock Options. Our equity incentive plan, including the proposed 2017 Incentive Plan, prohibits the repricing or exchange of underwater stock options without shareholder approval.
■ Regular Review of Share Utilization. The Committee regularly reviews share utilization levels and Alexion's burn rate.
■ Perquisites. We provide limited perquisites to executives, and these perquisites are also available to certain other employees.
■ Stock Ownership Guidelines. Our NEOs are expected to acquire and hold Alexion stock worth three to six times their base salary within five years of appointment. Other executives and our directors are also expected to comply with stock ownership guidelines. Our requirements are in the highest range of our peers - see page 43. All NEOs and directors are currently in compliance with the guidelines.
■ No Excise Tax Gross-Ups Upon Change of Control. Since 2013, we have had a policy of not entering into new agreements that include 280G gross up provisions. In 2016, we took the further step of eliminating all existing 280G gross-ups in all employment agreements.
■ Equity Acceleration Upon Change in Control. Our executive employment agreements provide for accelerated vesting only if the executive experiences a termination of employment without cause or resigns for “good reason” in connection with or during a specified period following a change of control of the Company with respect to awards granted in and after 2016. Previously, our executive employment agreements provided for automatic single-trigger acceleration for all awards following a change of control.
■ Independent Compensation Adviser. The Committee retains an independent compensation consulting firm.
■ Review of Compensation Peer Group. Our peer group is reviewed annually by the Committee and adjusted, when necessary, to ensure that the peer group remains an appropriate comparison for our executive compensation program.
■ Review of Committee Charter. The Committee reviews its charter regularly to incorporate evolving governance practices.
Executive Compensation Philosophy
The primary objective of Alexion's executive compensation programs is to attract, retain and incentivize the key executives necessary for Alexion's short- and long-term successful performance. As it relates to our executive compensation programs, the Committee views performance as operating performance, return to shareholders and individual contributions.
The Committee considers and approves compensation programs based on our compensation philosophies, which include the following:
Attract, retain and incentivize
■ We are deeply committed to attracting and retaining industry-leading talented individuals

■ Well-designed compensation programs incentivize our employees to achieve rigorous corporate and individual objectives that are important to our business and success

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	31

■ Our executive compensation program should reinforce our succession planning processes

Pay for performance; align with shareholders
■ Performance is measured by operating and strategic performance, return to shareholders and individual contributions

■ We establish competitive opportunities to incentivize high performance and deliver greater rewards when corporate and individual performance exceed expectations and lower compensation when corporate or individual performance falls short

■ The interests of our executives are linked to those of our shareholders through ownership of Alexion stock and holding Alexion-based equity awards

Competitive with peer group
■ We believe that compensation paid by market peers matters

■ When we set targets, we evaluate the practices of our peers to validate that Alexion is competitive with other companies who compete with us for talent

■ We carefully review our peer group each year, including an assessment of the companies from which we have recently hired executive-level employees

Balanced combination of compensation elements
■ We strive for an appropriate balance between cash and equity incentives

■ The annual cash incentive is intended to motivate individuals to successfully execute on short-term operational and strategic objectives

■ Equity incentives are intended to focus executives on the long-term success of the organization, as well as, in the case of PSUs, the achievement of pre-established financial and operational performance metrics

■ The actions of an executive can and should influence the ultimate value of an LTI award and greater value should be realized by the executive if he or she is focused on long-term outcomes - decisions and actions today may impact Alexion's performance years from now. LTIs are intended to drive executive accountability for Alexion's long-term performance by delivering greater, or lesser, value in the future

■ In general, we do not provide special perquisites to executives that are not also available to other employees (e.g. relocation costs)

Fair and consistent
■ We are committed to making the overall structure of our compensation programs similar across our global organization, taking into account level, geography and local considerations

■ We strive to develop compensation and reward opportunities for all employees based on responsibility and performance

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	32

Our Process
Key 2016 Compensation Decisions
As further described below, the Committee approved 2016 (i) base salaries, (ii) annual cash incentive targets, and (iii) LTI awards, including PSUs, stock options and restricted stock units in February 2016 for the NEOs. In December, 2016, the Committee also approved the compensation arrangements for Mr. Brennan and Mr. Anderson in connection with their appointments as Interim CEO and CFO, respectively. In February, 2017, the Committee evaluated the Company’s achievement of the applicable performance metrics to make determinations with regard to annual cash incentive awards for 2016 and the earning of the operational portion of 2016 PSUs.
Role of the Leadership and Compensation Committee
The Committee determines the compensation of Alexion's executive officers and approves and evaluates Alexion's compensation programs. The Committee makes its executive compensation decisions based on many factors, including:
■ Its review of corporate results against financial and strategic corporate objectives, assigning a performance rating versus 100% of target

■ As a general matter, the Board's rating of the CEO's performance is also considered. The CEO's objectives are typically substantially based on the corporate objectives and take into consideration TSR performance as well as the CEO's accomplishments addressing unforeseen events which contribute to our overall performance; given the CEO transition during 2016, CEO performance was not a significant factor in evaluating 2016 performance

■ An annual benchmarking exercise to obtain competitive market information and compare each executive's compensation to that of individuals in similar positions at Alexion's self-selected peer group of companies

■ The CEO's assessment of the performance of his direct reports measured against their objectives

■ The CEO's compensation recommendations for his direct reports

Role of Executives in 2016 Compensation Decisions
No NEO participated in discussions about or made recommendations with respect to his or her own compensation.
A small number of executives typically attended Committee meetings, including our CEO, and Chief Human Resources Officer, or CHRO.
The CEO, with limited staff and management support, worked with the Committee and its compensation adviser to develop compensation recommendations for the NEOs other than himself. The CEO discussed his evaluation of the individual performance of the other NEOs. The Committee, however, was responsible for making all decisions regarding the compensation of the other NEOs.
The Committee was responsible for evaluating and determining the CEO's compensation and worked directly with the compensation adviser, as discussed below, with limited support from Alexion staff. The CEO was not present when the Committee discussed and approved his compensation.
Role of the Compensation Adviser
According to its charter, the Committee is authorized to retain and terminate consultants to assist it in any aspect of the evaluation of CEO or executive officer compensation, and to approve such consultant's

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	33

fees and retention terms. The Committee also has authority to obtain advice from internal or external legal and other advisors. In 2016, the Committee retained Radford, the Life Sciences Compensation Consulting practice of Aon Hewitt, a business unit of Aon plc (“Radford”), as its compensation adviser, and Radford advised the Committee with respect to the Committee’s decisions in February 2016 regarding 2016 (i) base salaries, (ii) annual cash incentive targets, and (iii) LTI awards. In February 2017, when the Committee approved annual cash incentive payments based on Alexion’s 2016 performance, the Committee retained FW Cook & Co., Inc. (“FW Cook”) to advise the Committee as its compensation adviser.
During 2016, the Committee's compensation advisers provided analysis, research, data, peer and competitive information, survey information and program-design experience in evaluating and developing Alexion's compensation programs for executives as well as incentive programs. The compensation adviser also kept the Committee informed of market trends and developments. Representatives of the compensation adviser generally attended meetings of the Committee and communicated with the Committee chairman between meetings. The Committee, however, made all decisions regarding the compensation of our executive officers.
The Committee assessed the independence of each of Radford and FW Cook, taking into account the relevant SEC and NASDAQ independence factors. The Committee believes that both Radford and FW Cook are independent and that there are no conflicts of interest that would impact the advice the Committee received from either consultant.
Assessing the Competitive Marketplace and Alexion's Peer Group
In 2016, Radford assisted the Committee in its compensation decisions by, among other things, providing market compensation information reflecting the executive compensation practices and levels across similar positions and a large sampling of companies. Radford utilized compensation surveys to assess market information, including compensation surveys prepared by Towers Watson, US Mercer SIRS and also by Radford. In addition, the Committee considered the pay and practices at a peer group of companies when making executive compensation decisions.
How the Peer Group is Used
The Committee uses the peer group in the following ways:
As input to determine base salary, annual cash incentive target, awards actually paid and the approximate grant-date value and form of long-term incentive awards;
■ As input to determine total direct compensation;

■ As input for designing the compensation programs;

■ As input to develop the form and mix of equity awards;

■ To assess whether Alexion’s executive compensation programs are aligned with Company performance; and

■ To assess incentive plan burn rate, overhang and equity expense.

The peer group information is a key reference point for the Committee. The Committee compares the compensation of each NEO to similar positions within the peer group. The Committee also takes into account various factors such as the unique characteristics of the individual's position, and any succession and retention considerations. The Committee, however, does not adopt peer group compensation levels as strict boundaries when making its decisions, and will award amounts greater or lower than the peer

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	34

group. The Committee allocates the level of opportunity and the mix of compensation elements to determine total direct compensation opportunities in a way that it believes is the right level to incentivize exceptional performance.
Peer Group Selection Criteria
The Committee develops the peer group based on the criteria listed below, together with input from the compensation adviser. The Committee strives to select companies that are of similar size (revenues, market capitalization, number of employees), are organized like Alexion, and operate similarly (global presence, orphan disease focus). While the Committee endeavors to select peer companies that exhibit all criteria set forth below, it recognizes that it cannot develop a peer group in which all companies satisfy all criteria.

Consideration	Purpose
Recruiting	A peer company should operate in the biotechnology or pharmaceutical industry and should compete with Alexion for talent.
Annual Revenues	Generally, companies with similar revenues to Alexion (between 0.3x and 3x Alexion revenues) are operating businesses of a similar commercial complexity.
Market Capitalization
Generally, companies with market capitalizations similar to Alexion’s (between 0.3x and 3x Alexion's market capitalization) are established, mature businesses that have expected revenue growth and anticipated pipeline achievements.

Global Presence	A peer company should conduct global commercial operations. We look at the percent of revenues attributed to non-U.S. sales and consider companies with worldwide operations.
Number of Employees	The number of individuals employed by a peer company tends to be a reflection of the organization’s operational complexity. We target between 500 and 5,000 employees.
Orphan Disease Focus	A peer company should be exclusively focused on the development and commercialization of therapeutic products for rare diseases.

Radford and the Committee reviewed the list of companies identified using the above parameters to determine which companies are most similar to Alexion. The lack of similarity of a peer company to Alexion with respect to any single factor stated above is not by design, but rather because there is not a sufficient number of companies that are similar to Alexion with respect to such factor. For example, not all companies in Alexion's peer group have a rare disease focus. The Committee believes that it is not possible to eliminate differences entirely and recognizes the possibility that shifts in Alexion's peer group selection could influence executive compensation decisions. The Committee seeks to mitigate this risk by not relying entirely on any one or two factors, such as revenue and market capitalization. The Committee believes that reliance on one or two factors alone would result in selecting a number of peers with little else in common with Alexion.
Peer Group
The Committee compares the compensation of each NEO to similar positions within the peer group. The Committee also takes into account various factors such as the unique characteristics of the individual's position, and any succession and retention considerations.
The Committee analyzed the peer group in 2015 to assist in its 2016 decision-making. The Committee used the 2015 Peer Group to determine 2016 base salaries, targets for annual incentive awards, and LTI awards.
In evaluating the 2015 peer group, the Committee endeavored to increase the size of the peer group in light of past and anticipated industry consolidations. The Committee considered each company in the existing peer group and 17 additional companies in its review. Two companies from the existing peer group of 13 were removed due to acquisitions and the Committee decided to add five companies - Abbvie, Alkermes, Allergan plc (formerly Actavis), Amgen and Incyte - which were a mix of larger (3) and smaller peers (2). As a result of these changes, the peer group was increased to 16, with all but two reporting

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	35

revenues outside the US. In addition, all peers but two met at least one of the revenue and market capitalization criteria.
The peer group used by the Committee as one factor when it determined 2016 base salaries, targets for annual cash incentive awards, and LTI awards included the following 16 companies:

AbbVie	BioMarin Pharmaceutical, Inc.	Shire plc
Alkermes	Celgene Corporation	United Therapeutics Corporation
Allergan Inc.	Gilead Sciences, Inc.	Valeant Pharmaceuticals, Inc.
Allergan plc (formerly Actavis)	Incyte Corporation	Vertex Pharmaceuticals, Inc.
Amgen	Jazz Pharmaceuticals, Inc.
Biogen Idec, Inc.	Regeneron Pharmaceuticals, Inc.
Elements of 2016 Named Executive Officer Compensation
As a baseline for awarding compensation and prior to making annual executive compensation decisions, the Committee evaluates Alexion's performance for the prior year by assessing if, and the extent to which, Alexion achieved or failed to achieve the corporate goals approved by the Committee and the Board for that year. To assist in the determination of (a) 2016 base salaries, (b) 2016 targets for annual cash incentives, and (c) the target value of 2016 LTIs, including PSUs, the Committee evaluated Alexion's 2015 performance in February of 2016. Annual cash incentive payouts for 2016 for the NEOs were determined in February 2017, following the Committee's and Board's assessment of 2016 performance.
2016 Compensation for Mr. Brennan and Mr. Anderson
On December 11, 2016, the Board appointed Mr. Brennan as Interim CEO, and Mr. Anderson as CFO. In connection with his interim appointment, we entered into an employment agreement with Mr. Brennan, pursuant to which he received an annualized base salary of $6 million, a housing allowance of $5,000 per month, and reimbursement for transportation expenses. Mr. Brennan’s base salary also represented his total direct compensation for his services as Interim CEO. The Committee believed that, in light of the CEO transition and Mr. Brennan's interim role, it was important to provide a competitive level of total direct compensation as well as fixed, guaranteed compensation during the period of service. Mr. Brennan did not receive a long-term incentive award in 2016 in respect of his service as interim CEO because his service was expected to be temporary, and the long-term nature and purpose of LTIs would not be achieved. Under his agreement, Mr. Brennan was entitled to receive a grant of restricted stock units upon his reelection to the Board at the annual meeting, in accordance with our non-employee director compensation program, but was not otherwise entitled to participate in the long-term incentive award program for senior executives. Mr. Brennan’s employment agreement and the foregoing compensation arrangements are no longer in effect following the appointment on March 27, 2017 of Dr. Hantson as our new CEO. Mr. Brennan continues to serve as a member of the Board.
In connection with Mr. Anderson’s appointment as CFO, the Committee approved an employment agreement with Mr. Anderson, which provided for an annualized base salary of $4.55 million, and an allowance of $5,000 per month for lodging, transportation and related expenses. Mr. Anderson also received a grant of restricted stock units with a grant date value of $1 million. The Committee did not change Mr. Anderson's base salary at the time it approved 2017 compensation for the NEOs in February 2017, and did not award Mr. Anderson an annual cash incentive award with respect to 2016. The Committee endeavored to deliver competitive and fixed compensation to Mr. Anderson in light of the CFO transition and management changes. The Committee also believed that Mr. Anderson should be awarded long-term incentives for retention purposes and to incentivize long-term success.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	36

The employment agreements with Messrs. Brennan and Anderson are described in further detail under “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table” below.
Base Salaries
Base salary represents a secure, fixed component of an executive's compensation. Determinations of base salary levels for our executives are established based on the position, the scope of responsibilities, and the prior relevant background, training and experience of each individual. Base salaries are evaluated annually for possible merit increases and take into account an annual review of marketplace competitiveness as compared to the peer group. The Committee believes that the merit and other increases approved for 2016 base salaries for the NEOs reflects strong operational performance, both company and individual, as well as market competitiveness.
Consistent with previous annual base salary evaluations, the Committee determined that if merit increases are appropriate, 2016 base salaries for the NEOs should be within approximately 10% of the market median of Alexion's peer group. The merit and other increases in base salary for the NEOs, detailed in the table below, were approved by the Committee in February 2016 to achieve this desired level.

Named Executive Officer	2015 Base Salary(1)	2016 Base Salary(1)	% Change
David R. Brennan (2)	N/A	$6,000,000	N/A
David J. Anderson, M.B.A. (2)	N/A	$4,550,000	N/A
Martin Mackay, Ph.D.	$670,000	$693,000	3.4
Julie O'Neill, M.B.A.	€457,000	€484,000	5.9
Carsten Thiel, Ph.D.	CHF 675,000	CHF 699,000	3.6
David Hallal	$1,100,000	$1,200,000	9.1
Vikas Sinha, M.B.A., C.A.	$670,000	$714,000	6.6

(1) Amounts represent the executive's annual base salary as approved by the Committee. Amounts may not reflect actual earnings.
(2) See "2016 Compensation for Mr. Brennan and Mr. Anderson" on page 35 for a description of the decisions for Mr. Brennan and Mr. Anderson. Unlike other NEOs, Mr. Brennan's total direct compensation does not include LTIs or annual cash incentives. Mr. Anderson's 2016 compensation also did not include an annual cash incentive award.

Annual Cash Incentives
For each of the NEOs (other than Mr. Brennan and Mr. Anderson), the Committee established the following annual cash incentive targets as a percentage of base salary for 2016.

We pay annual cash incentive bonuses to drive the achievement of strong annual performance. The Committee endeavors to deliver a meaningful portion of cash compensation in the form of performance-based annual cash incentives. The Committee believes that doing so is critical because the opportunity for a meaningful cash award will, together with strong management and accountability, drive executives to individually and collectively achieve and exceed Alexion's annual objectives.

The Committee established the following annual cash incentive targets as a percentage of base salary for 2016. In evaluating decisions for 2016, the Committee seeks to deliver a minimum of 50% of target for threshold level performance and a maximum of 200% of target for achieving the highest level of performance:

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	37

Named Executive Officer	2016 Target Cash Incentive as Percent of Base Salary	2016 Target Cash Incentive
David R. Brennan	N/A	N/A
David J. Anderson, M.B.A.	N/A	N/A
Martin Mackay, Ph.D.	70%	$485,100
Julie O'Neill, M.B.A.	70%	€338,800
Carsten Thiel, Ph.D.	70%	CHF 489,300
David Hallal	120%	$1,440,000
Vikas Sinha, M.B.A., C.A.	70%	$499,800

As discussed in the Committee Chairman’s letter, the Committee determined the 2016 annual cash incentive awards for our named executive officers using the following framework:
Based on the applied framework, the Committee determined that Financial Performance was achieved at a level of 86% and Strategic Performance was achieved at a level of 91.6%. Because Financial Performance and Strategic Performance were each weighted 50% by the Committee, overall funding for annual cash incentives was determined to be 88.8%.

2016 Financial Performance
For 2016, the financial performance measures used by the Committee were Revenue (weighted 65%) and Non-GAAP EPS (weighted 35%). See Appendix A attached to this proxy statement for a full reconciliation of non-GAAP results. The Committee selected the following target levels to align with our 2016 objective of driving both top line and bottom line performance across the Company. As shown in the table below, actual growth was below target growth with respect to each financial measure. As a result, the financial performance payout percentage for the NEOs was below target for 2016.

Goal	2015 Actual	Performance Range			2016 Results	% of Target Performance	% of Target Funding
		Threshold	Target	Maximum
Revenue (65%)	$2.604B	$2.883B	$3.100B	$3.275B	$3.039B	98%	85.9%
Non-GAAP EPS (35%)	$4.99	$4.65	$5.10	$5.75	$4.97	97.5%	85.8%
Financial Performance Funding: 86%
50% of Financial Performance Funding: 43%

Alexion’s 2016 Revenue goal was designed to drive strong Soliris performance as well as successful launches of both Strensiq and Kanuma. The amounts reported in the table above are provided on constant currency basis.

2016 Strategic Performance
The 2016 strategic performance measures covered all aspects of Alexion's business, and focused on three key areas: (1) research and development, (2) quality, manufacturing, supply and distribution, and (3) global execution. Most measures were detailed and granular, structured to drive performance to achieve a specific milestone which had been identified as integral to Alexion's operations. The Company establishes objectives that are set at targets and levels that the Committee believes require exceptional cross-

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	38

functional performance and execution to achieve. The Committee weighted each factor and the overall assessment of achievement was made by the Committee in its collective business judgment:

Strategic Objectives(1)	Weight	% of Target Funding
Research and Development
Regulatory submissions for eculizimab in Refractory Generalized Myasthenia Gravis (gMG) in the U.S., EU and Japan; enrollment targets in multiple studies, including phase 3 study for Relapsing Neuromyelitis Optica Spectrum Disorder (NMOSD); data read outs for multiple studies, including gMG and NMOSD; initiate multiple studies, including for ALXN 1210 and ALXN 6000	40%	82.6%
Quality, Manufacturing, Supply, and Distribution
Ensure ongoing supply for clinical programs; increase inventory levels for commercial products; support previous product recalls and investigations	30%	110%
Global Execution
Enact process efficiencies; launch corporate values initiative; ongoing implementation to align the organization, leaders and people to a consistent corporate culture; prepare and file new patent applications and advance patent strategy; ensure full cooperation with SEC/DOJ investigation; launch new Code of Ethics and Business Conduct, Quality Policy and related training programs	30%	85%
Strategic Performance Funding:		91.6%
50% Strategic Performance Funding:		45.8%
 We have not disclosed the target numbers or actual performance against each target. We believe that disclosing such detail will result in competitive harm to us. Such information represents confidential business information that could place us at a competitive disadvantage because it provides insight into our long-term strategic plan and financial objectives.
Individual Performance and Contribution
In addition to considering Company performance, the Committee also considered the individual performance of each NEO and the NEO's contributions in achieving the corporate objectives.
Generally, the currently employed NEOs received payouts at the level of funding determined by the Committee, approximately 88% of target funding.
Dr. Mackay
Dr. Mackay led research and development initiatives that are expected to support long-term programs and commercial opportunities, including ALXN1210 and ALXN6000. The Committee also considered clinical study readouts during 2016, including gMG, and enrollment objectives. Dr. Mackay received an annual cash incentive award consistent with the Committee's approved funding levels.
Ms. O'Neill
Ms. O'Neill's actual cash incentive, above funding levels, was in recognition of her strong performance. Specifically, Ms. O'Neill met or exceeded inventory and supply objectives, including clinical study supply objectives.
Dr. Thiel
Dr. Thiel was awarded an annual cash incentive at the Committee's approved funding levels, which took into account 2016 commercial performance.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	39

Determination of 2016 Annual Cash Incentive Awards
Based on the achievement of the 2016 financial and strategic goals, the annual cash incentive awards paid to our NEOs for 2016 were as follows.

Named Executive Officer	2016 Target	Annual Cash Incentive Paid	% of Target
David Brennan(1)	N/A	N/A	N/A
Dave Anderson(1)	N/A	N/A	N/A
Martin Mackay, Ph.D	$485,100	$426,000	88%
Julie O'Neill	€338,800	€339,000	100%
Carsten Thiel, Ph.D.	CHF 489,000	CHF 430,000	88%
David Hallal (2)	$1,440,000	$0	0%
Vikas Sinha, M.B.A., C.A.(2)	$499,800	$0	0%

(1)	Mr. Brennan and Mr. Anderson were appointed Interim CEO and CFO, respectively, in December 2016, and did not receive a cash incentive awards for 2016.

(2)
As a result of his departure in December 2016, Mr. Hallal did not receive a cash incentive award with respect to 2016 performance. Mr. Sinha was not paid a cash incentive award in respect of 2016, but received severance in connection with his departure in December 2016 according to the terms of his existing employment agreement, which included payment of a severance amount equal to 1.5 times the sum of his annual base salary and his target 2016 annual cash incentive award.

2016 Long-Term Incentive Awards
The Committee believes that long-term incentive awards (LTIs) are a critical element of compensation. Each LTI award is a variable component of compensation and no individual, including any NEO, is guaranteed to receive an award or a certain value in respect of his awards. The Committee believes that its practice of granting LTI awards to Alexion executives has contributed to our long-term successful performance.
The Committee has not established formal guidelines for LTI award grants to our executives, including our NEOs. In determining LTI awards for executives, the Committee considers:
■ peer group market data;

■ the individual's contribution and potential contribution to Alexion's growth and financial results;

■ the value of proposed awards;

■ corporate performance; and

■ the individual's level of responsibility within Alexion.

As is the case when the amount of base salary and annual cash incentive opportunity is determined, when determining LTI grant values, a review of all the executive's compensation is conducted to ensure that an executive's total compensation conforms to our overall philosophy and objectives.
In 2016, the Committee sought to deliver LTI awards in a combination of performance share units, or "PSUs" (25% of the aggregate LTI value at grant), stock options (50%) and restricted stock units, or "RSUs" (25%). The Committee approved LTI awards for the NEOs in the amounts set forth in the table under the heading "Grants of Plan-Based Awards." Generally, RSUs vest over four years in equal annual

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	40

installments and stock options vest 25% on the first anniversary of the grant date and 1/16th every three months thereafter. PSU awards are subject to a variety of performance criteria (as described below). Operational PSUs are earned based on a one-year performance period, and once earned, vest over three years in equal annual installments, while TSR PSUs vest at the end of a three-year performance period. The Committee believes that the combination of stock options, PSUs and RSUs effectively balances the goals of incentivizing and rewarding shareholder value creation while supporting our talent retention objectives:
■ Stock options and PSUs inherently incentivize shareholder value creation, since option holders realize no value unless our stock price rises after the option grant date and the value of PSUs is tied directly to Alexion's financial performance and TSR performance.

■ For 2016, the Committee weighted stock options most heavily because it believed our stock option award program in particular has contributed significantly to our strong performance record, which in turn has generally made our stock option awards valuable over the long-term and effective in recruiting, motivating and retaining skilled executives.

■ RSUs offer more modest upside potential than stock options but align pay and company performance as reflected in our share price. In addition, during periods of stock market declines or modest or no growth, RSUs are more likely to support our talent retention objectives.

As highlighted in the letter from the Chairman of the Committee, in 2017, the mix of LTI awards was re-allocated by the Committee as follows: PSUs (50%), stock options (20%) and RSUs (30%).
Performance Share Units (PSUs)
The Committee introduced PSUs to our compensation program in 2013 to supplement Alexion’s performance-based compensation. In 2016, the Committee reviewed the PSU program and decided to maintain the existing overall design. The PSUs granted in 2016 had the following features:
■ The 2016 PSUs are only earned if pre-established financial targets are achieved and the Company's share performance is aligned with or exceeds the performance of the Nasdaq Biotechnology Index, which the Committee viewed as a relevant and appropriate benchmark.

■ Eighty percent (80%) of the PSUs that could be earned had a one-year performance period with the amount actually earned dependent upon the achievement of Alexion's revenue and non-GAAP EPS targets, which were equally weighted. We refer to these PSUs as the "operational PSUs." See Appendix A attached to this proxy statement for a full reconciliation of non-GAAP results.

■ Upon satisfaction of one to four R&D milestones, an additional number of PSUs, ranging from 1.25 to 4.5 of the operational PSUs, could be earned. The milestones were each selected to incentivize executives to achieve aggressive R&D milestones. In order to earn additional shares for achievement of R&D milestones, threshold performance must be achieved for one or both of the operational PSU metrics (Revenue or non-GAAP EPS).

■ Twenty percent (20%) of the PSUs that could be earned had a three-year performance period with the amount actually earned dependent on Alexion's relative TSR performance compared to the Nasdaq Biotechnology Index over the three-year period. We refer to these PSUs as the "TSR PSUs."

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	41

We place significant weight on corporate revenue and non-GAAP EPS to measure Alexion's performance. We also believe that our shareholders and analysts rely heavily on the same financial metrics to understand the underlying condition, and the performance of, our business. The Committee believed revenue and non-GAAP EPS were the best metrics to incentivize executive performance for our PSU awards, because:
■ Commensurate with our commercial success and investment in Alexion's future, almost all aspects of our business are growing and how effectively we execute financial planning and financial discipline is a strong indicator of company performance, measured in its impact on non-GAAP EPS.

■ The Committee decided that setting performance objectives using these metrics would be reliable indicators of company performance, since based on past experience revenues would grow commensurate with growth in the number of patients receiving our products and non-GAAP EPS would increase commensurate with execution of a financial plan and financial discipline taking into account the capital necessary to operate our expanding global business.

■ At the time when the PSUs were granted, the Committee chose a one-year performance period and revenue and non-GAAP EPS metrics for 80% of the PSUs because the Committee believed that shareholders emphasized these same operational metrics when evaluating our performance on a year-to-year basis. Successful achievement would also be expected to result in improved stock performance and value to our shareholders.

The R&D milestones were goals that if achieved or achieved on an accelerated basis, would deliver significant and meaningful value to shareholders.
The Committee believed that a PSU Award that is tied to relative TSR further aligns our executives’ interests with the interests of our shareholders. The Committee selected a three-year performance period to ensure that stock performance incentives were aligned with a longer-term view, and that fluctuations during any single year would not disproportionately impact results for the benefit or detriment of the program.
2016 Operational PSUs
The following table shows the performance metrics and weighting that the Committee set for our 2016 operational PSUs and our degree of attainment of the goals and resulting outcome. As indicated below, all 2016 operational PSUs were forfeited based on actual 2016 performance levels.

Goal	2015 Actual	Performance Range			2016 Actual	Performance Level % of Target	Result
		Threshold	Target	Maximum
Revenue(1)	$2.604B	$3.050B	$3.110B	$3.275B	$3.039B	Below Threshold	All Operational PSUs Forfeited
Non-GAAP EPS(1)	$4.99	$5.00	$5.25	$5.75	$4.97	Below Threshold
(1) The metrics exclude certain events to ensure that performance levels are not distorted by one-time or out of the ordinary events, such as an acquisition or net revenues generated from an acquisition.
2016 R&D Milestones
The Committee selected four aggressive R&D milestones that aimed to prioritize Alexion's resources across the Company. The milestones related to ALXN1210 (2 milestones), Soliris for the treatment of gMG and SBC-103. The Committee recognized that each milestone would be achieved during 2016 and the additional shares would only be earned as a result of exceptional performance, leadership and execution. Further, if any one of the four milestones were achieved, the Committee believed that significant value would be created for our shareholders.

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None of the R&D milestones were achieved in 2016, and the threshold targets for the operational PSUs were not achieved. Accordingly, no PSUs were earned with respect to the R&D milestones.
2016 TSR PSUs
The TSR PSUs are based on the Company’s three-year TSR performance relative to the median three-year TSR performance of the companies in the Nasdaq Biotechnology Index. The number of TSR PSUs that can be earned will be determined as follows (with interpolation between points):

Alexion TSR Performance vs. Peer Group Median	Payout as a % of Target
> Median + 100%	200%
For every 1% achieved above median	+1%
Alexion TSR performance equals the median	100%
For every 1% decline below median, up to - 25%	-2%
Below median by - 25%	50%
< Median - 25%	-%
2014 TSR PSUs
In 2014, the Committee granted TSR PSUs based on the Company’s three-year TSR performance, from January 1, 2014 to December 31, 2016, relative to the median three-year TSR performance of the companies in the Nasdaq Biotechnology Index. The Committee determined that the Company's TSR outperformed the Index by approximately .2%. As a result, Dr. Mackay earned the target award, or 460 shares. No other NEOs earned 2014 TSR PSUs.
Termination and Change of Control-Based Compensation
We provide severance payments and other benefits to our executives under written employment agreements if their employment is terminated without cause or in certain other instances, including in connection with a change of control. In February 2016, the Committee approved new executive employment agreements, including for certain of our NEOs, to among other things, eliminate all 280G gross-up provisions and increase cash severance terms based on market practices. Severance provisions related to a change of control assist in retaining high quality executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending. We also provide for accelerated vesting of outstanding equity awards upon a change of control for awards granted prior to January 1, 2016. In 2016, the Committee eliminated automatic single-trigger equity acceleration upon a change of control in executive employment agreements. With respect to awards granted in 2016 and thereafter, our executive employment agreements now provide for double-trigger acceleration of vesting only in the event of a qualifying termination of employment following a change of control. More details on the severance payments and benefits our continuing NEOs are entitled to receive are provided under "Potential Payments Upon Termination or Change of Control" on page 56.
Departures of and Separation Agreements with Mr. Hallal and Mr. Sinha
In connection with Mr. Hallal's resignation in December 2016, he entered into a separation agreement with the Company under which he received a cash payment of approximately $3.65 million, payable in quarterly installments over two years beginning in January 2017. All of Mr. Hallal's unvested LTI awards were cancelled as of the date of his departure, having a value at such time of approximately $12.2 million. The separation agreement with Mr. Hallal contains provisions concerning noncompetition and indemnification, and covenants not to solicit or disparage, and to cooperate with the Company.
In connection with Mr. Sinha's departure in December 2016, he received severance compensation in accordance with the terms of his employment agreement providing for compensation in the event of his

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	43

termination by the Company without cause. His employment agreement provided for the acceleration of any then outstanding stock options and restricted stock units, and payments for 18 months of COBRA coverage plus a severance payment of $1,820,700 equal to 1.5 times the sum of (a) Mr. Sinha's then current base salary and (b) Mr. Sinha's 2016 target bonus. Mr. Sinha's unearned PSU awards were forfeited. Mr. Sinha's employment agreement also contains provisions concerning noncompetition and indemnification, and covenants not to solicit or disparage, and to cooperate with the Company.
Personal Benefits
Our NEOs are eligible for the benefit programs we provide to all employees, such as medical, dental, vision, life and disability insurance benefits. Our U.S.-based named executive officers are eligible to participate in our tax-qualified 401(k) plan on the same basis as other U.S. eligible employees. Dr. Thiel is entitled to participate in our Swiss Pension Plan, which is a retirement plan for eligible Swiss employees and Ms. O'Neill is entitled to participate in an Irish defined contribution pension plan that we maintain for our eligible Irish employees. In general, we only provide limited perquisites to executives that are also available to other employees, such as relocation costs. In connection with his expatriate assignment to the United States, Dr. Thiel entered into a letter agreement with the Company that described certain benefits to which he is entitled to during the assignment and his relocation to the U.S. for this assignment, including temporary housing and a housing allowance, educational and cultural assistance, the movement of household goods, and tax equalization payments. In connection with his assuming the position of our Interim CEO, we provided Mr. Brennan with a housing allowance of $5,000 a month and reimbursement for transportation expenses due to the fact that he lives outside of Connecticut and would need to be close to the Company’s headquarters to serve the Company in this role. We also provide Mr. Anderson with a monthly allowance of $5,000 for lodging, transportation and related expenses. The amounts reimbursed to Dr. Thiel and the allowances and reimbursements for Mr. Brennan and Anderson during 2016 are included in the “Summary Compensation Table” below and a description of each executive’s agreement is included under “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table” below.
Stock Ownership Guidelines
Our executives and directors are subject to stock ownership guidelines. Shares owned by the individual, unvested restricted stock and unvested restricted stock units count towards the ownership goal. Unearned PSUs do not count towards the ownership goal. Directors and officers are required to meet these guidelines within five years of becoming subject to them. All of our executives and directors currently satisfy the guidelines.

Executive Officers. Our current policy requires Alexion's executives to own shares with a value equal to a specific multiple of such executive's base salary as indicated in the table below:

Officer Level	Market Value as a Multiple of Base Salary
Chief Executive Officer	6x
Executive Vice Presidents and Senior Vice Presidents reporting to the CEO	3x
Other Senior Vice Presidents	1x
Directors. Directors are required to own shares with a value equal to 5 times the annual director cash retainer, which was $95,000 for 2016.

Anti-hedging and Anti-pledging Policy
Our insider trading policy prohibits all directors and employees, including our executives, from pledging or engaging in hedging or similar transactions in Alexion's stock, such as prepaid variable forwards, equity swaps, collars, puts, calls, and short sales.

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Recoupment Policy
We have adopted an executive compensation recoupment policy, or "clawback," that requires our independent directors to consider whether to seek reimbursement of any bonus or incentive awarded to a Section 16 officer if and to the extent: (a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In July 2015, the SEC proposed rules that would require US public companies to adopt broad clawback policies and make new related disclosures. These rules are not yet final. The Board will monitor the status of these rules and will adopt a new recoupment policy, or amend its existing one, once the rules become final.
Compensation Risk Assessment
The Committee oversees an annual risk assessment of the Company’s compensation programs to determine whether such programs are reasonably likely to have a material adverse effect on the Company. For 2016, the Committee concluded that the Company’s compensation programs were appropriately balanced to mitigate compensation-related risk with cash and stock elements, financial and non-financial goals, formal goals and discretion, and short-term and long-term rewards. The Company also has policies to mitigate compensation-related risk, including stock ownership guidelines, clawback provisions, and prohibitions on employee pledging and hedging activities. Furthermore, the Committee believes the Company’s policies on ethics and compliance along with its internal controls also mitigate against unnecessary or excessive risk taking.
Section 162(m) Policy
Under Section 162(m) of the Internal Revenue Code, publicly held corporations are denied deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers. However, Section 162(m) provides an exception for certain qualifying "performance-based" compensation. The Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers necessary for the company’s success, as described above. As a result, we currently and may in the future award compensation that is not fully deductible under Section 162(m) in order to ensure competitive levels of total compensation for our executive officers and when we otherwise view such compensation as consistent with our compensation policies. We have structured our stock option grants and certain of our PSUs in a manner that is intended to qualify them as "performance-based" compensation under Section 162(m). Our annual cash incentives and time-based restricted stock units do not qualify as performance-based under Section 162(m). The Committee reserves the right to grant compensation that is not eligible performance-based compensation.
Report of Leadership and Compensation Committee
The Committee of the Board reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
The Leadership and Compensation Committee
Jack T. Mollen, Chairman
M. Michele Burns
R. Douglas Norby
Alvin S. Parven

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	45

Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by or paid to each of our NEOs during the fiscal years ended December 31, 2016, and (where applicable) 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Other Bonus		Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen-sation ($)(3)	Change in Pension Value ($) (4)	All Other Compen-sation ($) (5)(6)	Total ($)
David R. Brennan	12/31/2016	230,769	—		115,948	112,726	—	—	92,337	551,780
Former Interim Chief Executive Officer (1)

David J. Anderson, M.B.A.	12/31/2016	175,000	—		999,930	—	—	—	2,500	1,177,430
Executive Vice President and Chief Financial Officer(1)

Martin Mackay, Ph.D.	12/31/2016	693,000	—		1,716,538	1,302,919	426,000	—	31,524	4,169,981
Executive Vice President, Global Head of Research and Development	12/31/2015	670,000	—		1,907,736	1,378,254	700,000	—	24,000	4,679,990
	12/31/2014	650,000	—		2,738,030	2,740,620	690,000	—	23,000	6,841,650
Julie O'Neill, M.B.A.	12/31/2016	509,023	—		1,716,538	1,302,919	357,000	—	213,443	4,098,923
Executive Vice President of Global Operations (7)(10)
Carsten Thiel, Ph.D	12/31/2016	686,069	—		1,436,218	1,302,919	438,000	—	324,746	4,187,952
Executive Vice President and Chief Commercial Officer (10)	12/31/2015	676,864	252,248	(8)	1,747,557	1,362,630	620,000	1,269,193	306,648	6,235,140
	12/31/2014	218,768	504,850	(9)	4,195,620	1,547,257	135,000	331,638	56,188	6,989,321
David Hallal	12/31/2016	1,153,846	—		5,947,361	5,505,882	—	—	529,252	13,136,341
Former Chief Executive Officer and Chief Operating Officer(1)	12/31/2015	1,048,461	—		6,926,092	4,906,068	1,815,000	—	24,165	14,719,786
	12/31/2014	696,058	—		3,268,430	2,740,620	792,000	—	17,500	7,514,608
Vikas Sinha, M.B.A., C.A.	12/31/2016	686,539	—		1,856,698	1,302,919	—	—	1,875,063	5,721,219
Former Executive Vice President and Chief Financial Officer(1)	12/31/2015	670,000	50,000	(8)	1,907,736	1,378,254	700,000	—	30,464	4,736,454
	12/31/2014	640,000	—		2,914,830	2,740,620	690,000	—	23,000	7,008,450

(1)
The appointments of Mr. Brennan and Mr. Anderson occurred on December 11, 2016. The employment of each of Mr. Hallal and Mr. Sinha terminated on December 11, 2016. Mr. Hallal's unvested equity awards, including all 2016 equity

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	46

awards reported in the table, were forfeited upon his termination of employment on December 11, 2016. Mr. Brennan and Mr. Anderson were not named executive officers in 2015 or 2014 therefore their compensation related to 2015 and 2014 is not disclosed.

(2)
Amounts represent the grant date fair value of equity awards granted to the named executive officer in each of 2016, 2015, and 2014 (where applicable) calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"), disregarding the effect of estimated forfeitures. See Notes 1 and 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for details as to the assumptions used to determine the fair value of the awards. See our audited consolidated financial statements in our Annual Reports on Form 10-K for the years ended December 31, 2016, 2015 and 2014 for details as to the assumptions used to determine the fair value of the awards. The stock awards reported include the grant date fair value of RSUs and PSUs, including TSR PSUs, each of which is more fully discussed in the Compensation Discussion and Analysis. For PSUs, the amounts represent the grant date fair value based on the probable outcome of the performance conditions. For 2016, the grant date fair value of PSUs (other than TSR PSUs) was $532,608 for each of Dr. Mackay, Ms. O’Neill, Mr. Sinha and Dr. Thiel and $2,312,640 for Mr. Hallal, which amounts would be $5,087,808 and $21,956,204, respectively, if the highest level of performance conditions were achieved. 80% of such PSUs were forfeited without consideration due to failure to achieve the operational performance metrics associated with such awards, as described in more detail under "Performance Share Units (PSUs)" on page 40. The grant date fair value for TSR PSUs included for 2016 is $202,810 for each of Dr. Mackay, Ms. O’Neill, Mr. Sinha and Dr. Thiel and $831,521 for Mr. Hallal, which amounts would be $405,620 and $1,663,042, respectively, if the highest level of performance conditions were achieved. Messrs. Brennan and Anderson were not granted PSUs in 2016.

(3)
Amounts represent the annual incentive bonus earned by each of the named executive officers for services performed in 2016, 2015, and 2014 (where applicable). The annual incentive bonuses were paid in February or March of the calendar year following the year to which the bonus relates (e.g., the 2016 annual incentive bonus was paid in February 2017). Neither Mr. Brennan nor Mr. Anderson received an annual incentive bonus for 2016. Messrs. Hallal and Sinha did not receive an annual incentive bonus for 2016 due to their termination of employment.

(4)
Amounts represent the aggregate change in actuarial present value of accumulated pension benefits under our Swiss Pension Plan in excess of the plan asset investments for Dr. Thiel , calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715 ("FASB ASC Topic 715"). In 2016 the change in the actuarial present value of the accumulated pension benefit did not exceed the change in plan assets for Dr. Thiel, and as such no compensation is included in the table above.

(5)
Amounts represented in this column include the following: for 2016, Alexion's 401(k) matching contributions of $15,900 for Dr. Mackay. and Messrs. Hallal and Sinha, and Alexion's matching contributions of $132,609 for Ms. O'Neill 's for her participation in the Irish defined contribution plan. Amounts also include Alexion's matching contributions under our non-qualified deferred compensation (NQDC) plan of $8,100 for each of Messrs. Hallal and Sinha, and Dr. Mackay. Amounts for 2016 also include $124,215 and $54,543 paid to Dr. Thiel and Ms. O'Neill for housing allowances, respectively, $124,118 on behalf of Dr. Thiel for tax gross ups and support associated with his expat status, $34,169 for relocation costs, $6,772 for car allowances, $9,471 of child care allowances, $1,000 of tax preparation fees, and $25,000 of home leave allowance for Dr. Thiel. Other mounts also include $2,521 for Mr. Hallal and Sinha and $7, 524 for Dr. Mackay for group term life insurance premiums paid by Alexion, $380 of gym reimbursements for Mr. Sinha, $46,154 and $27,461 for vacation payouts of Mr. Hallal and Sinha respectively, $26,291 for car allowances paid for Ms. O'Neill, and $2,500 for housing allowances for Mr. Anderson and Brennan. Amounts in 2016 also include pro-rated Director fees of $89,837 that Mr. Brennan was paid for his service as a Director prior to his appointment of Interim CEO on December 11, 2016; Amounts represented in this column for 2015 include: Alexion's 401(k) matching contributions of $15,900 for each of Dr. Mackay, and Messrs. Hallal and Sinha. Amounts also include Alexion's matching contributions under our non-qualified deferred compensation (NQDC) plan of $2,100 for Mr. Hallal and $8,100 for each of Dr. Mackay and Mr. Sinha. Other compensation in 2015 includes $122,241 paid to Dr. Thiel for relocation expenses, $27,848 paid to Dr. Thiel for car allowance, and $36,672 paid to Dr. Thiel related to tax gross up payments. Amounts represented in this column for 2014 include: Alexion's 401(k) matching contributions of $15,600 for each of Dr. Mackay and Messrs. Hallal and Sinha, and Alexion's matching contributions under our NQDC plan of $7,400 for each of Dr. Mackay and Mr. Sinha, and $1,900 for Mr Hallal, $43,911 for Alexion's employer contribution to the Swiss Pension Plan for Dr. Thiel.

(6)
Included within "All Other Compensation" for 2016 are the following amounts payable to Mr. Sinha and Mr. Hallal according to the terms of their separation agreements executed December 11, 2016. Mr. Hallal's amounts include the first quarterly installment of his separation agreement payment.

Participant	Total Separation Amounts
Vikas Sinha	$1,820,700
David Hallal	$456,577

(7)	Ms. O'Neill was not a named executive officer in 2015 or 2014 therefore her compensation related to 2015 and 2014 is not disclosed.

(8)	Amounts represent a special bonus award paid to Mr. Sinha for his contribution to the Company’s acquisition of Synageva in 2015.

(8)	Amount represents the second installment of Mr. Thiel's sign-on bonus paid in 2015.

(9)	Amount represents the first installment of Mr. Thiel's sign-on bonus paid in 2014.

(10)
Dr. Thiel's figures for salaries, bonus, and all other compensation were converted from Swiss Francs to U.S. dollars using the conversion rate of .9815, 1.00899, and 1.0097 for 2016, 2015, and 2014 compensation, respectively. Dr. Thiel's figures for non-equity incentive plan bonus are at his Board approved USD amounts for years 2016, 2015, and 2014 respectively. Ms. O'Neill's figures for salaries, bonus, and all other compensation were converted from Euro to U.S. dollar using the conversion rate of 1.0517 for 2016. Ms. O'Neill's figures for non-equity incentive plan bonus are at her Board approved USD amounts for 2016.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	47

Grants Of Plan-Based Awards In Fiscal 2016
The following table sets forth information regarding plan-based awards made to each of our NEOs during the fiscal year ended December 31, 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date				Threshold (#)	Target (#)	Maximum (#)	Number of shares of stock or units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
David R. Brennan	5/11/16	(1)	—	—	—	—	—	835	—	—	112,726
	5/11/16	(1)	—	—	—	—	—	—	2,294	138.86	115,948
David J. Anderson, M.B.A	12/12/16	(4)	—		—	—	—	8,689	—	—	999,930
Martin Mackay, Ph.D	2/26/16	(2)	485,100	970,200	—	—	—	—	—	—	—
	2/26/16	(3)	—		—	—	—	—	31,000	140.16	1,302,919
	2/26/16	(4)	—		—	—	—	7,000	—	—	981,120
	2/26/16	(5)	—		1,900	3,800	17,100	—	—	—	532,608
	2/26/16	(6)	—		500	1,000	2,000	—	—	—	202,810
Julie O'Neill M.B.A.	2/26/16	(2)	356,316	712,632	—	—	—	—	—	—	—
	2/26/16	(3)	—		—	—	—	—	31,000	140.16	1,302,919
	2/26/16	(4)	—		—	—	—	7,000	—	—	981,120
	2/26/16	(5)	—		1,900	3,800	17,100	—	—	—	532,608
	2/26/16	(6)	—		500	1,000	2,000	—	—	—	202,810
Carsten Thiel, Ph.D	2/26/16	(2)	480,248	960,496	—	—	—	—	—	—	—
	2/26/16	(3)	—		—	—	—	—	31,000	140.16	1,302,919
	2/26/16	(4)	—		—	—	—	5,000	—	—	700,800
	2/26/16	(5)	—		1,900	3,800	17,100	—	—	—	532,608
	2/26/16	(6)	—		500	1,000	2,000	—	—	—	202,810
David Hallal	2/26/16	(2)	1,440,000	2,880,000	—	—	—	—	—	—	—
	2/26/16	(3)	—		—	—	—	—	131,000	140.16	5,505,882
	2/26/16	(4)	—		—	—	—	20,000	—	—	2,803,200
	2/26/16	(5)	—		8,251	16,500	74,251	—	—	—	2,312,640
	2/26/16	(6)	—		2,050	4,100	8,200	—	—	—	831,521
Vikas Sinha, M.B.A., C.A.	2/26/16	(2)	499,800	999,600	—	—	—	—	—	—	—
	2/26/16	(3)	—		—	—	—	—	31,000	140.16	1,302,919
	2/26/16	(4)	—		—	—	—	8,000	—	—	1,121,280
	2/26/16	(5)	—		1,900	3,800	17,100	—	—	—	532,608
	2/26/16	(6)	—		500	1,000	2,000	—	—	—	202,810

(1) Mr. Brennan's 2016 grants are due to his position as a Director and are not related to his position as Interim CEO that he was appointed as on December 11, 2016.

(2)
The amount represents the annual incentive bonus target for the NEO for 2016 multiplied by such individual's base salary. See "Annual Cash Incentives – Drive Performance" in the Compensation Discussion and Analysis. Actual amounts paid to the NEO for 2016 are included in the "Non-Equity Incentive Plan Compensation" column under the "Summary Compensation Table" above. The maximum amount an NEO may earn is 200% of his target bonus amount. Ms. O'Neill's figures are converted from EUR to USD at a rate of 1.0517.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	48

(3)	The amount includes the number of shares of common stock subject to option awards granted to the NEO in 2016.

(4)	The amount includes the number of shares of common stock underlying awards of RSUs granted to the NEO in 2016.

(5)
The amount represents the estimated possible payouts for PSUs, other than TSR-PSU Awards, granted to the NEO in 2016. Mr. Hallal had the opportunity to earn between 8,240 and 82,400 additional awards based on the achievement of four different research and development (R&D) milestones in 2016. Mr. Sinha, Ms. O'Neill, Dr. Mackay and Dr. Thiel had the opportunity to earn between 1,920 and 19,200 additional awards based on the achievement of four different R&D milestones in 2016. These PSUs were forfeited without consideration due to failure to achieve the specified performance metrics, as described in more detail under "Performance Share Units (PSUs)" on page 40.

(6)	The amount represents the estimated possible payouts for TSR PSUs granted to the NEO in 2016. See "Performance Share Units (PSUs)" on page 40. TSR Awards are fully vested when earned.

(7)
The amount represents the grant date fair value of options, RSUs and PSUs granted in 2016 calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. For PSUs, including TSR PSUs, the amounts represent the grant date fair value based on the probable outcome of the performance conditions. See footnote 2 to the “Summary Compensation Table” above for the amounts included in respect of PSUs and the amounts that would be included if the highest level of performance conditions were achieved. See Notes 1 and 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for details as to the assumptions used to determine the fair value of the awards.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements
We have entered into employment agreements with each of our NEOs, which were in effect during fiscal year 2016. The material terms of the employment agreements with Mr. Brennan, Mr. Anderson, Dr. Mackay, Ms. O’Neill and Dr. Thiel are described below. In addition, the employment agreements with Mr. Anderson, Dr. Mackay, Ms. O’Neill and Dr. Thiel provide for certain payments and benefits upon terminations of employment, as described below under “-Potential Payments Upon Termination or Change of Control.” As discussed above, the employment agreements with Messrs. Hallal and Sinha were terminated prior to the end of fiscal year 2016.
David Brennan
On December 12, 2016, Mr. Brennan entered into an employment agreement upon his appointment as Interim CEO. Mr. Brennan's agreement included a term expiring 26 weeks from the effective date or earlier upon the hiring of a permanent CEO, with automatic 1-month extensions if neither party gave written notice of non-renewal 30 days before end of term. Either party could terminate the agreement for any reason with 30-days’ written notice. Pursuant to the employment agreement, Mr. Brennan was entitled to a $6 million annual base salary, and was eligible to receive stock-based awards equal to the amount of awards he would be entitled to receive as a non-employee director. The agreement also entitled Mr. Brennan to a monthly housing allowance of $5,000. Under the agreement, Mr. Brennan was not entitled to participate in our annual cash incentive program. The agreement with Mr. Brennan terminated on March 27, 2017, following the appointment of Mr. Hantson as CEO, and Mr. Brennan continues to serve as a director of the Board. The agreement provides for recoupment of compensation in accordance with the Company's recoupment policy. The agreement with Mr. Brennan did not provide for any payments or benefits in connection with a termination of employment.

David Anderson
On December 12, 2016, Mr. Anderson entered into an employment agreement upon his appointment as Executive Vice President and CFO. Mr. Anderson's agreement includes a one year term, which automatically extends for 3-month periods if neither party gives written notice of non-renewal 30 days before the end of the term. Mr. Anderson is entitled to a $4.55 million annual base salary. Under the

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	49

agreement, Mr. Anderson is not eligible for an annual incentive bonus, unless the Committee determines otherwise. The agreement entitles Mr. Anderson to receive an allowance for lodging, transportation and similar costs of $5,000 per month. Mr. Anderson is eligible to receive stock-based awards under the Company’s equity incentive plan in the discretion of the Board or the Committee and to participate in the Company’s employee benefit plans as in effect for employees generally. The agreement provides for recoupment of compensation in accordance with the Company's recoupment policy.
Martin Mackay
On February 26, 2016, Dr. Mackay entered into an employment agreement with the Company. The agreement includes a three- year term, which automatically extends at the end of such term for additional one- year periods unless 60 days prior notice is given by either party. The agreement entitles Dr. Mackay to an annual base salary of $693,000, which is subject to increase in the discretion of the Company. The agreement also entitles Dr. Mackay to a target annual performance bonus of 70% of his annual base salary, with the actual amount of the bonus earned determined by the Board or the Committee and paid in accordance with the Company’ s management incentive bonus plan. Under the agreement, Dr. Mackay is eligible to receive stock-based awards under the Company’s equity incentive plan in the discretion of the Board or the Committee and to participate in the Company’s employee benefit plans as in effect for employees generally. The agreement provides for recoupment of any incentive-based compensation in accordance with the Company's recoupment policy.
Julie O’Neill
Ms. O’Neill is party to an employment agreement with Alexion Pharma International Operations Unlimited Company dated as of February 4, 2014, which governs the terms and conditions of her employment in Ireland. Under this agreement, Ms. O’Neill is entitled to receive an annual base salary, which has subsequently been increased, and a target annual bonus equal to 70% of her annual base salary, the amount of which will be determined by the Company, based on the Company’s performance and the performance of the executive and her department. The agreement also provides for certain other benefits for Ms. O’Neill, including an annual car allowance of approximately 2,100 Euros a month, participation in an Irish defined contribution pension plan and other benefit plans of the company and tax equalization payments for any work done outside of Ireland.
Carsten Thiel
Dr. Thiel is party to an employment agreement with Alexion Pharma GmbH dated as of August 12, 2014, which governs the terms and conditions of his employment in Switzerland. Under this agreement, Dr. Thiel is entitled to receive an annual base salary, which has subsequently been increased, and a target annual bonus equal to 50% of his annual base salary, the actual amount of which will be determined by the Company, based on the Company’s performance and the performance of the executive and his department. Dr. Thiel is also entitled to an annual car allowance of 2,300 Swiss Francs a month.
On December 4, 2015, Dr. Thiel also entered into a letter agreement with the Company that governs the terms and conditions of his temporary expatriate assignment to the company in the U.S. Under the letter agreement, Dr. Thiel’s annual base salary was set at 675,000 Swiss Francs and he is entitled to a target annual bonus of 70% of his eligible earnings, with the actual amount of the bonus determined by the company based on company and individual performance. Under this agreement, Dr. Thiel is entitled to certain relocation benefits, including immigration support and reimbursement for a discovery trip to the U.S. for him and his spouse, a home finding trip for him and his spouse, cross-cultural and language training, air travel to the U.S. for him and his family at the start of the assignment and temporary accommodations,

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	50

not to exceed 120 days in length, the use of a rental car, the movement of his household goods and temporary storage and certain education costs for his children and his spouse. He is also entitled to a lump sum payment of $20,000 to purchase or lease a car in the U.S., together with a gross-up for applicable taxes, a general moving allowance of $100,000, an annual housing allowance of $10,000 with respect to his home in Switzerland and $110,000 with respect to his home in the U.S. and an annual home leave allowance of $25,000. Dr. Thiel is also entitled to tax equalization payments, intended to place him in the same position with respect to his taxes as if he had not accepted the assignment, and tax consultation services. Dr. Thiel will be required to repay covered relocation benefits if his employment is terminated for cause or if he voluntarily terminates employment before the first anniversary of the date he commenced his expatriate assignment and will be required to repay 50% of them if such termination occurs after the first anniversary and before the second anniversary of the date of such assignment.

Fiscal Year 2016 Equity Awards
All of the PSUs, stock options and RSUs disclosed in the Grants of Plan-Based Awards table were granted under our Amended and Restated 2004 Incentive Plan, or 2004 Incentive Plan. All options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by the Board in accordance with the terms of the 2004 Incentive Plan. Subject to the terms of our 2004 Incentive Plan and the option agreements issued in connection with these grants, all of the options are generally scheduled to vest 25% on the first anniversary of the grant date, and one-sixteenth every three months thereafter until fully vested over four years, RSUs are generally scheduled to vest 25% on each anniversary of the grant date, and all PSUs, to the extent earned in 2016, by the NEOs vest one-third in February 2016, and are scheduled to vest one-third on each of the next two anniversaries thereafter. TSR-PSU awards vest at the end of a three year performance period. Vesting of the awards, in each case, is generally subject to the NEO’s continued employment or other service with Alexion through the applicable vesting date.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	51

Outstanding Equity Awards At 2016 Fiscal Year-End
The following table sets forth information regarding equity awards held by our NEOs as of December 31, 2016.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units or Other Rights of Stock That Have Not Vested ($) (1)
David R. Brennan (10)	07/22/14	2,706	—		167.97	07/22/24	—		—	—		—
	05/06/15	2,343	—		155.01	05/06/25	—		—	—		—
	05/11/16	—	2,294	(11)	138.86	05/11/26	835	(11)	102,162	—		—
David J. Anderson	12/12/16	—	—		—	—	8,689	(4)	1,063,099	—		—
Martin Mackay Ph.D	05/13/13	37,500	—		104.86	05/13/23	—		—	—		—
	02/28/14	18,450	15,375	(3)	176.80	02/28/24	1,500	(4)	183,525	—		—
	02/28/14	—	—		—	—	3,896	(5)	476,676	—		—
	02/28/14	—	—		—	—	—		—	460	(6)	56,281
	02/27/15	10,675	13,725	(3)	180.37	02/27/25	3,825	(4)	467,989	—		—
	08/12/15	—	—		—	—	7,842	(7)	959,469	—		—
	08/12/15	—	—		—	—	—		—	430	(6)	52,611
	02/26/16	—	31,000	(3)	140.16	02/26/26	7,000	(4)	856,450
	02/26/16	—	—		—	—	—		—	1,000	(6)	122,350
Julie O'Neill M.B.A.	02/28/14	—	—		—	—	1,450	(5)	177,408	—		—
	03/01/14	13,750	6,250	(8)	176.80	03/01/24	3,750	(2)	458,813	—		—
	03/01/14	45,000	—	(9)	176.80	03/01/24	—		—	—		—
	02/27/15	10,675	13,725	(3)	180.37	02/27/25	3,825	(4)	467,989	—		—
	08/12/15	—	—		—	—	7,842	(7)	959,469	—		—
	08/12/15	—	—		—	—	—		—	430	(6)	52,611
	02/26/16	—	31,000	(3)	140.16	2/26/26	7,000	(4)	856,450
	02/26/16	—	—		—	—	—		—	1,000	(6)	122,350

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	52

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units or Other Rights of Stock That Have Not Vested ($) (1)
Carsten Thiel, Ph.D	09/09/14	16,875	13,125	(3)	161.37	09/09/24	8,000	(4)	978,800	—		—
	02/27/15	8,006	10,294	(3)	180.37	02/27/25	2,873	(4)	351,512	—		—
	08/12/15	—	—		—	—	5,864	(7)	717,460	—		—
	08/12/15	—	—		—	—	—		—	330	(6)	40,376
	10/01/15	1,675	5,025	(3)	157.82	10/01/25	1,500	(4)	183,525	—		—
	02/26/16	—	31,000	(3)	140.16	2/26/26	5,000	(4)	611,750	—		—
	02/26/16	—	—		—	—	—		—	1,000	(6)	122,350
David Hallal	01/28/10	84,336	—		22.90	01/28/20	—		—	—		—
	02/02/11	100,000	—		42.66	02/02/21	—		—	—		—
	02/03/12	77,000	—		78.88	02/03/22	—		—	—		—
	02/06/13	68,437	—		93.83	02/06/23	—		—	—		—
	02/28/14	33,825	—		176.80	02/28/24	—		—	—		—
	02/27/15	16,628	—		180.37	02/27/25	—		—	—		—
	03/31/15	18,478	—		173.30	03/31/25	—		—	—		—
Vikas Sinha, M.B.A., C.A.	01/26/09	1,832	—		17.98	01/26/19	—		—	—		—
	01/28/10	100,000	—		22.90	01/28/20	—		—	—		—
	02/02/11	100,000	—		42.66	02/02/21	—		—	—		—
	02/03/12	86,500	—		78.88	02/03/22	—		—	—		—
	02/06/13	60,800	—		93.83	02/06/23	—		—	—		—
	02/28/14	49,200	—		176.80	02/28/24	—		—	—		—
	02/27/15	24,400	—		180.37	02/27/25	—		—	—		—
	02/26/16	31,000	—		140.16	2/26/26	—		—	—		—

(1)
The market value of the stock awards is determined by multiplying the number of shares subject to such award times $122.35, which is the closing price of the Company's common stock on December 30, 2016, the last business day of 2016.

(2)
RSU awards that vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and 12.5% vesting every six months thereafter, generally subject to Ms. O’Neill’s continued employment or other service with the Company.

(3)
Award of options that vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting every three months thereafter, generally subject to Ms. O’Neill’s continued employment or other service with the Company.

(4)
RSU awards that vest over a four-year period in equal annual installments on each anniversary of the date of grant, generally subject to Ms. O’Neill’s continued employment or other service with the Company.

(5)
Earned PSUs that vested one-third on February 5, 2015, and one-third on each anniversary thereafter, generally subject to the named executive officer’s continued employment or other service with the Company.

(6)
TSR PSUs that are earned will vest in full on the date earned, subject to the NEO’s continued employment or other service with the Company. Amounts have been reported assuming achievement of target performance goals. TSR PSUs related to fiscal year 2014 were earned at 100% of target. TSR PSUs related to years 2015 - 2016 are presented based on estimated achievement at target rates.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	53

(7)
Earned PSUs that vested one-third on February 4, 2016, and one-third on each anniversary thereafter, generally subject to the named executive officer’s continued employment or other service with the Company.

(8)
Award of options that vest over a three-year period, with 25% vesting on the first anniversary of the date of grant and 9.375% vesting every three months thereafter, generally subject to Ms. O’Neill’s continued employment or other service with the Company.

(9)	Award of options that vest 100% after a one year period, generally subject to Ms. O’Neill’s continued employment or other service with the Company.

(10)	Mr. Brennan's outstanding awards are in connection with his service as a Director. In December 2016, Mr. Brennan was appointed Interim CEO.

(11)	Award of options that vest 100% after a one year period related to Mr. Brennan's grants as a Director.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	54

Option Exercises And Stock Vested For Fiscal 2016
The following table shows exercises of stock options and restricted stock unit vesting for the year ended December 31, 2016, for each of the NEOs. In December 2016, Messrs. Brennan and Anderson were appointed as Interim Chief Executive Officer and Chief Financial Officer, respectively. They did not have any option exercises or stock vesting related to grants associated with these positions in 2016. Compensation related to Mr. Brennan's position as a Director is included within the "Director Compensation table". No NEOs exercised option awards during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David Hallal	30,353	4,353,781
Vikas Sinha, M.B.A., C.A.	41,967	5,716,328
Martin Mackay, Ph.D	18,177	2,575,427
Julie O'Neill M.B.A.	9,146	1,303,129
Carsten Thiel, Ph.D.	8,395	1,124,090

(1)	Amounts reflect the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock vested by the closing price of the Company's common stock on the vesting date.

Nonqualified Deferred Compensation
Effective June 2013, we began sponsoring a nonqualified deferred compensation plan (NQDC Plan) which allows certain highly-compensated employees, including our NEOs, to make voluntary deferrals of up to 80% of their base salary and annual cash incentives. The NQDC Plan is designed to work in conjunction with the 401(k) plan and provides for a total combined employer match of up to 6% of an employee's eligible earnings, up to the IRS annual specified contribution limits. Employee deferrals and employer matching contributions under the NQDC Plan began in the third quarter of 2013. The plan provides for immediate vesting of the match consistent with our immediate vesting of the Company match provided under our 401(k) plan. Notional accounts are maintained for each participant. Such notional accounts include employee and employer contributions and reflect the performance of investments selected by the employee or a default investment if the employee does not make a selection. These investment options include the mutual funds offered under our 401(k) plan.

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The following table sets forth information regarding the nonqualified deferred compensation of each NEO during the fiscal year ended December 31, 2016.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(5)
David R. Brennan (3)	—	—	—	—	—
David Hallal	137,500	8,100	75,774	—	834,110
David J. Anderson, M.B.A. (3)	—	—	—	—	—
Vikas Sinha, M.B.A., C.A.	138,145	8,100	41,238	—	513,397
Martin Mackay, Ph.D.	20,711	8,100	9,668	—	181,700
Julie O'Neill, M.B.A. (4)	—	—	—	—	—
Carsten Thiel, Ph.D.(4)	—	—	—	—	—
(1) Amounts reflected in this column are also included in the Summary Compensation Table under Salary.
(2) Amounts reported in this column are also included in the Summary Compensation Table under All Other Compensation.
(3) Messrs. Brennan and Anderson were appointed Interim CEO and Executive Vice President and CFO, respectively, in December 2016. They had no contributions to the nonqualified deferred compensation plan during 2016.
(4) The nonqualified deferred compensation plan is not available to employees outside of the United States.
(5) The aggregate balance amounts under the nonqualified deferred compensation plan include deferrals made for prior fiscal years. For individuals who were named executive officers in the fiscal years in which the deferrals were made, the amount of the deferred compensation was included in such individual's compensation as reported in the Summary Compensation Table included in the proxy statement for each such fiscal year.

Pension Benefits
Dr. Thiel participates in our Swiss Pension Plan, consisting of a base plan and a management plan. The plan is a government-mandated retirement fund that provides employees with a minimum investment return. The minimum investment return is determined annually and was 1.25% in 2016. Under the Swiss plan, both we and Dr. Thiel are required to make contributions into a fund managed by an independent investment fiduciary. The Company's contributions must be in an amount at least equal to the employee’s contribution. Minimum employee contributions are based on the respective employee’s age, salary, and gender. At retirement, employees receive the full amount of the management plan retirement benefit in a lump sum. The retirement benefit in the base plan may, at the employee's election, be paid in a lump sum or in an annual pension or a combination of both.
The following table sets forth information regarding the Swiss pension plan for Dr. Thiel for the fiscal year ended December 31, 2016. None of our other NEOs are entitled to any pension benefits from the Company.

Name	Plan Name	Number of Years of Credited Service	Present value of Accumulated Benefit ($) (1)
Carsten Thiel, Ph.D.	Swiss Pension Plan	2	1,080,404
(1) Amount represent the actuarial present value of accumulated pension benefits, $4,794,237, under our Swiss Pension Plan calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715 ("FASB ASC Topic 715") in excess of the plan asset investments for Dr. Thiel, and converted from Swiss Francs to U.S. dollars using the conversion rate of .9815. See Note 16 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for the valuation method and all material assumptions applied in quantifying the present value of the accrued benefit.

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Potential Payments Upon Termination or Change Of Control
We have entered into certain agreements that may require us to make payments and/or provide benefits to Mr. Anderson, Dr. Mackay, Ms. O’Neill and Dr. Thiel in connection with specified terminations of employment, in each case, subject to the applicable NEO’s execution and nonrevocation of a general release of claims. See "Severance Payments and Benefits" and “Equity Awards” below for a description of these potential severance entitlements. Certain of these agreements also contain restrictive covenants and confidentiality provisions in favor of Alexion and require the NEO to assign all rights he or she may have or acquire in proprietary information.

The tables below summarize the estimated potential payments to each of Mr. Anderson, Dr. Mackay, Ms. O’Neill and Dr. Thiel assuming that one of the events described in the table occurred. The tables assume that the relevant event occurred on December 31, 2016 and, in calculating the amounts due to the executive in connection with such event, where applicable, use the closing price of a share of our common stock on December 30, 2016, $122.35, the last business day of 2016. However, each such executive's employment was not terminated on December 31, 2016 and a change in control did not occur on that date. Moreover, there can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occurred on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact. Messrs. Brennan, Hallal and Sinha are not included in the tables below. The employment of each of Mr. Hallal and Mr. Sinha terminated on December 11, 2016, and the payments received by each former executive in connection with their respective terminations of employment are described under "Departures of and Separation Agreements with Mr. Hallal and Mr. Sinha." Mr. Brennan’s agreement, which has since expired, was in effect on December 31, 2016 but did not provide for any termination-related payments or benefits.
For purposes of the following tables, involuntary termination means a termination without cause, constructive termination, or good reason termination, as applicable, in each case as those terms are defined in the applicable executive's agreement.

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	Cash Severance Payments(1)	Value of Accelerated Equity Awards (2)	Benefit Continuation Payments(3)	Total Termination Benefits(4)
David Anderson
■Death	$373,973	$1,063,099	$39,069	$1,476,141
■Disability		$1,063,099	$39,069	$1,102,168
■Change in Control(5)	-	-	-	-
■Involuntary termination	$4,313,151	$1,063,099	$39,069	$5,415,319
■Involuntary termination after a change in control	$4,313,151	$1,063,099	$39,069	$5,415,319

	Cash Severance Payments(1)	Value of Accelerated Equity Awards (2)	Benefit Continuation Payments(3)	Total Termination Benefits(4)
Martin Mackay
■Death	$173,250	$2,996,719	$58,604	$3,228,572
■Disability		$2,996,719	$58,604	$3,055,322
■Change in Control (5)	-	$2,192,879	-	$2,192,879
■Involuntary termination	$1,767,150	$2,996,719	$58,604	$4,822,472
■Involuntary termination after a change in control	$2,356,200	$3,049,329	$58,604	$5,464,133

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	Cash Severance Payments(1)	Value of Accelerated Equity Awards (2)	Benefit Continuation Payments(3)	Total Termination Benefits(4)
Julie O'Neill
■Death	-	$2,920,127	-	$2,920,127
■Disability	-	$2,920,127	-	$2,920,127
■Change in Control(5)	-	$2,166,288	-	$2,166,288
■Involuntary termination	-	$1,812,860	-	$1,812,860
■Involuntary termination after a change in control	$865,339	$2,972,738	-	$3,838,077

	Cash Severance Payments(1)	Value of Accelerated Equity Awards (2)	Benefit Continuation Payments(3)	Total Termination Benefits(4)
Carsten Thiel
■Death	-	$2,843,047	-	$2,843,047
■Disability	-	$2,843,047	-	$2,843,047
■Change in Control(5)	-	$2,271,672	-	$2,271,672
■Involuntary termination	$979,551	$1,477,009	-	$2,456,560
■Involuntary termination after a change in control	$979,551	$2,833,422	-	$3,862,973

(1)
Represents the cash severance amounts that would be payable as a result of the event described in the table above, based on the named executive officer’s base salary and target bonus amount in effect as of December 31, 2016, as applicable, and without including any accrued but unpaid compensation, paid time-off or any bonus earned with respect to 2016 performance (prorata or otherwise) or any pay in lieu of any notice periods. Amounts for Ms. O’Neill and Dr. Thiel have been converted from Euros and Swiss Francs, respectively, to U.S. dollars at the exchange rates of 1.0517 and 0.9815. The cash severance amounts that would be payable to each of our named executive officers in connection with a termination of employment under various circumstances is described in more detail below.

(2)
Represents the value associated with cashing out unvested RSUs, earned PSUs and unearned PSUs, as applicable, that accelerate as a result of the event described in the table, based on a stock price of $122.35, which was the closing price of Alexion's common stock on December 30, 2016, the last business day of Alexion's 2016 fiscal year. No value associated with stock options held by our named executive officers is included in the table because all unvested stock options held by them as of December 31, 2016 had a per share exercise price that was in excess of the closing price of Alexion’s common stock on December 30, 2016. RSUs and PSUs were valued based on the number of shares associated with the unvested portion of each award multiplied by $122.35. Pursuant to their agreements, certain PSUs held by each of the named executive officers (other than Mr. Anderson, who held no PSUs on December 31, 2016) would vest to the extent determined in good faith by the Board based on achievement of the applicable performance conditions through termination of employment, as described in further detail under “Equity Awards” below. For purposes of this table, in connection with a change in control, the value of any earned PSUs is based on the number of earned PSUs as of December 31, 2016 and any unearned PSUs are assumed not to have vested in connection with a change in control, except that unearned PSUs granted prior to 2016 were assumed to have vested at target levels. The actual amount that would be payable with respect to unearned PSUs will be different.

(3)
Represents the estimated value of the lump sum cash payment that, after all applicable taxes and withholdings are deducted (assuming for this purpose a 45% tax rate), is the economic equivalent of the monthly health

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premiums paid by the Company on behalf of the named executive officer and his dependents as a result of the event described in the table, based on the cost of coverage under our benefit plans as of December 31, 2016.

(4)
If amounts payable to Mr. Anderson or Dr. Mckay are subject to the so-called golden parachute tax, the amount payable will be the greater of (i) the payments reduced so that no portion of the payments are subject to the golden parachute tax or (ii) the payments reduced by all applicable taxes, including the golden parachute tax.

(5)
Equity awards granted to Dr. Mackay, Ms. O’Neill and Dr. Thiel prior to 2016 would automatically vest in connection with a change in control. Beginning in 2016, we eliminated so-called “single-trigger” vesting and equity awards granted to any of our named executive officers in 2016 or later would vest following a change in control only if there was a qualifying termination of employment following such change in control, as described in more detail below.

Severance Payment and Benefits
The severance payments and benefits to which Mr. Anderson, Dr. Mackay, Ms. O’Neill and Dr. Thiel are entitled are described below. The terms cause, disability, non-renewal, constructive termination, good reason and change in control (or corollary terms) are each defined in the applicable agreements.
Mr. Anderson
If Mr. Anderson’s employment terminates (1) due to his death or disability, (2) upon non-renewal of his employment agreement, (3) other than for cause, (4) in a constructive termination, or (5) for good reason following a change in control, in each case, prior to the expiration of the term of his agreement, he will be entitled to a lump sum cash amount equal to the value of the premiums that otherwise would have been paid by the Company, after applicable tax and withholdings, for his and his eligible dependents’ participation in the Company’s health and welfare plans for the remainder of the term of his agreement. In addition, if Mr. Anderson’s employment terminates due to his death, his estate will be entitled to receive a cash lump sum equal to 30 days’ of his base salary. In addition, if Mr. Anderson’s employment terminates other than for cause, in a constructive termination, or for good reason following a change in control, in each case, prior to the expiration of the term of his agreement, Alexion will be obligated to pay Mr. Anderson, as a cash lump sum, the base salary payments he would otherwise have received during the remainder of the term of his agreement, if he had remained employed.

Dr. Mackay
If Dr. Mackay’s employment with Alexion terminates other than in connection with a change in control (1) for reasons other than cause, death, or physical or mental disability, (2) following a constructive termination, or (3) upon non-renewal of his employment agreement, Alexion will be obligated to pay Dr. Mackay, as a cash lump sum, 1.5 multiplied by the sum of (a) his then-current base salary and (b) an amount equal to his target bonus for the year in which his termination of employment occurs (such sum, the “Severance Payment”). Additionally, Dr. Mackay will be entitled to a lump sum cash amount equal to the value of the premiums that otherwise would have been paid by the Company, after applicable tax and withholdings, for his and his eligible dependents’ participation in the Company’s health and welfare for a 1.5 year period (the Health Care Benefits).
In the event that Dr. Mackay's employment with Alexion is terminated within two years after a change in control (1) by Alexion for reasons other than cause, death or physical or mental disability, (2) by him for good reason, or (3) upon non-renewal of his employment agreement, Alexion will be obligated to pay Dr. Mackay a cash lump sum payment equal to 2.0 multiplied by the Severance Payment, a pro rata amount of his target annual cash incentive award for the year in which the termination occurs, and the Health Care Benefits.
In the event that Dr. Mackay's employment with Alexion terminates due to his death, his estate will be entitled to receive a cash lump sum equal to 3 months’ of his base salary. In the event that his employment is terminated due to death or disability, Dr. Mackay (or his estate, as applicable) will also be entitled to

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	60

receive a pro rata amount of his target annual cash incentive award for the year in which the termination occurs.
Ms. O’Neill
If Ms. O’Neill’s employment is terminated by Alexion within 18 months following a change in control, she will receive a severance payment in accordance with any plan providing for executive severance as of the date of the change in control, but in no event less than the sum of her annual base salary and target annual cash incentive award for the year in which the termination occurs.
Dr. Thiel
If Dr. Thiel’s employment is terminated by Alexion, other than for performance or for cause, he will be entitled to a cash lump sum payment equal to 9 months of his annual base salary and 0.75 multiplied by the amount of any bonus he received in the calendar year immediately preceding the year of termination of employment.

Equity Awards
Equity awards granted to Dr. Mackay, Ms. O’Neill and Dr. Thiel prior to 2016 automatically vest in connection with a change in control. Equity awards granted in 2016 and after don not have this automatic “single-trigger” vesting and would only be eligible to vest on a qualifying termination of employment following a change in control to the extent provided in the recipient’s award or other agreement with Alexion. The employment agreements with Mr. Anderson and Dr. Mackay, and letter agreements entered into with Dr. Thiel in September 2014 and with Ms. O’Neill in January 2015, in each case, as amended, provide the following with respect to the effect of a termination of employment on outstanding equity awards, including a termination of employment following a change in control:
If Mr. Anderson’s employment terminates due to his death or disability, or upon non-renewal of his employment agreement: (1) all of his time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards previously granted to him will vest as determined in good faith by the Board based on the performance conditions achieved by Mr. Anderson and the Company. If Mr. Anderson’s employment terminates prior to the expiration of the term of his agreement other than for cause, in a constructive termination, or for good reason following a change in control: (1) all of his time-vesting equity awards will vest and become immediately exercisable, and (2) any earned equity awards will vest and become immediately exercisable.
If Dr. Mackay’s employment terminates other than in connection with a change in control for reasons other than cause, death, or physical or mental disability, following a constructive termination, or upon non-renewal of his employment agreement: (1) all of his time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards previously earned by him will vest and become immediately exercisable. If Dr. Mackay's employment terminates other than for cause, in a constructive termination, for good reason, or upon non-renewal of his employment agreement, as applicable, and in each case within 18 months following a change in control: (1) all of his time-vesting equity awards will vest and become immediately exercisable, (2) any earned equity awards will vest and become immediately exercisable and (3) all other unearned equity awards held by Dr. Mackay will vest as determined in good faith by the Board based on the performance conditions achieved by him and Alexion.
If Ms. O’Neill’s employment terminates due to her death or disability, or if her employment is terminated other than for cause or retirement, or in a constructive termination, in either case, within 18 months following a change in control: (1) all of her time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards previously granted to Ms. O’Neill will vest as determined in good faith by the Board based on the based on the based on the performance conditions achieved by her and Alexion. If Ms. O’Neill’s employment is terminated other than for cause or retirement, or in a

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constructive termination, in either case, not within 18 months following a change in control: (1) the time-based equity awards that would have vested within the nine months following the termination of employment will vest and become immediately exercisable, and (2) all other equity awards held by Ms. O’Neill will vest as determined in good faith by the Board based on the based on the performance conditions achieved by her and Alexion.
If Dr. Thiel’s employment terminates due to his death or disability, or if his employment is terminated other than for cause or retirement, or in a constructive termination, in either case, within 18 months following a change in control: (1) all of his time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards previously granted to Dr. Thiel will vest as determined in good faith by the Board based on the based on the performance conditions achieved by him and Alexion. If Dr. Thiel’s employment is terminated other than for cause or retirement, or in a constructive termination, in either case, not within 18 months following a change in control: (1) the time-based equity awards that would have vested within the nine months following the termination of employment will vest and become immediately exercisable, and (2) all other equity awards held by Dr. Thiel will vest as determined in good faith by the Board based on the based on the performance conditions achieved by him and Alexion.

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Director Compensation For Fiscal 2016
The following table sets forth a summary of the compensation earned by our directors and/or paid to our directors pursuant to certain agreements we have with them in 2016, other than Mr. Hallal who did not receive separate compensation for his service as a director in 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)(3)	Option Awards ($) (2)(4)	Total ($)
Felix Baker, Ph.D.	95,000	115,948	112,726	323,674
Leonard Bell, M.D.	1,695,000	115,948	112,726	1,923,674
David R. Brennan	89,837	115,948	112,726	318,511
M. Michele Burns	120,000	115,948	112,726	348,674
Christopher J. Coughlin	130,000	115,948	112,726	358,674
John T. Mollen	120,000	115,948	112,726	348,674
R. Douglas Norby	125,000	115,948	112,726	353,674
Alvin S. Parven	95,000	115,948	112,726	323,674
Andreas Rummelt, Ph.D.	120,000	115,948	112,726	348,674
Ann M. Veneman, J.D.	120,000	115,948	112,726	348,674

(1)
Represents retainer fees paid for services as a director during the fiscal year ended December 31, 2016. The amounts for Dr. Bell include consulting fees of $1,500,000 paid to Dr. Bell during 2016, as described in more detail under "Consulting Agreement with Dr. Bell" below.

(2)
See Note 1 and Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for details as to the assumptions used to determine the fair value of the equity awards granted during the year ended December 31, 2016. See also our discussions of share-based compensation under "Management's Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates."

(3)
Represents the grant date fair value of restricted stock units granted in 2016 calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. Each non-employee director held 835 unvested RSUs as of December 31, 2016. In addition, as of December 31, 2016, Dr. Bell held 23,838 unvested RSUs and 20,477 earned but unvested PSU awards, that he received as CEO.

(4)
Represents the grant date fair value of options granted in 2016 calculated in accordance with FASB ASC Topic 718., disregarding the effects of estimated forfeitures. The following current non-employee directors held the following number of option awards as of December 31, 2016: Dr. Bell, 4,637; Dr. Baker, 4,623; Mr. Brennan, 7,343; Ms. Burns, 7,343; Mr. Coughlin, 7,343; Mr. Mollen, 7,422; Mr. Norby, 7,422; Mr. Parven, 27,588; Dr. Rummelt, 14,084; Ms. Veneman, 29,634. In addition, as of December 31, 2016, Dr. Bell held 1,302,511 option awards, that he received as CEO.

Director Compensation Policy
The Board reviews director compensation each year. Following its review in February 2016, the Board made no changes to director compensation levels other than to increase the amount of the annual retainer for the Chair of the Audit and Finance Committee from $30,000 to $35,000. All other retainers and equity award values provided in 2015 were again provided in 2016. It is the Board's policy that the CEO not participate during discussions on matters of compensation for the independent directors and the CEO does not vote on such matters. Under Alexion's director compensation policy, all non-employee directors with attendance at a total of 75% attendance of the Board and Committee meetings on which he or she serves since the prior annual meeting of shareholders, were entitled to receive the following:

■	an annual retainer of $95,000 for non-Chairman members, and $195,000 for the Chairman, each paid quarterly;

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■	in addition to the retainer above, an annual retainer of $30,000 for the Lead Independent Director, paid quarterly;

■	an annual retainer of $35,000 for service as the chair of the Audit and Finance Committee, paid quarterly; and $25,000 for service as chair of each other Committee, paid quarterly;

■
a restricted stock unit award having a grant date value of $125,000, determined based on 60 day trailing average closing price of the Company's common stock, vesting on the first anniversary of the grant date, subject to the director's continued service; and

■
a stock option grant to purchase shares of common stock with a grant date value of $125,000 calculated using the Black-Scholes model. Each stock option has an exercise price equal to the closing price of a share of common stock on the date of grant and vests on the first anniversary of the grant date, subject to the director's continued service.

In 2016, the Committee recommended and the Board approved a one-time increase of the 2017 cash retainer for Mr. Coughlin of $150,000, payable quarterly in 2017, in light of Mr. Coughlin's increased time commitment as Chair of the Audit and Finance Committee.
Consulting Agreement with Dr. Bell
Following his retirement as our CEO, Dr. Bell entered into a consulting agreement with the Company (in addition to continuing to serve as Chairman of our Board). In September 2016, the agreement was amended to extend the term to March 31, 2017 and the agreement expired on such date. During 2016, Dr. Bell received consulting fees totaling $1,500,000. In addition, Dr. Bell is entitled to receive certain continued health and dental insurance coverage (or premium reimbursements for health or dental coverage obtained by Dr. Bell) for him and his dependents until he reaches the age of 65, or would have turned 65 in the event of his death. Alexion also provided Dr. Bell with office space and administrative and technical support in connection with his consulting services.
In March 2017, Dr. Bell and the Company amended a 2015 letter agreement entered into with Dr. Bell in connection with his retirement from the Board to provide that Dr. Bell’s unvested equity awards will become fully vested (to the extent earned, in the case of any PSUs held by Dr. Bell), and his stock options will remain exercisable through their applicable expiration date, if, among other things, Dr. Bell does not stand for re-election at the Company’s 2017 Annual Meeting. On March 2, 2017, the Company announced that Dr. Bell would retire and not stand for re-election at the Company’s 2017 Annual Meeting and that Mr. Brennan would succeed Dr. Bell as Chairman of the Board.

Certain Relationships and Related Party Transactions
The Board of Directors reviews and approves transactions between Alexion on the one hand and a related party, such as our directors, officers, holders of more than five percent of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the Board determined may be considered a related party, on the other hand. Prior to Board consideration of a transaction with a related party, the material facts as to the related party's relationship or interest in the transaction would be disclosed to the Board, and the transaction is not considered approved by the Board unless a majority of the directors who are not interested in the transaction approve the transaction. In determining whether to approve or ratify a related party transaction, the non interested directors take into account such factors as they deem appropriate, which include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. Please see

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"Executive Compensation-Summary Compensation Table," "Executive Compensation-Director Compensation Policy" for information regarding compensation of our executive officers and directors. There have been no other related party transactions during fiscal year 2016.
Audit and Finance Committee Report
The Audit and Finance Committee reviewed and discussed Alexion's audited financial statements for the year ended December 31, 2016 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, Alexion's independent registered public accounting firm during the year ended December 31, 2016, the matters required to be discussed by Auditing Standard No. 1301. In addition, the Audit and Finance Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board. The Audit and Finance Committee also discussed with the independent registered public accounting firm the auditors' independence from management and Alexion, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Based on the above mentioned review and discussion with management and the independent auditors, the Audit and Finance Committee recommended to the Board of Directors that Alexion's audited financial statements be included in Alexion's annual report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.
This report of the Audit and Finance Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alexion specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Audit and Finance Committee

Christopher J. Coughlin, Chairman
John T. Mollen
R. Douglas Norby
Alvin S. Parven

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Independent Registered Public Accounting Firm
The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP to serve as Alexion's independent registered public accounting firm for the year ending December 31, 2016.
Fees
The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during the years ended December 31, 2016 and 2015:

	Year Ended	Year Ended
Fees	December 31, 2016	December 31, 2015
Audit fees (1)	$5,433,482	$4,238,635
Audit related fees	$—	$—
Tax fees (2)	$305,019	$346,624
All other fees (3)	$9,000	$11,996
	$5,747,501	$4,597,255

(1)
Audit fees include fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of Alexion's annual financial statements included in its Form 10-K, the review of Alexion's financial statements included in its Forms 10-Q, as well as professional services rendered in conjunction with the audit and finance sales investigation and services related to other SEC filings and statutory audits.

(2)
Tax services for the year ended December 31, 2016 primarily include tax support series. Tax services for the year ended December 31, 2015 primarily include tax compliance services related state tax returns and other tax support and tax compliance services related to our 2015 acquisition of Synageva BioPharma Corp.

(3)	All other fees for the year ended December 31, 2016 and 2015 primarily include fees for accounting research software provided by PricewaterhouseCoopers LLP.

Pre-Approval Policies and Procedures
It is the Audit and Finance Committee's policy that it must pre-approve all audit and permissible non-audit services to be performed by Alexion's independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for Alexion in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit and Finance Committee to perform an independent review of each proposed service. The Audit and Finance Committee reviews this list and approves appropriate services which, in the Audit and Finance Committee's judgment, will not impair the auditors' independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor's independence and obtain Audit and Finance Committee approval for such service. The Audit and Finance Committee's Pre-Approval Policy authorizes the Chairman of the Audit and Finance Committee to pre-approve certain recurring services less than $250,000 and certain non-recurring services less than $50,000. The Chairman of the committee must report any such approved services at the next following meeting of the Audit and Finance Committee.
All audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the years ending December 31, 2016 and 2015 were pre-approved in accordance with the Audit and Finance Committee's pre-approval policies. The Audit and Finance Committee has also considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers' independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers' independence.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	66

Proposal No. 2 – Approve 2017 Incentive Plan
We are asking shareholders to approve the Alexion Pharmaceuticals, Inc. 2017 Incentive Plan (2017 Plan). The Board, upon the recommendation of the Leadership and Compensation Committee (Committee), approved the 2017 Plan, subject to shareholder approval, to replace the Alexion Pharmaceuticals, Inc. Amended and Restated 2004 Incentive Plan (2004 Plan). The 2004 Plan was originally approved by our shareholders on December 10, 2004 and was amended and restated on May 6, 2013. The 2017 Plan will not become effective unless it is approved by our shareholders. If the 2017 Plan is approved by our shareholders, we will no longer make grants under the 2004 Plan. The material features of the 2017 Plan are described under "Summary of the 2017 Plan" below.

The Board believes that the 2017 Plan will promote the interests of our shareholders and is consistent with principles of good corporate governance, including the following:

•
Fungible Share Design. Each stock option and stock appreciation right (SAR) granted under the 2017 Plan will be counted against the share pool as one share and each other equity award will be counted against the share pool as two shares for each share subject to such award. This ratio will also apply to shares returned to the share pool from awards under the 2004 Plan.

•
Limits on Share Recycling. Shares underlying stock options and SARs delivered under the 2017 Plan will not be recycled into the share pool if they are withheld in satisfaction of tax withholding obligations or the exercise or purchase price of the award.

•
Limitations on Awards. The 2017 Plan limits the number of stock options, SARs and other awards that may be granted to plan participants and the amount that may be paid in respect of cash awards in any calendar year. The 2017 Plan also applies an additional dollar limit on the amount of equity and cash compensation that may be granted or paid, as applicable, to non-employee directors during a calendar year, in respect of the director's service on the Board and committees, subject to certain limited exceptions.

•
Performance Awards. Under the 2017 Plan, the Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m) of the Code (Section 162(m)), as well as other performance-based awards.

•
No Discounted Stock Options or SARs. All stock options and SARs granted under the 2017 Plan must have an exercise price that is not less than the fair market value of a share of our common stock on the date of grant.

•
Restrictions on Dividends and Dividend Equivalents. The 2017 Plan prohibits participants from receiving dividends or dividend equivalents before the underlying award vests and does not permit dividends or dividend equivalents to be paid on stock options or SARs.

•
No Repricing. Other than in connection with certain corporate transactions or changes to our capital structure, the 2017 Plan prohibits the repricing of stock options or SARs and prohibits underwater stock options and SARs from being cashed-out, in each case, without obtaining shareholder approval.

•	No Single-Trigger Vesting upon a Change in Control. The 2017 Plan does not provide for the automatic acceleration of equity awards in connection with a change in control.

•	Clawback Policy. Awards under the 2017 Plan are subject to our clawback policy.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	67

Reasons for Seeking Stockholder Approval
The Board believes that equity awards are a critical part of our overall compensation program and allow us to attract and retain key talent, incentivize sustainable growth and long-term value creation, and align the interests of our employees with those of our shareholders. The Board approved the 2017 Plan because it believes, based in part on input from Frederic W. Cook & Co., Inc. (FW Cook), the independent compensation consultant to the Committee, that we will not have a sufficient number of shares available under the 2004 Plan to continue providing equity incentives at our current levels. As of March 14, 2017, there were 2,780,946 shares available for grant under the 2004 Plan. In setting the size of the share pool under the 2017 Plan, the Board considered the historical amounts of equity awards granted by the Company in the last three years. In fiscal 2014, 2015 and 2016, we made equity awards in the aggregate amounts set forth in the table below:

	Shares Underlying Stock Options	Shares Underlying Full Value Awards
2014	1,471,393	855,000
2015	1,460,901	1,540,000
2016	1,600,766	1,934,120
3-Year Average Burn Rate: 1.4%

In setting the size of the share pool under the 2017 Plan, the Board also considered the total amount of equity awards outstanding under existing grants as of March 14, 2017, as further shown in the chart below. Based on an analysis by FW Cook of the remaining shares available for grant under the 2004 Plan, the number of equity awards outstanding under the 2004 Plan, our historic burn rate, current and proposed plan features and the equity plan guidelines established by proxy advisory firms, the Board approved the 2017 Plan and the share pool authorized under it to ensure that we continue to have the ability to provide industry competitive long-term incentive compensation. Based on these same factors, we estimate that the availability of 18,500,000 shares, plus shares underlying awards granted under the 2004 Plan that are outstanding as of March 14, 2017 that could become available for grant under the terms of the 2017 Plan, will provide a sufficient additional number of shares to enable us to continue to make equity awards at our historical average annual rates for the next three to four years.

In addition, shareholder approval of the 2017 Plan will allow us to grant, if desired, performance-based compensation that is exempt from the deduction limitations under Section 162(m). Section 162(m) generally provides that compensation paid by a publicly-held corporation to its "covered employees" (the corporation’s chief executive officer and its three most highly-paid named executive officers (other than its chief executive officer or chief financial officer)) is not deductible by the corporation for U.S. federal income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by the corporation’s shareholders not less frequently than every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. For the 2017 Plan, these terms are described below under "Eligibility," "Performance Criteria," and "Individual Limits," respectively. Although shareholder approval is one of the requirements for exemption under Section 162(m), even with shareholder approval, there can be no guarantee that compensation will be treated as exempt

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	68

performance-based compensation. Furthermore, the Committee will continue to have the authority under the 2017 Plan to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Under French law (Loi Macron), we may, but are not required to, grant French-qualified RSUs in France and may choose, at our discretion, to grant non-qualified awards to employees of our French subsidiaries depending on the circumstances. The 2017 Plan provides that the Committee has the authority, in its sole discretion, to adopt plans or sub-plans as may be deemed necessary or appropriate to comply with the law of other countries, and to allow for tax-preferred treatment of awards. Shareholder approval of the 2017 Plan is also requested for these same purposes.

If the 2017 Plan is not approved by our shareholders, the 2017 Plan will not become effective and we will continue to make awards under the 2004 Plan, but the shares that remain available would be insufficient to continue to provide equity incentives at our current levels, and will affect our ability to attract and retain key talent. We believe that the terms of the 2017 Plan, including its share pool, are reasonable, appropriate, and in the best interests of our shareholders.

Existing Equity Plan Information
The 2004 Plan is the only long-term incentive plan of the Company under which equity awards may be granted to our employees and other service providers (including non-employee directors). As of March 14, 2017, 2,780,946 shares were available for grant under the 2004 Plan. If the 2017 Plan is approved by our shareholders, we will cease granting awards under the 2004 Plan, and the 2017 Plan will be our only equity plan under which we may grant future equity awards to our employees.

The table below includes aggregated information regarding awards outstanding under the 2004 Plan as of March 14, 2017, the number of shares available for future awards under our 2004 Plan as of March 14, 2017, and the proposed number of shares issuable under the 2017 Plan. We also maintain a tax-qualified employee stock purchase plan, pursuant to which 870,767 shares remained available for issuance as of March 14, 2017.

	Number of shares (as of March 14, 2017)	As a percentage of stock outstanding (225,149,097 shares as of March 14, 2017)
Outstanding stock options (with a weighted average exercise price of $124.85 and a weighted average term to expiration of 6.87 years)	6,233,675	2.8%
Outstanding restricted stock units (with performance-based restricted stock units measured at target performance)	3,517,415	1.6%
Total shares subject to outstanding awards	9,751,090	4.3%
Total shares available for future awards under 2004 Plan(1)(2)	2,780,946	1.2%%
Total overhang (total shares outstanding under existing equity awards and total shares available under existing plans)	12,532,036	5.6%
Proposed shares available for future awards under 2017 Plan(3)	18,500,000	8.2%
Total shares outstanding under existing equity awards and proposed to be reserved for issuance under 2017 Plan	28,251,090	12.5%

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	69

(1)
For purposes of the number of shares subject to outstanding awards under the 2004 Plan, each share subject to a stock option or stock appreciation right is counted as one share and each share subject to any other award is counted as 1.7 shares. If the 2017 Plan is approved, shares underlying awards granted under the 2004 Plan that become available again under the 2017 Plan will be subject to the fungible share ratio under the 2017 Plan.

(2)
We will cease granting new awards under our 2004 Plan if the 2017 Plan is approved by our shareholders and, as described below under "Authorized Shares," the shares remaining available for issuance under the 2004 Plan will not be rolled into, or otherwise available for delivery under the 2017 Plan.

(3)
For purposes of determining shares available under the 2017 Plan, each share subject to a stock option or SAR will count as one share and each share subject to any other award will count as two shares. Because the 2017 Plan does not specify a mix of stock options and SARs, on the one hand, and other awards, on the other, it is not possible to determine the amount of subsequent dilution that may ultimately result from such awards. Other share-counting provisions, including adjustments to the numbers of shares available under the 2017 Plan, are described below under "Authorized Shares."

Summary of the 2017 Plan
The following is a brief summary of the material features of the 2017 Plan. A copy of the 2017 Plan is attached as Appendix A to this Proxy Statement, and we urge shareholders to read it in its entirety. The following summary is qualified in its entirety by reference to the full text of the 2017 Plan.

Administration. The 2017 Plan is administered by the Committee, which has the discretionary authority to, among other things, interpret the 2017 Plan, determine eligibility for and grant awards, determine, modify or waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the plan and awards and otherwise do all things necessary or desirable to carry out the purposes of the 2017 Plan. Determinations of the Committee under the 2017 Plan will be conclusive and bind all persons. The Committee may delegate certain of its powers under the 2017 Plan to one or more of its members or members of the Board (including the full Board) and may delegate to one or more officers of the Company the power to grant awards to the extent permitted under the Delaware General Corporation Law. The Committee may also delegate ministerial tasks as it deems appropriate to employees or other persons. As used in this summary, the term "Committee" refers to the Leadership and Compensation Committee or its authorized delegates, as applicable.

Eligibility. Key employees, directors, consultants and advisors of the Company or its subsidiaries are eligible to participate in the 2017 Plan. Eligibility for stock options intended to be incentive stock options (ISOs) is limited to employees of the Company or certain affiliates. Eligibility for stock options, other than ISOs, and SARs is limited to individuals who are providing direct services on the date of grant of the award to the Company or certain affiliates. As of March 14, 2017, we estimate that approximately 3,200 employees, zero consultants and advisors and nine non-employee directors would be eligible to participate in the 2017 Plan.

Authorized Shares. Subject to adjustment as described below, the maximum number of shares of our common stock that may be issued in satisfaction of awards under the 2017 Plan is 18,500,000, less one share for each share subject to an option or SAR, and two shares for each share subject to an award other than an option or SAR, in each case, granted after March 14, 2017 under the 2004 Plan, plus shares of stock subject to awards outstanding under the 2004 Plan after March 14, 2017, that are canceled, cash-settled, expired, forfeited, or otherwise terminated without the delivery of shares (Share Pool). A maximum of 6,000,000 shares of the Share Pool may be issued in satisfaction of ISOs. The following rules apply in respect of the Share Pool:

•
Each share subject to an award of stock options or SARs will count as one share and each share subject to any other award will count as two shares and will be returned to the Share Pool at this same rate.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	70

•
All shares covering a SAR, any portion of which is settled in stock, and all shares withheld in satisfaction of tax withholding obligations or the exercise or purchase price of a stock option or SAR will reduce the Share Pool.

•	Shares underlying awards that are settled in cash will not reduce the Share Pool.

•	Shares underlying awards that are canceled, cash-settled, expired, forfeited, or otherwise terminated without the delivery of such shares will not reduce the Share Pool.

•	Shares that are delivered but subsequently forfeited such that those shares are returned to the Company will not reduce the Share Pool.

•
Shares that are withheld in satisfaction of tax withholding obligations with respect to equity awards other than stock options or SARs (including such equity awards that are outstanding under the 2004 Plan after March 14, 2017) will not reduce the Share Pool.

•
Shares issued under awards granted by another company and assumed or substituted-for by the Company will be in addition to and will not reduce the number of shares available for awards under the plan and will not reduce the Share Pool. However, if any substitute award that is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance of stock, the shares of stock previously subject to such award will not be available for future grants under the plan.

Shares that may be delivered under the 2017 Plan may be authorized but unissued shares or previously issued shares acquired by the Company. The closing price of our common stock as reported on the NASDAQ Stock Market on March 14, 2017 was $121.60 per share.

Individual Limits. With respect to any person in any calendar year, the maximum number of shares for which stock options may be granted, the maximum number of shares subject to SARs that may be granted, and the maximum number of shares subject to awards other than stock options, SARs and cash awards that may be granted is, in each case, 600,000 shares. The maximum amount that may be paid to any person in any fiscal year in respect of cash awards is $5 million.

Director Limits. The maximum grant date fair value of equity awards granted to any director in any calendar year, taken together with any cash fees paid during the calendar year to the director in respect of the director’s service as a member of the Board (including service as member or chair of any committees of the Board), may not exceed $750,000. The Board may make exceptions to this limit for a non-executive chair or lead director or, in extraordinary circumstances, for other individual non-employee directors; provided that the director receiving such additional compensation may not participate in the decision to award such compensation.

Types of Awards. The 2017 Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, cash awards and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with awards other than stock options or SARs under the 2017 Plan. In no event will a participant be entitled to receive any dividends or dividend equivalents payable with respect to unvested awards, if any, prior to the time that the underlying awards vest and no dividends or dividend equivalents may be paid with respect to options or SARs prior to their exercise or settlement, as applicable.

•
Stock Options and SARs. The Committee may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price of each stock option, and the base value of each SAR, granted under the 2017 Plan shall be no less than 100% of the fair market value of a share of our common stock on the date of grant (110% in the case of certain ISOs). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the 2017 Plan may not be repriced or substituted for by new stock options or SARs having a lower exercise price or base value, nor may any

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	71

consideration be paid upon the cancellation of any stock options or SARs that have a per share exercise or base price greater than the fair market value of a share of our common stock on the date of such cancellation, in each case, without shareholder approval. Each stock option and SAR will have a maximum term not more than ten years from the date of grant (or five years, in the case of certain ISOs).

•
Restricted and Unrestricted Stock and Stock Units. The Committee may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock is stock subject to restrictions requiring that it be redelivered or offered for sale to us if specified conditions are not satisfied.

•
Performance Awards. The Committee may grant performance awards, which are awards subject to performance criteria. The Committee may grant performance awards that are intended to qualify as exempt performance-based compensation under Section 162(m) and awards that are not intended to so qualify.

•
Other Stock- Based Awards. The Committee may grant other awards that are denominated or payable in, valued in whole or in part by reference to or convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as are determined by the Committee.

•	Cash Awards. The Committee may grant awards denominated in cash, including annual incentive awards.

•	Substitute Awards. The Committee may grant substitute awards, which may have terms and conditions that are inconsistent with the terms and conditions of the 2017 Plan.

Vesting; Terms of Awards. The Committee determines the terms of all awards granted under the 2017 Plan, including the time or times an award vests or becomes exercisable, the terms on which an option or SAR remains exercisable, and the effect of termination of a participant’s employment or service on awards. The Committee may at any time accelerate the vesting or exercisability of an award.

Transferability of Awards. Except as the Committee may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Performance Criteria. The 2017 Plan provides for grants of performance awards subject to "performance criteria." Performance criteria with respect to those awards that are intended to qualify as "performance-based compensation" for purposes of Section 162(m) are limited to objectively determinable measure(s) of performance relating to any or any combination of the following (measured either absolutely or comparatively (including by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated Company basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m)): sales; revenues; assets; expenses; earnings from operations, before or after taxes, or before or after deduction for all or any portion of interest, depreciation, amortization, incentives, service fees or extraordinary or special items, whether or not on a continuing operations or an aggregate or per share basis; net income or net income per common share (basic or diluted); return on assets, return on investment, return on capital, or return on equity; cash flow, free cash flow, cash flow return on investment or net cash provided by operations; economic value created or added; operating margin or profit margin; stock price, dividends or total stockholder return; development of new technologies or products; raising or refinancing of capital; successful hiring of key individuals; resolution of significant litigation; one or more operating ratios; borrowing levels; leverage ratios or credit rating; market share; capital expenditures; recapitalizations, restructurings, financings (issuance of debt or equity); or refinancings; and strategic business criteria, consisting of one or more objectives based on the following goals: meeting specified market penetration or value added, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, cost reductions or savings,

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customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third party collaborations), manufacturing or process development, legal compliance or risk reduction, patent application or issuance goals, or goals relating to acquisitions or divestitures (in whole or in part), joint ventures or strategic alliances. Performance criteria and any related targets need not be based on an increase, a positive or improved result or avoidance of loss and may be based on GAAP, non-GAAP or other metrics. Provided that the Committee has specified at least one performance criterion intended to qualify an awards as performance-based under Section 162(m), the Committee may specify other performance goals or criteria (whether or not listed above) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements of Section 162(m), or as otherwise determined by the Committee, the Committee may provide in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events occurring during the performance period such as (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, (v) impact of foreign exchange gains and losses, and (vi) any item of an unusual nature or of a type that indicates infrequency of occurrence, or both, including those described in the Financial Accounting Standards Board’s authoritative guidance, footnotes to the Company’s financial statements and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s reports on Form 10-K, 10-Q or 8-K for the applicable year.

Effect of Certain Transactions. In the event of certain covered transactions (including the consummation of a merger, consolidation, or the sale of substantially all of the Company’s assets or common stock, a change in ownership of the Company’s stock, a change in control or the dissolution or liquidation of the Company), the Committee may, with respect to outstanding awards, provide for (in each case, on such terms and restrictions as it deems appropriate):

•	The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquirer or surviving entity;

•	The acceleration of exercisability or delivery of shares in respect of any award, in full or in part; and/or

•
The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any, on such terms and conditions as the Committee determines.

Except as the Committee may otherwise determine, each award will automatically terminate immediately upon the consummation of the covered transaction, other than awards that are substituted for or assumed and any cash awards that continue following the transaction.

Adjustment Provisions. In the event of certain corporate transactions (including an extraordinary cash dividend, stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Committee shall make appropriate adjustments to the maximum number of shares that may be issued under the 2017 Plan, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of, outstanding awards, and any other provisions affected by such event.

Clawback. The Committee may cancel, rescind or otherwise limit or restrict awards (whether or not vested or exercisable), with interest and other related earnings, if a participant is not in compliance with the provisions of the 2017 Plan or the applicable award agreement or if the participant breaches any restrictive covenant agreement with the Company, and may recover any awards or payments or shares received in respect of awards or gain in respect of any award in accordance with any applicable Company clawback or recoupment policy or as otherwise required by applicable law or stock exchange listing standards.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	73

Effective Date, Amendments and Termination. If the 2017 Plan is approved by our shareholders, the 2017 Plan will become effective as of the date of such approval. No awards will be granted after the tenth anniversary of the date of such approval. The Committee may at any time amend the 2017 Plan or any outstanding award and may at any time terminate the 2017 Plan as to future grants. However, except as expressly provided in the 2017 Plan, the Committee may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Committee expressly reserved the right to do so at the time the award was granted). Any amendments to the 2017 Plan will be conditioned on shareholder approval to the extent required by law or applicable stock exchange requirements.

Certain Federal Income Tax Consequences
The following is a summary of certain U.S. federal income tax consequences associated with certain awards granted under the 2017 Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2017 Plan, nor does it cover state, local or non-U.S. taxes.

Stock Options (other than ISOs). In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (NSO) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. Generally, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives a payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Unrestricted Stock Awards. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company.

Restricted Stock Awards. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

2017 Proxy Statement Alexion Pharmaceuticals, Inc.	74

For purposes of determining capital gain or loss on a sale of shares awarded under the 2017 Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is generally taxed upon vesting and settlement (and a corresponding deduction is generally available to the Company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Section 162(m). Stock options, SARs, and certain performance awards under the 2017 Plan may be eligible for exemption from the deductibility limits of Section 162(m). However, the Compensation Committee will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Certain Change in Control Payments. Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the Company.

New Plan Benefits
The Committee has not granted any awards under the 2017 Plan subject to shareholder approval of this Proposal 2. The Committee has full discretion to determine the amount of the awards to be made to participants under the 2017 Plan, subject to the limits described above under "Individual Limits" and "Director Limits". Therefore, it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2017 Plan.

Vote Required
The 2017 Plan will be approved upon the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not be counted as shares voting on such matter and accordingly will have no effect on the approval of this Proposal 2.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE ALEXION PHARMACEUTICALS, INC. 2017 INCENTIVE PLAN.

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Proposal No. 3 – Ratification Of Appointment Of Independent Registered Public Accounting Firm
The Audit and Finance Committee has selected PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm of the Company for the year ending December 31, 2017. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the 2017 Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PwC as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the 2017 Annual Meeting. Shareholder ratification of the appointment is not required by law or otherwise. The Board is submitting this proposal to our shareholders for ratification because it believes it to be a good corporate practice.
PwC, Alexion's independent registered public accounting firm, has audited our consolidated financial statements since the year ended July 31, 2004. If our shareholders do not ratify the selection, the Audit and Finance Committee will reconsider whether or not to retain PwC, but may still retain the firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the Committee determines that a change would be in the best interests of Alexion and our shareholders. Representatives of PwC are expected to attend the 2017 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF ALEXION AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

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Proposal No. 4 – Advisory Vote on Executive Compensation
Our shareholders have an annual opportunity to cast an advisory vote to approve the compensation of our named executive officers. As described in greater detail in the Compensation Discussion and Analysis (CD&A), the primary objective of Alexion's executive compensation policy is to attract and retain its key executives and motivate our executives to achieve short- and long-term objectives and success. The Leadership and Compensation Committee approves and implements compensation programs based on these stated philosophies:

■	Ensure compensation programs are structured to attract, retain and motivate the best talent;

■	Pay for performance, reward company and individual achievement, and align the interests of our executives with those of our shareholders;

■	Ensure compensation is competitive with the companies that compete with us for talent;

■	Maintain an appropriate balance between cash and equity incentives; and

■	Be fair and consistent.
The Leadership and Compensation Committee and the Board of Directors believe that Alexion's 2016 executive compensation is strongly aligned with our philosophy, objectives and company performance. We encourage shareholders to carefully review the CD&A. The CD&A describes Alexion's executive compensation program and the considerations taken into account by the Leadership and Compensation Committee and the Board of Directors with respect to the compensation paid to the NEOs for 2016.
The Board of Directors is requesting that Alexion shareholders cast a non-binding advisory vote in favor of the following resolution:
RESOLVED, that the compensation paid to Alexion's named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and other narrative discussion, is hereby approved.
Because this proposal asks for a non-binding, advisory vote, there is no "required vote" that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Leadership and Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 4, ON AN ADVISORY BASIS.

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Proposal No. 5 – Frequency of Advisory Vote on Executive Compensation
In Proposal No. 4, we are asking shareholders to cast an advisory vote for our executive compensation programs or a “say on pay” vote. In this Proposal No. 5, the Board of Directors is asking our shareholders to cast a non-binding, advisory vote on how frequently to hold the say-on-pay votes in the future. A shareholder has the option to vote for one of the following choices: to hold the advisory vote on executive compensation every year, every two years, or every three years. Your proxy or voting instruction card allows you to choose the frequency you prefer.

The Leadership and Compensation Committee and the Board of Directors believes that an advisory vote every year is a best practice and gives all of our shareholders the ability to directly assess our executive compensation practices. Accordingly, the Board recommends to our shareholders an annual frequency for say-on-pay votes.

The frequency selected by the highest number of votes cast will be the recommendation of the shareholders. Although the vote is advisory and not binding, the Board intends to carefully consider the results of the vote when making future decisions about the frequency for holding an advisory vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF HOLDING FUTURE
SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR, ON AN ADVISORY BASIS.

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Proposal No. 6 - Shareholder Proposal Requesting that the Board Implement Confidential Shareholder Voting on Executive Pay Matters
Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified Alexion that he intends to present the following proposal at the Annual Meeting. Mr. Chevedden states that, since October 1, 2015, he has owned no fewer than 40 shares of our common stock and that he intends to meet the beneficial ownership requirements under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, until after the date of the 2017 Annual Meeting. The shareholder proposal is quoted verbatim below, followed by an opposition statement from the Board.
Shareholder Proposal
“Executive Pay Confidential Voting
Shareholders request our Board of Directors to take the steps necessary to adopt a bylaw that prior to the Annual Meeting, the outcome of votes cast by proxy on certain executive pay matters, including a running tally of votes for and against, shall not be available to management or the Board and shall not be used to solicit votes. Certain matters include the topics of say on executive pay and management-sponsored or board-sponsored resolutions seeking approval of executive pay plans. This proposal would not prohibit management access to shareholder comments submitted along with shareholder meeting ballots. This proposal is limited to executive pay items. Shareholders could still waive the confidentiality of their ballots on executive pay items - for instance by checking a box on the ballot.
Our management can now monitor incoming votes and then use shareholder money to blast shareholders with costly solicitations on matters where they have a direct self-interest such as the ratification of lucrative stock options and to obtain artificially high votes for their lucrative executive pay.
Our management can now do an end run on the effectiveness of say on pay votes. Instead of improving executive pay practices in response to disapproving shareholder votes, our management can efficiently manipulate the say on pay vote to a higher percentage. Without confidential voting our management can simply blast shareholders by using multiple professional proxy solicitor firms at shareholder expense (no disclosure of the cost) with one-way communication by mail and electronic mail (right up to the deadline) to artificially boost the vote for their self-interest executive pay ballot items.
It is important for shareholders that the company get executive pay right in order to give management the best-focused incentive for long-term shareholder value. Executive pay is not ordinary business.
Please vote to enhance shareholder value:
Executive Pay Confidential Voting- Proposal 6”
Board of Director’s Statement in Opposition
Alexion's Board of Directors unanimously recommends a vote "AGAINST" the shareholder proposal.
The Board has considered the shareholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of the Company and its shareholders.
Alexion favors transparency and encourages open communication with shareholders, which the proposal would undermine. Alexion’s Board and management believes open, transparent and informed dialogue with shareholders, including in the area of executive pay, is beneficial and a crucial component of our continuing growth and success. The shareholder proposal would cut off a beneficial component of

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this transparency and would constitute a step backwards in communications and shareholder engagement. The Board and management believes that openness, not the selective secrecy espoused by the proposal, enables Alexion to better understand our shareholders and their concerns and priorities and for shareholders to better understand Alexion and its concerns and priorities.
Preventing Alexion from monitoring voting results and restricting access to the routine information as contemplated by the shareholder proposal is not in the best interests of shareholders. Like other major and well-governed publicly traded companies Alexion can and does monitor shareholder input year-round and prior to shareholder meetings, including through voting indications, submitted proxies and vote tallies, and incorporates this information into its ordinary course monitoring of results, shareholder engagement and determinations regarding the conduct and process of the annual meeting. This information assists the Board and management in conducting an informed and productive meeting, which is in the best interests of all shareholders. Alexion’s Board and management rely on such information, including preliminary voting results, to understand shareholders’ interests and opinions and accordingly tailor its annual meeting approach to provide for efficient and productive communications. Such activities are legal, customary and beneficial to shareholders. They also enable Alexion to allocate its resources in a cost-effective manner, which also serves shareholder interests. Implementing the shareholder proposal would undermine the ability of Alexion to take actions that are in the interests of shareholders.
The shareholder proposal does not provide a sensible construct for restricting information, and fails to provide clarity as to how it would be implemented or what exactly shareholders would be asking Alexion to do. First, the shareholder proposal proposes a puzzling construct in which the Board and management would have access to a subset of preliminary voting information but no access to other categories of information provided with respect to the same annual meeting. No rationale is provided as to why such a restriction would be sensible or why the directive issued by the proponent that Alexion create new dual-track mechanisms to blind itself of access to one set of preliminary votes but not to others is appropriate. The suggestion that a new “box on the ballot” would be created for shareholders to “check” and thereby “waive the confidentiality of their ballots” does not address how Alexion’s proxy card or Broadridge’s processes would have to be altered to accommodate such a provision.
Second, the proposal is unclear as to which matters would be covered as the universe of possible votes that could touch on executive pay matters is wide, even reaching potentially the election of members of the Board’s Leadership and Compensation Committee.
Third, the terms used in the shareholder proposal are not clearly defined, creating ambiguity as to the extent to which “running tallies” deemed suspect by the proponent reach all of the different information about shareholder voting for an annual meeting, which is provided to Alexion at different points in time from investors, financial institutions, investor communications and proxy solicitation firms. Management and directors have no practical ability to control what kind of information is delivered to them from various third parties, or amend the proxy voting process and underlying “proxy plumbing” machinery to prevent certain third parties, such as the many banks, brokers and other nominees who cast votes by proxy on behalf of underlying beneficiaries and are required by law to collect voting instructions and provide voting information to Alexion, from complying with their obligations. References to “for and against” votes in the proposal also make no mention of treatment of abstentions or broker non-votes and the exclusive focus on “votes cast by proxy” by the proposal leaves open the question of what should occur to votes cast by ballot. Further, shareholders voting on the proposal have no way of knowing exactly how the proxy solicitation process would be changed and the proponent fails to address the significant risk of unintended consequences or the downsides to implementing the proposal.

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Other problematic aspects of the proposal include figuring out how Alexion could still manage to keep track of ascertaining which shareholders have voted, make efforts to encourage voting or confirm accuracy of reported voting information, satisfy legal requirements where access to covered information would be required, handle disputes over authenticity or intention of proxy votes or differentiate between contested and uncontested situations, all in a manner that would comply with the proposal.
Alexion’s efforts to understand shareholder perspectives and earn the support of shareholders are pursued responsibly and appropriately, and the supporting statement’s claims to the contrary are false and misleading. The proposal’s supporting statement also includes various false and misleading statements. These include the suggestion that Alexion engages in coercive and improper behavior when contacting shareholders, especially when contacting shareholders about executive pay and equity plan matters. Alexion discloses its use of proxy solicitors and related fees as required by SEC rules and does not engage in improper practices. Indeed, the Board believes that Alexion’s shareholder engagement initiatives, which are important efforts to understand shareholder perspectives and earn the support of shareholders, have always been conducted in a fair, appropriate and lawful manner. The Board and management also firmly believe that regular contact with shareholders is an important component of Alexion’s business, and Company’s proxy solicitations, informed by the kind of information that the shareholder proposal seems to contemplate should not be available, are a valuable component of that process.
Alexion is accountable to its shareholders and has strong governance and compensation practices. Alexion strives to maintain strong corporate governance practices that protect and enhance accountability for the benefit of Alexion and all of Alexion's shareholders. Alexion regularly reviews and continually refines its governance practices and policies to align with evolving practices and issues raised by shareholders. Alexion believes that its corporate governance structure, with its strong emphasis on Board independence, an active lead independent director and strong Board and committee involvement, provides sound and robust oversight of management.
Alexion believes part of effective corporate governance includes active engagement with shareholders and Alexion communicates with them regularly and solicits input on a number of topics including corporate governance and executive compensation.
While our shareholders have consistently supported our compensation decisions, evidenced by high "say-on-pay" support year over year, the Leadership and Compensation Committee regularly reviews, assesses, and when appropriate, adjusts Alexion's compensation programs based on feedback from our shareholders or otherwise based on best practices and trends. The Chair of Alexion's Leadership and Compensation Committee describes, for example, such adjustments made by the Committee for 2017 in his letter to shareholders contained in this proxy statement.
Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE FOREGOING SHAREHOLDER PROPOSAL.

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Beneficial Ownership Of Common Stock
The following table sets forth certain information as of March 14, 2017 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission, or SEC) of our common stock of: (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each named executive officer (NEO) listed in the Summary Compensation Table below; (iii) each director; and (iv) all directors and executive officers of Alexion as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Outstanding Shares of Common Stock
FMR LLC (3)
245 Summer Street
Boston, MA 02210	28,174,772	12.56
T. Rowe Price Associates, Inc. (4)
100 E. Pratt Street
Baltimore, MD 21202	21,087,420	9.40
BlackRock, Inc. (5)
55 East 52nd Street
New York, NY 10055	18,610,861	8.30
The Vanguard Group (6)
100 Vanguard Blvd.
Malvern, PA 19355	14,034,163	6.25
David J. Anderson, M.B.A. (7)(22)	—	*
Martin Mackay, Ph.D. (8)(22)	104,652	*
David Hallal (9)(22)	511,843	*
Carsten Thiel, Ph.D. (10)(22)	46,425	*
Vikas Sinha, M.B.A., C.A. (11)(22)	188,518	*
Leonard Bell, M.D. (12)(22)	1,602,708	*
Felix Baker, Ph.D. (13)	6,708,974	2.98
David Brennan (14)(22)	9,646	*
M. Michele Burns (15)	9,646	*
Christopher J. Coughlin (16)	9,646	*
John T. Mollen (17)	8,257	*
R. Douglas Norby (18)	11,133	*
Alvin S. Parven (19)	8,257	*
Andreas Rummelt, Ph.D. (20)	29,300	*
Ann M. Veneman, J.D. (21)	34,619	*
All directors and executive officers as a group (20 persons) (23)	9,800,623	4.35
* Less than one percent.

(1)	Unless otherwise indicated, the address of all persons is 100 College Street, New Haven, Connecticut 06510.

(2)
To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.

(3)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 14, 2017. FMR LLC has sole voting power with respect to 1,971,577 of the shares listed and sole dispositive power over all of the shares.

(4)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 6, 2017. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct investments and/or sole power to vote the

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securities. T. Rowe Price Associates, Inc., has sole voting power with respect to 6,396,906 of the shares listed and sole dispositive power over all of the shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)
These figures are based upon information set forth in Schedule 13G filed with the SEC on January 19, 2017. BlackRock, Inc. has sole voting power with respect to 16,019,560 of the shares listed and sole dispositive power over all of the shares.

(6)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 14, 2017. FMR LLC has sole voting power with respect to 1,971,577 of the shares listed and sole dispositive power over all of the shares.

(7)	Mr. Anderson was appointed Executive Vice President and Chief Financial Officer in December 2016. As such he had no vested shares of common stock on March 14, 2017.

(8)	Includes 78,975 shares of common stock which may be acquired by Dr. Mackay upon the exercise of options that are exercisable within 60 days of March 14, 2017.

(9)
Amounts for Mr. Hallal are based on shares held as of December 11, 2016, the date Mr. Hallal terminated his employment. Amounts also include 398,704 shares of common stock that may be acquired by Mr. Hallal upon the exercise of options exercisable as of December 11, 2016.

(10)	Includes 38,162 shares of common stock which may be acquired by Dr. Thiel upon the exercise of options that are exercisable within 60 days of March 14, 2017.
(11) Includes 104,600 shares of common stock which may be acquired by Mr. Sinha upon the exercise of options that are exercisable within 60 days of March 14, 2017.

(12)	Includes 1,178,160 shares of common stock that may be acquired by Dr. Bell upon the exercise of options that are exercisable within 60 days of March 14, 2017, and 9,000 shares held in a family trust.
(13) Dr. Baker has shared voting and investment power over the 6,476,002 shares of common stock owned by Baker Bros. Advisors LP and has shared voting and investment power over 94,411 shares of common stock owned by FBB Associates. Includes 12,763 and 20,226 shares acquired Julian C. Baker and Stephen R. Biggar, respectively, upon exercise of stock options issued by Synageva BioPharma Corp., acquired by the Company in June 2015.  Dr. Baker disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein. Dr. Baker joined the Board of Directors in June 2015.
(14)Includes 7,343 shares of common stock which may be acquired by Mr. Brennan upon the exercise of options that are exercisable within 60 days of March 14, 2017.
(15) Includes 7,343 shares of common stock which may be acquired by Mr. Burns upon the exercise of options that are exercisable within 60 days of March 14, 2017.
(16)Includes 7,343 shares of common stock which may be acquired by Mr. Coughlin upon the exercise of options that are exercisable within 60 days of March 14, 2017.
(17) Includes 7,422 shares of common stock which may be acquired by Mr. Mollen upon the exercise of options that are exercisable within 60 days of March 14, 2017.
(18)Includes 7,422 shares of common stock which may be acquired by Mr. Norby upon the exercise of options that are exercisable within 60 days of March 14, 2017.
(19) Includes 7,422 shares of common stock which may be acquired by Mr. Mollen upon the exercise of options that are exercisable within 60 days of March 14, 2017.
(20)Includes 14,084 shares of common stock which may be acquired by Dr. Rummelt upon the exercise of options that are exercisable within 60 days of March 14, 2017.
(21)Includes 29,634 shares of common stock which may be acquired by Ms. Veneman upon the exercise of options that are exercisable within 60 days of March 14, 2017.
(22)Named executive officer under Item 402 of Regulation S-K.
(23)Includes 2,333,694 shares of common stock which may be acquired by all directors and officers as a group upon the exercise of options that are exercisable within 60 days of March 14, 2017, and 8,350 shares of common stock which will be acquired upon the vesting of restricted stock units that will vest within 60 days of March 14, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership of our stock and reports of changes in that beneficial ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file with the SEC.
Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2016 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

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Additional Information
Shareholder Proposals
Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2018 Annual Meeting of Shareholders, the proposal must be received by us, Attention: Corporate Secretary, at our principal executive offices by December 31, 2017.
Shareholder proposals not intended to be included in our 2018 Proxy Statement for Alexion's 2018 Annual Meeting of Shareholders will be timely if delivered no earlier than December 1, 2017 and no later than the close of business on December 31, 2017. Unless such notice is received by us, Attention: Corporate Secretary, at our principal executive offices, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

Other Shareholder Communications with the Board of Directors
Generally, shareholders who have questions or concerns should contact our investor relations team. For questions and communications shareholders wish to address directly to the Board, shareholders should address such communications to the Board, the particular committee, or particular director, c/o Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, Connecticut 06510, Attention: Corporate Secretary. All such communications should include a representation from the submitting shareholder setting forth the shareholder's address and the number of shares of Alexion common stock beneficially owned by the shareholder.
The Corporate Secretary will (i) be primarily responsible for monitoring communications from shareholders and (ii) provide copies or summaries of such communications to the Board, the relevant committee, or the director to whom such communication is addressed, as the Corporate Secretary considers appropriate. Each shareholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the Corporate Secretary considers to be important for the directors, or director, to know. In general, shareholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than shareholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
The Board will give appropriate attention to written communications on such issues and will respond as appropriate.

"Householding" of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Alexion and some brokers "household" proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Alexion that they or Alexion will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are

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held in a brokerage account, or Alexion if you hold shares directly in your name. You can notify Alexion by sending a written request to Corporate Secretary, Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, Connecticut 06510 or by calling (475) 230-2596.
Other Business
Other than the matters described in this proxy statement, the Board of Directors knows of no other business to be acted upon at the 2017 Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.
The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the 2017 Annual Meeting, please sign the proxy and return it in the enclosed envelope. If you need directions to the meeting, please call Alexion's Investor Relations at (475) 230-2596.
A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 2016 WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER REQUESTING IT IN WRITING FROM: ALEXION PHARMACEUTICALS, INC., 100 COLLEGE STREET, NEW HAVEN, CONNECTICUT 06510, ATTN: INVESTOR RELATIONS

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Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The following table presents the reconciliation of GAAP to Non-GAAP net income (in millions, except per share amounts) for the years ended December 31, 2016 and 2015:

	Year ended December 31,
	2016	2015
GAAP net income	$399	$144
Share-based compensation expense	192	227
Fair value adjustment of inventory acquired	11	—
Amortization of purchased intangible assets	322	117
Change in fair value of contingent consideration	36	64
Acquisition-related costs	2	39
Restructuring expenses	3	42
Impairment of intangible assets	85	—
Upfront and milestone payments related to license and collaboration agreements	10	130
Non-cash taxes	(6)	251
Non-GAAP net income	$1,054	$1,014

GAAP Earnings Per Share - Diluted	$1.76	$0.67
Non-GAAP Earnings Per Share - Diluted (1)	$4.62	$4.65

(1) Previously reported non-GAAP tax expense and diluted EPS have been modified to conform to the current non-GAAP income tax definition adopted in Q2 2016. Previously reported non-GAAP EPS was $4.99 for the year ended December 31, 2015.

A-1

Appendix B

ALEXION PHARMACEUTICALS, INC.
2017 INCENTIVE PLAN

1.	DEFINED TERMS
Exhibit A, which is incorporated by reference, defines the terms used in the Plan and includes certain operational rules related to those terms.

2.	PURPOSE
The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock, Stock-based and other incentive Awards.

3.	ADMINISTRATION
The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the form of settlement of Awards (whether in cash, shares of Stock, or other property); prescribe forms, rules and procedures relating to the Plan and Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan are conclusive and will bind all persons.

4.	LIMITS ON AWARDS UNDER THE PLAN
(a)Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be issued in satisfaction of Equity Awards under the Plan on and after the Effective Date shall be 18,500,000 shares, less one (1) share for every one (1) share that was subject to an option or stock appreciation right granted after March 14, 2017 under the Prior Plan and two (2) shares for every one (1) share that was subject to an award other than an option or stock appreciation right granted after March 14, 2017 under the Prior Plan, as further adjusted to include the number of shares that become available in accordance with Section 4(b) below. Subject to adjustment as provided in Section 7(b), after the Effective Date up to 6,000,000 shares of Stock may be issued under the Plan in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan.
(b)Share Counting Rules.
(1)Fungible Share Pool. Subject to adjustment as provided under Section 7(b), (A) any Stock Option or SARs shall be counted against the share limits specified in Section 4(a) as one (1) share for each share of Stock subject to such Stock Option or SAR, and (B) any full-value Equity Award (i.e., an Award that is not a Stock Option or SAR) shall be counted against the share limits specified in Section 4(a) as two (2) shares for each one share of Stock subject to such Award. To the extent a share that was subject to an Award or an award outstanding under the Prior Plan after March 14, 2017 is returned to the Plan pursuant to Section 4(b)(2), the share reserve will be credited on the same basis as described in the preceding sentence.
(2)Share Counting. Shares of Stock that are deliverable under an Award that is canceled, cash-settled, expired, forfeited, or otherwise terminated without the delivery of such shares (other than pursuant to clause (B) of Section 4(b)(3) below) will not be counted as delivered, and will remain available for delivery pursuant to Section 4(a) above. Shares of Stock delivered but subsequently forfeited such that those shares are returned to the Company will again be available for delivery pursuant to Section 4(a) above. In the event that withholding tax liabilities arising from a full-value Equity Award are satisfied by the tendering of shares of Stock (either actually or by attestation) or by the withholding of shares of Stock by the Company, the shares so tendered or withheld will again be available for delivery pursuant to Section 4(a) above. The provisions of this Section 4(b)(2) will apply on the same basis to awards outstanding under the Prior Plan after March 14, 2017 and, in accordance with the foregoing share counting rules, the applicable shares of Stock subject to such Prior Plan awards will again be available for delivery pursuant to Section 4(a).
(3)No Recycling of Stock Options or SARs. Notwithstanding anything to the contrary, the following shares of Stock will be counted as delivered, and will not again become available for delivery pursuant to Section 4(a) above: (A) shares of Stock tendered by a Participant or withheld by the Company as full or partial payment to the Company upon exercise of Stock Options; (B) shares of Stock reserved for issuance upon stock-settlement of SARs, to the extent that the number of shares of Stock subject to such SARs exceeds the number of shares of Stock actually issued upon exercise of such SARs; (C) shares of Stock withheld by, or otherwise tendered or remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of Stock Options or SARs; and (D) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Stock Options.
(c)Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), Stock issued under Substitute Awards will be in addition to and will not reduce the number of shares available for Awards under the Plan set forth in Section 4(a), but, notwithstanding anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance of Stock, the shares of Stock previously subject to such Award will not be available for future grants under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to the per-Participant Award limits described in Section 4(e) below.
(d)Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.
(e)Individual Limits.
(1)The following additional limits apply to Awards of the specified type granted or, in the case of Cash Awards, payable to any person in any calendar year:
(A)Stock Options: 600,000 shares of Stock.
(B)SARs: 600,000 shares of Stock.
(C)Awards other than Stock Options, SARs or Cash Awards: 600,000 shares of Stock.
(D)Cash Awards: $5,000,000.
In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year are aggregated and made subject to one limit; (ii) the limits applicable to Stock Options and SARs refer to the number of shares of Stock underlying those Awards; (iii) the share limit under clause (C) refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (C) assuming a maximum payout; (iv) Awards other than Cash Awards that are settled in cash count against the applicable share limit under clause (A), (B) or (C) and not against the dollar limit under clause (D); and (v) the dollar limit under clause (D) refers to the maximum dollar amount payable under a Cash Award assuming a maximum payout. To the extent applicable, the foregoing provisions will be construed in a manner consistent with Section 162(m), including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.
(2)Notwithstanding the foregoing limits, the maximum grant date fair value of Equity Awards (calculated in accordance with the Accounting Rules) granted to any Director in any calendar year, taken together with any cash fees paid during the calendar year to the Director, in each case, in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $750,000. The Board may make exceptions to this limit for a non-executive chair or lead director of the Board or, in extraordinary circumstances, for other individual Directors, as the Board may determine in its discretion, provided that the Director receiving such additional compensation may not participate in the decision to award such compensation.

5.ELIGIBILITY AND PARTICIPATION
The Administrator shall select Participants from among key Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

6.	RULES APPLICABLE TO AWARDS
(a)All Awards.
(1)Award Provisions. The Administrator shall determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator. No term of an Award shall provide for automatic, nondiscretionary “reload” grants of additional Awards upon the exercise of an Option or SAR or otherwise as a term of an Award.
(2)Term of Plan. The Plan shall be effective as of the Effective Date. No Awards may be made after 10 years from the Effective Date, but previously granted Awards may continue beyond that date in accordance with their terms. After the Effective Date, no awards may be granted under the Prior Plan. As of March 14, 2017, there were 9,751,090 shares of Stock underlying awards outstanding under the Prior Plan.

(3)Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such limitations as the Administrator may impose.
(4)Vesting, etc. The Administrator shall determine the time or times at which an Award vests or becomes exercisable and the terms on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:
(A)Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.
(B)Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
(C)Subject to (D) below, all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the cessation of the Participant’s Employment (or, if the Participant’s Employment is terminated by reason of the Participant’s Disability and the Participant dies within one year of such cessation of Employment, then the first anniversary of the later death of such Participant) or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
(D)All Stock Options and SARs (whether or not exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.
(5)Recovery of Compensation. The Administrator may provide in any case that outstanding Awards (whether or not vested or exercisable) and the proceeds from the exercise or disposition of Awards or Stock acquired under Awards will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the

Participant to whom the Award was granted violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound, or (ii) any Company policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Administrator may require forfeiture and disgorgement to the Company of outstanding Awards and the proceeds from the exercise or disposition of Awards or Stock acquired under Awards, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act and any related Company policy. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder. Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).
(6)Taxes. The delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Administrator may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Administrator. The Administrator shall prescribe such rules for the withholding of taxes with respect to any Award as it deems necessary. The Administrator may hold back shares of Stock from an Equity Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules).
(7)Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator, including providing for the reinvestment of such amounts in the form of additional Equity Awards) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that notwithstanding anything to the contrary in the Plan (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Options or SARs prior to their exercise or settlement, as applicable. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to additional limits or restrictions as the Administrator may impose.
(8)Rights Limited. Nothing in the Plan may be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.
(9)Section 162(m). In the case of any Performance Award (other than a Stock Option or SAR) intended to qualify for the performance-based compensation exception under Section 162(m), the Administrator shall establish the Performance Criterion (or Criteria) applicable to the Award within the time period required under Section 162(m) and the grant, vesting or payment, as the case may be, of the Award will be conditioned upon the satisfaction of the Performance Criterion (or Criteria) as certified by the Administrator. The Administrator may grant an Annual Incentive Award to a Participant who is designated by the Administrator as likely to be a “covered employee” (within the meaning of Section 162(m)). Unless otherwise determined by the Administrator, such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Section 162(m). The Administrator may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards, including Annual Incentive Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the Performance Criteria during the given performance period, as specified by the Administrator. The Administrator may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.
(10)Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or any of its subsidiaries and is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan will be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.
(11)Section 409A.
(A)Without limiting the generality of Section 11(b) hereof, each Award will contain such terms as the Administrator determines and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.
(B)Notwithstanding Section 9 of this Plan or any other provision of this Plan or any Award agreement to the contrary, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or advisable to avoid the imposition of an additional tax, interest or penalty under Section 409A.
(C)If a Participant is deemed on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(11)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.
(D)For purposes of Section 409A, each payment made under this Plan will be treated as a separate payment.
(b)Stock Options and SARs.
(1)Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.
(2)Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise (other than a Substitute Award) must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.
(3)Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price must be by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.
(4)Maximum Term. The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2) above).
(5)No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash, another Award or other consideration.

7.EFFECT OF CERTAIN TRANSACTIONS
(a)Mergers, etc. Except as otherwise expressly provided in an Award agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:
(1)Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (A) the assumption or continuation of some or all outstanding Awards or any portion thereof or (B) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.
(2)Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Equity Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, however, for the avoidance of doubt, that if the exercise or purchase price (or base value) of an Equity Award is equal to or greater than the Fair Market Value of one share of Stock, the Award may be cancelled with no payment due hereunder or otherwise in respect of such Equity Award.
(3)Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4)Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon consummation of the Covered Transaction, other than (A) any Award that is assumed or substituted pursuant to Section 7(a)(1) above, and (B) any Cash Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.
(5)Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or an acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.
(b)Changes in and Distributions with Respect to Stock.
(1)Basic Adjustment Provisions. In the event of an extra ordinary cash dividend, stock dividend, spin-off, stock split or combination of shares (including a reverse stock split), recapitalization, reorganization, merger, consolidation or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the maximum number of shares of Stock specified in Section 4(a) that may be issued under the Plan and to the maximum share limits described in Section 4(e), and shall make appropriate adjustments to the number and kind of shares of stock or securities underlying Equity Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.
(2)Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and the performance-based compensation rules of Section 162(m), to the extent applicable.
(3)Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.LEGAL CONDITIONS ON DELIVERY OF STOCK
The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION
The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code) or applicable stock exchange requirements, as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS
The existence of the Plan or the grant of any Award will not affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS
(a)Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.
(b)Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12.ESTABLISHMENT OF SUB-PLANS
The Administrator may at any time and from time to time establish one or more sub-plans under the Plan (for local-law compliance purposes or other administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, such limitations on the Administrator’s discretion under the Plan, and such additional terms and conditions, as the Administrator deems necessary or desirable. Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies (as determined by the Administrator).

13.	GOVERNING LAW
(a)Certain Requirements of Corporate Law. Equity Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.
(b)Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the domestic substantive laws of the State of Connecticut govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
(c)Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Connecticut for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Connecticut; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

13

EXHIBIT A
Definition of Terms
The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:
“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.
“Administrator”: The Committee, except that the Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.
“Annual Incentive Award”: means a Performance Award granted to a Participant representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of up to and including one fiscal year.
“Award”: Any or a combination of the following:
(i) Stock Options.
(ii) SARs.
(iii) Restricted Stock.
(iv) Unrestricted Stock.
(v) Stock Units, including Restricted Stock Units.
(vi) Performance Awards.
(vii) Cash Awards.
(viii) Awards (other than Awards described in (i) through (vii) above) that are denominated or payable in, valued in whole or in part by reference to or convertible into or otherwise based on Stock.
“Board”: The Board of Directors of the Company.
“Cash Award”: An Award denominated in cash, which may include an Annual Incentive Award (to the extent denominated in cash).
“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Cause” means, as determined by the Administrator, the Participant’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services, unsatisfactory performance of services, material breach of any written agreement between the Participant and the Company or any of its affiliates or other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company.
“Change in Control”: Unless otherwise provided in an Award agreement or in any other plan or agreement relating to the Award, after the Effective Date, the occurrence of any of the following:
(i) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company) becomes the beneficial owner (except that a Person shall be deemed to be the beneficial owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 50% or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;
(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;
(iii) the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other corporation, other than a merger or consolidation which would result in the stockholders of the Company immediately prior to such merger or consolidation holding, directly or indirectly, more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation in substantially the same proportions as their ownership of the Stock immediately prior to such merger or consolidation ; or
(iv) the consummation of a sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).
Solely with respect to any Award that constitutes “nonqualified deferred compensation” subject to Section 409A and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A without altering the definition of Change in Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.
“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.
“Committee”: The Leadership and Compensation Committee of the Board.
“Company”: Alexion Pharmaceuticals, Inc., a Delaware corporation.
“Covered Transaction”: Any of the consummation of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a dissolution or liquidation of the Company or (iv) a Change in Control. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.
Solely with respect to any Award that constitutes “nonqualified deferred compensation” subject to Section 409A and that is payable on account of a Covered Transaction (including any installments or stream of payments that are accelerated on account of a Covered Transaction), a Covered Transaction shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A without altering the definition of Covered Transaction for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Covered Transaction.
“Director”: A member of the Board who is not an Employee.
“Disability”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Disability,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Disability” shall mean the inability of a Participant to perform the customary duties of his or her Employment by reason of a physical or mental incapacity which is expected to result in death or to be of indefinite duration.
“Effective Date”: The date the Plan is approved by the Company’s stockholders.
“Employee”: Any person who is employed by the Company or any of its subsidiaries.
“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or any of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.
“Equity Award”: An Award other than a Cash Award.
“Exchange Act”: The Securities Exchange Act of 1934, as amended.
“Prior Plan”: The Company’s Amended and Restated 2004 Incentive Plan as in effect immediately prior to the Effective Date.
“Fair Market Value”: As of a particular date, the fair market value of Stock, Awards or other property as determined by the Administrator or under procedures established by the Administrator, in accordance, where applicable, with the requirements of Section 422 and Section 409A. Unless otherwise determined by the Administrator, the Fair Market Value of Stock as of a particular date shall be the closing sale price per share of Stock reported on the principal stock exchange or market on which Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported.
“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.
“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.
“Participant”: A person who is granted an Award under the Plan.
“Performance Award”: An Award subject to Performance Criteria. The Administrator may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended to so qualify.
“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any, or any combination of, the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated Company basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m)): sales; revenues; assets; expenses; earnings from operations, before or after taxes, or before or after deduction for all or any portion of interest, depreciation, amortization, incentives, service fees or extraordinary or special items, whether or not on a continuing operations or an aggregate or per share basis; net income or net income per common share (basic or diluted); return on assets, return on investment, return on capital, or return on equity; cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; economic value created or added; operating margin or profit margin; stock price, dividends or total stockholder return; development of new technologies or products; raising or refinancing of capital; successful hiring of key individuals; resolution of significant litigation; one or more operating ratios; borrowing levels; leverage ratios or credit rating; market share; capital expenditures; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; and strategic business criteria, consisting of one or more objectives based on the following goals: meeting specified market penetration or value added, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third party collaborations), manufacturing or process development, legal compliance or risk reduction, patent application or issuance goals, or goals relating to acquisitions or divestitures (in whole or in part), joint ventures or strategic alliances. Any Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. Provided that the Administrator has specified at least one Performance Criteria intended to qualify an Award as performance-based under Section 162(m), the Administrator may specify other performance goals or criteria (whether or not listed herein) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), or as otherwise determined by the Administrator, the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events occurring during the performance period such as: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, (v) impact of foreign exchange gains and losses, and (vi) any item of an unusual nature or of a type that indicates infrequency of occurrence, or both, including those described in the Financial Accounting Standards Board’s authoritative guidance, footnotes to the Company’s financial statements and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s reports on Form 10-K, 10-Q or 8-K for the applicable year.
“Plan”: The Alexion Pharmaceuticals, Inc. 2017 Incentive Plan, as from time to time amended and in effect.
“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified service or performance-based conditions are not satisfied.
“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.
“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.
“Section 409A”: Section 409A of the Code.
“Section 422”: Section 422 of the Code.
“Section 162(m)”: Section 162(m) of the Code.
“Stock”: Common stock of the Company, par value $0.0001 per share.
“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.
“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Equity Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.
“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

Form Of Proxy Card
ALEXION PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May 10, 2017.
David Brennan and Dave Anderson, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. (the "Company") held of record by the undersigned on March 14, 2017, at the Annual Meeting of Shareholders to be held at 5:30 p.m. on Monday, May 10, 2017 at The Study at Yale, 1157 Chapel Street, New Haven, CT 06511 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW, IN FAVOR OF PROPOSALS 2,3 AND 4, FOR A FREQUENCY OF ONE YEAR FOR PROPOSAL 5, AND AGAINST PROPOSAL 6. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

1	Proposal – Election of Directors-Nominees are:
Felix Baker, David R. Brennan, M. Michele Burns, Christopher J. Coughlin, Ludwig N. Hantson, John T. Mollen, R. Douglas Norby, Alvin S. Parven, Andreas Rummelt and Ann M. Veneman.
☐   FOR ALL
☐    AGAINST ALL to vote for the listed nominees.
☐     FOR ALL EXCEPT (do not vote for the nominee(s) whose name(s) appears(s) below):

2	Proposal No. 2 – To Approve Alexion's 2017 Incentive Plan
                    ☐      FOR            ☐      AGAINST        ☐      ABSTAIN

3	Proposal No. 3 – Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.
                    ☐      FOR            ☐      AGAINST        ☐     ABSTAIN

4	Proposal No. 4 – Approval of a non-binding advisory vote of the 2016 compensation paid to Alexion's named executive officers.

                    ☐      FOR            ☐      AGAINST        ☐     ABSTAIN

5	Proposal No. 5 – To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation.
                    ☐      1 YEAR            ☐      2 YEARS        ☐     3 YEARS  ☐     ABSTAIN

6	Proposal No. 6 – To request the Board implement confidential voting on executive pay matters.
                    ☐      FOR            ☐      AGAINST        ☐     ABSTAIN
IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated                                                                              , 2017

Signature

Signature if held jointly
The above-signed acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.